                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549


                                   FORM 11-K

(Mark One)

[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
      1934

For the fiscal year ended December 31, 2006
                          -----------------

OR

[   ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
      OF 1934

For the transition period from ___________to ______________

Commission file number 001-16167
                       ---------

         A. Full title of the plan and the address of the plan, if different from that of issuer named below:

                     MONSANTO SAVINGS AND INVESTMENT PLAN


         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                               MONSANTO COMPANY
                           800 North Lindbergh Blvd.
                              St. Louis, MO 63167

                     MONSANTO SAVINGS AND INVESTMENT PLAN

                FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                FOR THE PLAN YEAR ENDED DEC. 31, 2006, AND 2005

                                      AND

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                     MONSANTO SAVINGS AND INVESTMENT PLAN



                                FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES


                                               TABLE OF CONTENTS

                                                                                                          PAGE
Report of Independent Registered Public Accounting Firm                                                      1

Financial Statements:

     Statements of Net Assets Available for Benefits as of Dec. 31, 2006, and 2005                           2

     Statement of Changes in Net Assets Available for Benefits for the
         Plan Year Ended Dec. 31, 2006                                                                       3

     Notes to Financial Statements                                                                           4

Supplemental Schedules:

     1. Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as
           of Dec. 31, 2006                                                                                 12

     2. Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Acquired and
           Disposed of Within Year) for the Plan Year Ended Dec. 31, 2006                                   68

     3. Form 5500, Schedule H, Part IV, Line 4j - Schedule of Reportable Transactions for the
           Plan Year Ended Dec. 31, 2006                                                                   110

Signature                                                                                                  115

Exhibit Index                                                                                              116


         NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Monsanto Company Employee Benefits Plan Committee

We have audited the accompanying statements of net assets available for benefits of Monsanto Savings and Investment Plan (the "Plan") as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) Schedule of Assets (Held at End of Year) as of December 31, 2006, (2) Schedule of Assets (Acquired and Disposed of Within Year) for the Plan Year Ended December 31, 2006, and (3) Schedule of Reportable Transactions for the Plan Year Ended December 31, 2006 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2006 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



Deloitte & Touche LLP
St. Louis, Missouri
June 14, 2007

MONSANTO SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
-----------------------------------------------------------------------------------------------------------------------


(Dollars in thousands)                                                                      AS OF DEC. 31,
                                                                                ---------------------------------------
                                                                                      2006                2005
                                                                                ---------------------------------------
ASSETS:
   Investments:
         Common stock--Monsanto Company--Allocated                                $    532,850        $    378,555
         Common stock--Monsanto Company--Unallocated                                   208,147             191,912
                                                                                ---------------------------------------
              Total Common stock--Monsanto Company                                     740,997             570,467
         Cash and temporary investments                                                 40,143              44,248
         Debt securities including U.S. Government securities (securities
                  on loan $25,649 in 2006 and $36,207 in 2005)                         101,875              89,238
         Common stock--Pfizer Corporation                                                   --              57,610
         Common stock--Solutia Inc.                                                        270                 185
         Common stock--other (securities on loan $46,809 in 2006
                  and $32,642 in 2005)                                                 530,778             444,735
         Collective investment funds                                                   271,425             203,353
         Guaranteed investment contracts (underlying securities on
                  loan $96,427 in 2006 and $116,822 in 2005) at fair value             461,561             445,419
         Loans to participants                                                          19,039              17,422
                                                                                ---------------------------------------
                  Total investments                                                  2,166,088           1,872,677

   Receivables:
         Employer contribution receivable                                               38,681                  --
         Employee contributions receivable                                               2,621               1,793
         Dividends and interest receivable                                               4,680              13,238
                                                                                ---------------------------------------
                  Total receivables                                                     45,982              15,031

   Non-interest bearing cash                                                                --               2,800
   Collateral held under securities lending agreements                                 173,169             190,237
                                                                                ---------------------------------------

                  Total assets                                                       2,385,239           2,080,745
                                                                                ---------------------------------------

LIABILITIES:
   Liability to return collateral held under securities lending agreements             173,169             190,237
   Deferred employer contribution                                                       38,681                  --
   ESOP debt                                                                            12,224              14,907
   Net amount payable for investment securities transactions and other                   4,565               8,665
                                                                                ---------------------------------------

                  Total liabilities                                                    228,639             213,809
                                                                                ---------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE                                      2,156,600           1,866,936
                                                                                ---------------------------------------

   Adjustment from fair value to contract value for
         fully benefit-responsive investment contracts                                  (1,689)             (9,119)
                                                                                ---------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS                                                 $  2,154,911        $  1,857,817
                                                                                =======================================


See accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
-------------------------------------------------------------------------------------------------------------------


(Dollars in thousands)                                                                                YEAR ENDED
                                                                                                       DEC. 31,
                                                                                                   -----------------
                                                                                                         2006
ADDITIONS:
  Contributions:
         Employee contributions                                                                      $    74,261
         Employer contributions                                                                            4,333
         Transfers from other plans                                                                       14,158
         Rollovers from other plans                                                                        9,532
                                                                                                   -----------------
                  Total contributions                                                                    102,284

  Investment income:
         Appreciation in fair value of investments
             Common stock--Monsanto Company                                                              196,901
             Debt securities                                                                                 190
             Common stock--Pfizer Corporation                                                                998
             Common stock--Solutia Inc.                                                                      106
             Common and preferred stock--other                                                            53,924
             Collective investment funds                                                                  39,487
                                                                                                   -----------------
                  Total appreciation in fair value of investments - net                                  291,606
         Interest                                                                                         32,913
         Dividends                                                                                        11,979
                                                                                                   -----------------
                  Total investment income                                                                336,498

                  Total additions                                                                        438,782
                                                                                                   -----------------

DEDUCTIONS:
  Interest expense on ESOP debt                                                                             (687)
  Administrative expenses                                                                                 (5,654)
  Benefits paid to participants                                                                         (135,347)
                                                                                                   -----------------
                  Total deductions                                                                      (141,688)
                                                                                                   -----------------

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS                                                            297,094

NET ASSETS AVAILABLE FOR BENEFITS -- Beginning of year                                                 1,857,817
                                                                                                   -----------------

NET ASSETS AVAILABLE FOR BENEFITS -- End of year                                                     $ 2,154,911
                                                                                                   =================



See accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2006
--------------------------------------------------------------------------------


NOTE 1.    INFORMATION REGARDING THE PLAN

--------------------------------------------------------------------------------

GENERAL
-------
The following description of the Monsanto Savings and Investment Plan (the "Plan" or the "SIP") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

The Plan was established as of June 11, 2001, as a successor to a portion of the Pharmacia Corporation Savings and Investment Plan ("Pharmacia Plan") for the benefit of certain employees and former employees ("Transferred Participants") of Monsanto Company ("Monsanto" or the "Company"). Effective July 1, 2001, the assets of the Pharmacia Plan that were allocated to the accounts of the Transferred Participants were transferred to the trust established under the Plan. Also effective July 1, 2001, a portion of the unallocated assets and liabilities (primarily debt) of the leveraged employee stock ownership plan ("ESOP") component of the Pharmacia Plan were transferred to the Plan.

Effective July 1, 2001, through June 30, 2002, the assets of the trust established under the Plan were collectively invested with the assets of the Pharmacia Plan in the Pharmacia Corporation and Monsanto Company Defined Contribution and Employee Stock Ownership Master Trust (the "Master Trust"). Within the Master Trust, each participating plan was entitled to an interest in the Master Trust's net assets and net earnings. Effective as of July 1, 2002: (i) assets and liabilities from the Master Trust representing the Pharmacia Plan's interest and obligations in and under the Master Trust were transferred to the Pharmacia Savings Plan Master Trust and the Pharmacia Savings Plan ESOP Trust for Pharmacia Common Stock; and (ii) Monsanto and the trustee of the Plan entered into the Monsanto Company Defined Contribution and Employee Stock Ownership Master Trust Agreement which is the trust established pursuant to the Plan to hold all the assets of the Plan.

ADMINISTRATION
--------------
Monsanto is the sponsor of the Plan. The Monsanto Employee Benefits Plans Committee is responsible for administering plan operations in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA") and Plan documents. The Monsanto Pension and Savings Funds Investment Committee is responsible for monitoring Plan investments. The trustee of the Plan is The Northern Trust Company ("Northern") and Fidelity serves as the record keeper.

PARTICIPANT ACCOUNTS
--------------------
The Plan is a contributory defined contribution profit sharing plan with individual accounts for each participant. Employees who have attained age 18 are generally eligible to participate in the Plan as soon as administratively possible. The cost of Plan administration is borne partially by Plan participants and partially by Monsanto, as Plan sponsor.

Each participant's account is credited with the participant's contributions, Company contributions and Plan earnings and reduced by Plan losses and administrative expenses. Participants' accounts are valued on a daily basis. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account balance.

EMPLOYEE CONTRIBUTIONS
----------------------
The Plan provides for voluntary employee contributions generally ranging from 1 percent to 25 percent of an employee's eligible pay. Employees have an option to make before-tax contributions or after-tax contributions. Subject to Internal Revenue Service ("IRS") discrimination tests, contributions may be all before-tax, all after-tax, or a combination of both. Generally, employee contributions to the Plan may be invested in 1 percent increments and allocated in any combination to the following investment fund types: a fixed income fund, a balanced fund consisting of both fixed income and equity securities, a growth and income equity fund, an international equity fund, a growth equity fund, a U.S. equity index fund, a treasury inflation-protected securities (TIPS) fund, a value equity fund, a small cap growth equity fund, a small cap value equity fund, the Monsanto Stock Fund, which invests in Monsanto common stock, and four asset allocation funds consisting of varying pre-set mixes of certain of the aforementioned investment fund types. The four asset allocation funds allow participants varying degrees of risk and return. Targeted ("roundtrip") trading restrictions were put in place

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

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
YEAR ENDED DEC. 31, 2006
--------------------------------------------------------------------------------

on April 4, 2005. A roundtrip is defined as an exchange in and then out of a fund in less than a 30-day period. Under these restrictions, participants are limited to one roundtrip transaction per fund within any 90-day rolling period and four roundtrip transactions across all funds over a rolling 12-month period. These targeted restrictions apply to all investment options except the Fixed Income Fund.

Prior to Aug. 14, 2002, contributions could also be invested in the Pharmacia (Employee) Common Stock Fund, which invested in Pharmacia Corporation common stock. Beginning Aug. 14, 2002, contributions could be invested in the Monsanto (Employee) Common Stock Fund, which invests in Monsanto common stock. See below for further discussion regarding the spinoff of Monsanto by Pharmacia Corporation ("Pharmacia") and the conversion of shares of Pharmacia common stock to shares of Monsanto common stock. As a result of the spinoff in 1997 of Solutia Inc. ("Solutia"), a former subsidiary of the former Monsanto Company, certain Transferred Participants' accounts received common stock of Solutia. This stock is maintained in the Solutia Non-Employer Stock Fund, and no contributions, either employee or employer, subsequent to the spinoff can be made to this fund.

On Aug. 13, 2002, Pharmacia completed a spinoff of Monsanto by distributing its entire ownership interest via a tax-free dividend of shares of Monsanto common stock to Pharmacia's shareowners. The shares of Monsanto common stock received with respect to participants' accounts were deposited in the Monsanto Common Stock Fund. Shares of Pharmacia common stock then held in participants' accounts were transferred to the Pharmacia Non-Employer Stock Fund, and no contributions, either employee or employer, subsequent to the spinoff could be made to this fund. The Pharmacia common stock continued to be held in the Pharmacia Non-Employer Stock Fund until April 16, 2003, at which time the shares were exchanged for shares of common stock of Pfizer Inc. ("Pfizer") as a result of the acquisition of Pharmacia by Pfizer. The Pharmacia Non-Employer Stock Fund was renamed the Pfizer Non-Employer Stock Fund. This Pfizer stock was maintained in the Pfizer Non-Employer Stock Fund until December 30, 2005, but no contributions, either employee or employer, could be made to this fund. Any amounts remaining invested in the Pfizer Non-Employer Stock Fund at December 31, 2005 were transferred to the Plan's default investment choice, which was the Moderate Portfolio in January 2006.

Effective for paychecks received after Sept. 1, 2002, the Monsanto SIP was amended to allow eligible participants to make a before-tax catch-up contribution election. Participants may be eligible to make a catch-up contribution if they are at least age 50 on or before December 31 of the calendar year and either currently contributing at least 7 percent of their eligible pay per pay period to the SIP or had reached the IRS annual limit on before-tax contributions ($15,000 in 2006). For 2006, they could have elected a before-tax catch-up contribution of up to $5,000. The catch-up contributions are not eligible for Company matching contributions and are subject to the same rules as other before-tax contributions. The annual catch-up contribution limit may increase in future years in accordance with limits prescribed by the IRS.

The before-tax option allows participants to elect to make before-tax contributions from gross pay before most income taxes are deducted. The participants generally cannot withdraw before-tax contributions without income tax penalties until age 59 1/2, retirement, disability, death or termination of employment on or after age 55. After-tax contributions are made from participants' pay after income taxes are deducted. Withdrawal of after-tax employee contributions can be made with no penalty. Participants may change the amounts of their contributions and transfer their contributions among the investment options.

Until Jan. 3, 2005, a participant who was not fully vested in the Plan or predecessor plan could not diversify any Company matching contributions into the other investment options in the Plan. Upon vesting in the Plan, all Company matched amounts could be diversified into the other investment options (excluding the Pfizer and Solutia Non-Employer Stock Funds) in the Plan. As of Jan. 3, 2005, all Monsanto SIP participants could transfer any Company match amounts out of their Monsanto (Employer) Stock Fund and into any of the other investment options available in SIP (except the Solutia Non-Employer Stock Fund and Pfizer Non-Employer Stock Fund options) whether or not they were fully vested.

MONSANTO SAVINGS AND INVESTMENT PLAN

YEAR ENDED DEC. 31, 2006
--------------------------------------------------------------------------------

COMPANY CONTRIBUTIONS, LEVERAGED ESOP, AND VESTING
--------------------------------------------------
Employee contributions to the Plan, up to a maximum of 7 percent of eligible pay, generally are matched 60 percent by Monsanto. The Plan also has a discretionary match employer contribution feature. In December 2006, Monsanto announced a discretionary performance contribution of an additional 36.5 percent on the first 10 percent of eligible pay, which was applied to participant accounts in March 2007 through an allocation of previously unallocated Monsanto Company common stock. Company contributions and related earnings are invested solely in Monsanto common stock held in the Monsanto Employer Stock Fund. In part, this is accomplished through an ESOP feature that was added to the Pharmacia Plan in October 1991 and has been subsequently retained. Generally, Company contributions vest and become non-forfeitable at the rate of 20 percent per year of service, such that Company contributions are 100 percent vested after five years of service. A participant who has less than five years of participation in the Plan or predecessor plan cannot withdraw Company matching contributions that are not vested or that were received in the last 24 months. Upon completion of five years of participation in the Plan, all Company matched amounts may be withdrawn from the Plan. Company contributions immediately vest upon a change of control of the Company, as defined in the Plan.

Effective as of July 1, 2001, the Pharmacia Plan's original ESOP debt was restructured and refinanced with two promissory notes (the "Notes") to
Monsanto: (i) one note payable in the principal amount of $2.2 million, bearing interest at the rate of 7 percent per annum, and having a maturity date of Dec. 15, 2021 (the "7.00% Note"), and (ii) the other note payable in the principal amount of $40.6 million, bearing interest at the rate of 5.71 percent per annum, and providing for semi-annual amortization of principal and a final maturity date of Dec. 15, 2006 (the "5.71% Note"). The Plan's ESOP component received a transfer from the Pharmacia Plan's ESOP of 3,029,255 unallocated shares of Pharmacia common stock.

Following the spinoff of Monsanto from Pharmacia on Aug. 13, 2002, the unallocated Pharmacia shares held by the Plan's ESOP component were gradually converted to shares of Monsanto common stock through open market transactions and through the exchange of Pharmacia stock for Monsanto stock with certain Pharmacia employee benefit plans at market rates. These Pharmacia shares are now fully converted to Monsanto shares. The unallocated shares of Monsanto common stock, which were converted from Pharmacia shares as described above, held by the Plan's ESOP component are released for allocation to participant accounts in accordance with the terms of the Plan as interest and principal on the promissory note is paid.

The Plan's ESOP debt was again restructured as of Dec. 10, 2004 (the "2004 refinancing") and the 5.71% Note and the 7.00% Note were refinanced with a single promissory note to Monsanto, payable in the principal amount of $19.2 million, bearing interest at the rate of 4.60% per annum, and having a maturity date of Dec. 31, 2012 (the "4.60% Note"). The terms of the restructuring were determined pursuant to an arm's length negotiation between Monsanto and an independent trust company as fiduciary for the Plan. In this role, the independent fiduciary determined that the restructuring, including certain financial commitments and enhancements that were or will be made in the future by Monsanto to benefit participants and beneficiaries of the Plan, including the increased diversification rights described above that were provided to certain participants, was completed in accordance with the best interests of plan participants. Under the terms of the agreement, Monsanto committed to funding an additional $41 million to the Plan if no additional contributions were made by Dec. 31, 2006, above the number of shares currently scheduled for release under the restructured debt schedule. In December 2006, Monsanto contributed $2 million related to this commitment. As of Dec. 31, 2006, the Plan has recorded an employer contribution receivable and a deferred employer contribution of $39 million related to the additional $41 million contribution due from Monsanto.

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

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
YEAR ENDED DEC. 31, 2006
--------------------------------------------------------------------------------

As of Dec. 31, 2006, the 4.60% Note had an outstanding principal balance of $12.2 million. Scheduled maturities on the 4.60% Note are $2,699 in 2007, $2,711 in 2008, $2,750 in 2009, $2,803 in 2010, and $1,261 in 2011 (all in
thousands). Interest on the 4.60% Note is payable annually on December 31 of each year. The borrowing is collateralized by the unallocated shares of stock. The minimum number of shares allocated to participant accounts under the ESOP in a given year is determined by the Plan's net debt service (principal and interest) during that year relative to the total amount of the Plan's remaining debt service as of the beginning of that year. The 2004 refinancing resulted in a decrease in the minimum number of shares to be allocated in 2006 when compared with allocations that would have previously been required. The reduction of shares allocated in 2006 will result in more shares allocated to participants each year from 2007 through 2012.

The Plan obtains the funds to repay the ESOP debt to Monsanto primarily through Company contributions and dividends paid on Monsanto common stock held in the ESOP. In the 12 months ended Dec. 31, 2006, the Plan paid the ESOP debt payments solely through the use of dividends paid on Monsanto common stock held in the ESOP suspense account and the Monsanto Employer Stock Fund. While the ESOP debt is repaid annually, shares of Monsanto stock are released for allocation to participant accounts throughout the year. In the 12 months ended Dec. 31, 2006, the Plan's repayment of ESOP debt resulted in the release of approximately 980,000 equivalent shares of Monsanto stock for allocation to participant accounts. As of Dec. 31, 2006, and 2005, approximately 4 million shares and 5 million shares, respectively, of Monsanto stock remained unallocated with an approximate market value of $208 million and $192 million, respectively.

VOTING RIGHTS
-------------
Participants have the right to vote the shares of Monsanto stock in their accounts. The Trustee will vote the unallocated shares in the same proportion as the allocated shares are voted by participants.

PARTICIPANT LOANS
-----------------
Most Plan participants can obtain loans from their accounts. A participant with a Plan account balance of over $2,000 may borrow up to the lesser of 50 percent of the total vested account balance, $50,000 minus the participant's highest outstanding loan balance during the last 12 months, or 100 percent of his or her employee account value excluding the employer portion. The minimum loan is $1,000, and the maximum number of outstanding loans at any one time is two.

Effective Oct. 26, 2005, the Monsanto SIP was amended to allow eligible participants affected by Hurricane Katrina to obtain a loan with certain features. In the event an eligible affected participant elected to receive a loan at any time between the effective date and Dec. 31, 2006, and such loan met certain required parameters, the participant could have established a repayment schedule for a period not to exceed 180 months.

PAYMENT OF BENEFITS
-------------------
On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a certain number of years. If employment is terminated before age 70 1/2, participants can elect to defer receiving benefits if their vested account balance is greater than $5 thousand.

FORFEITED ACCOUNTS
------------------
During the years ended Dec. 31, 2006, and 2005, forfeitures of nonvested accounts totaled $348 thousand and $608 thousand, respectively. As of Dec. 31, 2006, and 2005, the forfeiture account balances were $2.8 million and $1.8 million, respectively. These accounts will be used to reduce future administrative expenses.

OTHER ACCOUNTS
--------------
Monsanto acquired Seminis, Inc. (Seminis) in March 2005. Effective Jan. 1, 2006, eligible employees of Seminis became eligible to participate in the Plan. The Company has not yet determined when the assets of the Seminis Vegetable Seeds Retirement Plan that were allocated to the transferred individuals will be transferred to the Plan.

MONSANTO SAVINGS AND INVESTMENT PLAN

YEAR ENDED DEC. 31, 2006
--------------------------------------------------------------------------------

In 2006, Gold Country Seed 401(k) Plan, NC+ Hybrids 401(k) and Profit Sharing Plan, Channel - Channel Bio Corp. 401(k) Plan and Trust were merged into the Plan. As a result of these mergers, assets of $14 million were transferred into the plan in 2006.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

--------------------------------------------------------------------------------

The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

The financial statements reflect the retroactive adoption of Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and Statement of Position 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the "FSP"). As required by the FSP, the statements of net assets available for benefits present investment contracts at fair value as well as an additional line item showing an adjustment of fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is presented on a contract value basis and was not affected by the adoption of the FSP. The adoption of the FSP did not impact the amount of net assets available for benefits at Dec. 31, 2006, and 2005.

Fixed income fund investments in guaranteed investment contracts, issued by insurance companies, which have fully benefit-responsive features, are valued at fair value. Investments other than guaranteed investment contracts are stated at fair values, which are generally determined by quoted market prices. Amounts for securities that have no quoted market price represent estimated fair value. Many factors are considered in arriving at that fair value. In general, however, debt securities held by the Plan of $102 million at Dec. 31, 2006, and $89 million at Dec. 31, 2005 are valued based on yields currently available on comparable securities of issuers with similar credit ratings. The value of outstanding participant loans is determined based on the outstanding principal balance as of the last day of the period, which approximates fair value.

The Collective Investment Funds included in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits reflects the Plan's ownership of units in the various Collective investment funds. The Collective investment funds invest in a variety of securities including common stocks, bonds and money market instruments in accordance with the specific investment objectives of the Collective Investment Fund.

Purchases and sales of securities are recorded on a trade-date basis.

Dividend income is recorded on the ex-dividend date. Realized gains and losses from security transactions are reported on the average cost method. In the Statement of Changes in Net Assets Available for Benefits, the Plan presents the net appreciation in the fair value of its investments, which consists of the realized gains and losses and the unrealized appreciation on these investments.

The Plan pays certain outside service provider expenses (e.g. recordkeeping and trustee fees) incurred in the operation of the Plan. Certain investment manager fees are paid by the Plan and are included in Administrative Expenses. Certain other expenses are paid by Monsanto.

MONSANTO SAVINGS AND INVESTMENT PLAN

YEAR ENDED DEC. 31, 2006
--------------------------------------------------------------------------------

NOTE 3.  NONPARTICIPANT-DIRECTED INVESTMENTS

--------------------------------------------------------------------------------

All funds in the Plan are participant-directed except as noted below. Additionally, the Plan's ESOP debt and related principal and interest payments are also nonparticipant-directed. Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investment amounts in the Plan (as of Dec. 31, 2006, and Dec. 31, 2005, and the year ended Dec. 31, 2006,) is outlined in the table below.

(Dollars in thousands)                                                                            AS OF DEC. 31,
                                                                                           ----------------------------
                                                                                               2006             2005
                                                                                           ----------------------------
NET ASSETS:
Cash and temporary investments                                                               $   3,846      $   2,079
Common stock -- Monsanto Company                                                               565,626        447,967
Dividends and interest receivable                                                                    -          1,889
                                                                                           ----------------------------
     Total Assets                                                                              569,472        451,935

Accrued expenses                                                                                    19             16
ESOP debt                                                                                       12,224         14,907
                                                                                           ----------------------------
     Total Liabilities                                                                          12,243         14,923
                                                                                           ----------------------------
Net Assets                                                                                   $ 557,229      $ 437,012
                                                                                           ============================

(Dollars in thousands)                                                                                   YEAR ENDED
                                                                                                       DEC. 31, 2006
                                                                                                    -------------------
CHANGES IN NET ASSETS:
   Interest income                                                                                    $       261
   Dividends                                                                                                4,488
   Net appreciation                                                                                       154,396
   Interest expense on ESOP debt                                                                             (687)
   Administrative expense                                                                                    (939)
   Withdrawals and transfers                                                                              (37,302)
                                                                                                    -------------------
         Changes in Net Assets                                                                        $   120,217
                                                                                                    ===================

NOTE 4.  GUARANTEED INVESTMENT CONTRACTS

--------------------------------------------------------------------------------

The fixed income fund invests in synthetic guaranteed investment contracts. Synthetic guaranteed investment contracts are comprised of two components: an underlying portfolio of fixed income securities and a benefit responsive contract. Benefit responsive contracts are issued by financial services companies to allow participants' account balances to reflect the contract value of the underlying fixed income investments (principal plus interest) rather than the market value of those investments. Upon proper notification to the financial service provider, the benefit responsive agreement may be terminated. A single uniform contract (the "Global Wrap Benefit Responsive Contract") was in place on Dec. 31, 2006, and Dec. 31, 2005, with Commonwealth General Corporation, J.P. Morgan Chase Bank and State Street Bank. Plan management believes that the occurrence of events that would cause the plan to transact at less than contract value is not probable. Under certain circumstances the guaranteed investment contract can be terminated for less than contract value. Management has assessed these instances and does not view these items as probable.

MONSANTO SAVINGS AND INVESTMENT PLAN

YEAR ENDED DEC. 31, 2006
--------------------------------------------------------------------------------

The following summarizes the contract value of the synthetic guaranteed investment contracts as of Dec. 31, 2006, and Dec. 31, 2005.

GUARANTEED INVESTMENT CONTRACTS                                                               AS OF DEC. 31,
(Dollars in thousands)                                                             -------------------------------------
                                                                                         2006                2005
                                                                                   -------------------------------------
Commonwealth General Corporation                                                    $    183,950         $    174,520
J.P. Morgan Chase Bank                                                                   137,961              130,890
State Street Bank                                                                        137,961              130,890
                                                                                   -------------------------------------
     Total                                                                          $    459,872         $    436,300
                                                                                   =====================================

The rate of return for the synthetic guaranteed investment contracts generally fluctuates with the return on the underlying assets. The 12-month average yield for such contracts, net of all applicable administrative and investment fees, was 5.12 percent for the period from Jan. 1, 2006, to Dec. 31, 2006 and
5.49 percent for the period from Jan. 1, 2005, to Dec. 31, 2005. Participant accounts are credited with an interest rate which is determined quarterly by the issuers of the benefit responsive contracts based on the investments in the underlying fixed income portfolio. The annual crediting interest rates as of Dec. 31, 2006, and Dec. 31, 2005, were 5.60 percent and 5.59 percent, respectively.

NOTE 5.  INVESTMENTS

--------------------------------------------------------------------------------

Investments that represent more than 5% of the net assets available for benefits as of either Dec. 31, 2006, or Dec. 31, 2005, were as follows:

                                                                                              AS OF DEC. 31,
                                                                                   -------------------------------------
(Dollars in thousands)                                                                   2006                2005
                                                                                   -------------------------------------
Monsanto common stock                                                                $   740,997          $   570,467
Mellon Daily Liquidity Stock Index Fund                                                  142,339              112,634
Capital Guardian International Equity Fund                                               129,086               90,719

The Plan participates in a securities lending program through Northern, the Plan's trustee, whereby the Plan's investment securities are loaned to broker-dealers for a fee. Securities so loaned are fully collateralized primarily by cash and U.S. government securities. U.S. securities are loaned and collateralized by securities valued at 102 percent of the market value of the securities plus any accrued interest (105 percent for non-U.S. securities). As the market value of the securities loaned changes, the borrower must adjust the collateral accordingly. Northern pools all collateral received from securities lending transactions and invests any cash collateral. The Plan holds a prorated share of the collateral provided to Northern by the borrowers of the securities. Monsanto or the borrower has the right to close the loan at any time. When the loan closes, the borrower returns the securities to Northern who returns the associated collateral to the borrower. The Plan cannot pledge or sell the collateral unless Northern fails to return the securities borrowed. At Dec. 31, 2006, and 2005, approximately $169 million and $186 million, respectively, of the Plan's securities were on loan under these programs, and collateral held was $173 million and $190 million, respectively. Income from this program was $0.3 million for the year ended Dec. 31, 2006.

MONSANTO SAVINGS AND INVESTMENT PLAN

YEAR ENDED DEC. 31, 2006
--------------------------------------------------------------------------------

NOTE 6.  INFORMATION REGARDING TAX STATUS

--------------------------------------------------------------------------------

On Oct. 17, 2003, the IRS issued Monsanto a favorable determination letter stating that the Plan as then designed, was qualified for federal income tax purposes in compliance with section 401(a) of the Internal Revenue Code ("IRC"). The Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

NOTE 7.  PRIORITIES UPON TERMINATION OF THE PLAN

--------------------------------------------------------------------------------

If the Plan is terminated, all participants' account balances will be fully vested, and all participants would then be entitled to a full distribution of their account balances as more fully described and set forth in the Plan document.

NOTE 8.  PARTY-IN-INTEREST INVESTMENTS AND TRANSACTIONS

--------------------------------------------------------------------------------

There were no nonexempt prohibited transactions with parties-in-interest during the period from Jan. 1, 2006, to Dec. 31, 2006. As of Dec. 31, 2006, and 2005, the Plan holds $741 million and $570 million, respectively, of Monsanto Company stock.

Monsanto Company is the holder of the Plan's ESOP debt.

Certain Plan investments are units of collective investment funds managed by Northern specifically for employee benefit trusts. Northern is also the Plan trustee as defined by the Plan and, therefore, these collective investment funds qualify as exempt party-in-interest investments. Fees for Northern's investment management services are paid by the Plan as described in Note 2.

NOTE 9.  RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

--------------------------------------------------------------------------------

The following is a reconciliation of fully benefit-responsive investment contracts stated at fair value per the financial statements to the fully benefit-responsive investment contracts stated at contract value on the Form 5500 as of Dec. 31, 2006, and 2005.

                                                                                              AS OF DEC. 31,
                                                                                   -------------------------------------
(Dollars in thousands)                                                                   2006                2005
                                                                                   -------------------------------------
Net assets available for benefits:
       Investments, at fair value per financial statements                           $ 2,166,088         $ 1,872,677
Adjustment from fair value to contract value for fully
         benefit-responsive investment contracts                                          (1,689)             (9,119)
                                                                                   -------------------------------------
Total investments per Form 5500 Schedule of Assets
         (Held at End of Year)                                                       $ 2,164,399         $ 1,863,558
                                                                                   =====================================

NOTE 10. RISKS AND UNCERTAINTIES

--------------------------------------------------------------------------------

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.


                                     *****

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 1
--------------------------------------------------------------------------------












                   Form 5500, Schedule H, Part IV, Line 4i -
         Schedule of Assets (Held at End of Year) as of Dec. 31, 2006

------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
------------------------------------------------------------------------------

                                                                Page 93 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Non-Interest Bearing Cash - USD
-----------------------------------------------------------------------------------------------------------------------------------

USD - United States dollar                                                         -536,125.540      -536,125.540      -536,125.540
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                                -536,125.54       -536,125.54
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST BEARING CASH - USD                                                                 -536,125.54       -536,125.54

Receivable Income - USD
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

INCOME FROM SECURITIES LENDING ACTIVITIES                                                 7.000             0.000             0.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                    0.00              0.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RECEIVABLE INCOME - USD                                                                                0.00              0.00

Receivables - Other - USD
-----------------------------------------------------------------------------------------------------------------------------------

Pending trade sales: United States dollar                                                 0.000     1,025,425.580     1,025,425.580
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                               1,025,425.58      1,025,425.58
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RECEIVABLES - OTHER - USD                                                                      1,025,425.58      1,025,425.58

U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------

UNITED STATES - USD

FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #C9-100 CUSIP: 3128P7DE0       1,596,723.730     1,632,650.020     1,629,811.040
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G0-151 CUSIP: 31283HVE2       2,155,812.320     2,182,423.130     2,176,865.980
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G1-118 CUSIP: 31283KJ58         579,089.840       594,924.330       580,394.530
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G1-162 CUSIP: 31283KYT9       1,423,207.450     1,494,367.830     1,443,784.180
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G11288 CUSIP: 31283KND6         382,767.770       400,530.570       391,687.410
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G11431 CUSIP: 31283KSU3         251,652.930       260,224.870       255,291.330
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G11452 CUSIP: 31283KTH1         465,245.410       489,598.130       476,286.610
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G11564 CUSIP: 31283KWZ7       1,150,689.430     1,217,573.230     1,177,268.050
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G30248 CUSIP: 3128CUHZ2       1,074,455.440     1,134,389.910     1,100,911.760
FHLMC GOLD E01140 6 05-01-2017 CUSIP: 31294KHR9                                     319,700.670       330,340.720       324,311.070

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
------------------------------------------------------------------------------

                                                                Page 94 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FHLMC GOLD E78398 6.5 07-01-2014 CUSIP: 3128GDKK5                                   160,698.600       164,402.200       164,388.880
FHLMC GOLD GROUP E00400 7.5 10-01-2010 CUSIP: 31294JNR5                              16,133.520        16,428.460        16,504.010
FHLMC GOLD G10449 7 02-01-2011 CUSIP: 31283JQA2                                      67,544.520        69,153.980        69,264.540
FHLMC GOLD G11206 6 01-01-2015 CUSIP: 31283KKT4                                     113,525.070       116,824.400       115,229.080
FHLMC GOLD G11516 6 03-01-2018 CUSIP: 31283KVH8                                     340,280.940       357,348.130       345,200.720
FHLMC GROUP #E00379 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP: 31294JM47            14,119.610        14,377.740        14,417.650
FHLMC GROUP #E00386 7.5 MTG PARTN CTF DUE 08-01-2010 REG CUSIP: 31294JNB0            20,546.530        20,922.150        20,999.330
FHLMC GROUP #E20179 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP: 31335KFU5             3,782.870         3,852.020         3,862.690
FHLMC MULTICLASS SER T-41 CL 2A 7 07-25-2032  CUSIP: 31392MEM0                      208,093.980       215,945.760       213,998.850
FHLMC MULTICLASS SER 1955 CL Z 7.5 05-20-2027  CUSIP: 3133TA2L5                     619,302.750       665,460.150       633,518.840
FNMA POOL #313543 6.983 DUE 06-01-2007 REG CUSIP: 31374GHU4                          35,682.450        35,918.000        35,611.800
FNMA POOL #190344 6% 12-01-2033 BEO CUSIP: 31368HLZ4                                571,743.470       577,103.590       576,563.840
FNMA POOL #224484 7.5% DUE 06-01-2011 REG CUSIP: 31369YJ55                           58,514.280        60,605.940        59,376.840
FNMA POOL #256116 6% DUE 02-01-2026 REG CUSIP: 31371MN94                          3,593,382.360     3,628,754.720     3,632,302.280
FNMA POOL #313224 7% DUE 12-01-2011 REG CUSIP: 31374F4H9                             78,091.360        80,507.310        80,401.460
FNMA POOL #323165 6% DUE 06-01-2013 REG CUSIP: 31374S6A4                             12,897.690        13,472.030        13,099.150
FNMA POOL #387219 4.125% 01-01-2010 BEO CUSIP: 31377UDY6                            169,546.230       163,466.410       164,121.940
FNMA POOL #535755 6.51% DUE 03-01-2011 REG CUSIP: 31384WE48                         344,829.920       356,036.900       356,217.580
FNMA POOL #545090 6% DUE 07-01-2016 REG CUSIP: 31385HRK0                            234,764.600       246,099.330       238,258.600
FNMA POOL #545209 6.135% 10-01-2011 BEO CUSIP: 31385HVA7                            113,861.640       123,975.760       117,561.000
FNMA POOL #545316 5.636% DUE 12-01-2011 REG CUSIP: 31385HYM8                        234,094.160       248,267.850       237,772.480
FNMA POOL #545962 5.5% DUE 12-01-2013 REG CUSIP: 31385JQP6                          347,665.160       360,349.500       349,152.120
FNMA POOL #555191 4.506% 02-01-2013 BEO CUSIP: 31385WXU8                            186,185.590       190,731.120       183,100.680
FNMA POOL #555299 7% 11-01-2017 BEO CUSIP: 31385W3G2                                563,071.480       598,791.340       579,038.500
FNMA POOL #555316 4.887% 02-01-2013 BEO CUSIP: 31385W3Z0                            441,003.300       440,727.670       434,589.790
FNMA POOL #555728 4.153% 08-01-2013 BEO CUSIP: 31385XLH8                            243,506.650       229,352.820       229,327.990
FNMA POOL #725019 6% 11-01-2033 BEO CUSIP: 31402CPC0                              1,400,281.770     1,412,971.850     1,412,087.550
FNMA POOL #725135 6% 05-01-2018 BEO CUSIP: 31402CSY9                                453,364.620       476,103.700       460,112.050
FNMA POOL #725324 FLTG RT 5.394% 11-01-2013 BEO CUSIP: 31402CYV8                    240,991.100       248,076.840       242,673.220
FNMA POOL #725423 5.5% DUE 05-01-2034 REG CUSIP: 31402C4G4                        2,103,621.520     2,040,019.840     2,082,177.200
FNMA POOL #725510 6.5% 07-01-2017 BEO CUSIP: 31402DAK6                              698,095.090       735,944.920       714,877.990

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
------------------------------------------------------------------------------

                                                                Page 95 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FNMA POOL #725992 5.5% 10-01-2014 BEO CUSIP: 31402DRM4                            1,186,809.350     1,232,241.900     1,190,581.030
FNMA POOL #735417 6.5% 03-01-2035 BEO CUSIP: 31402RAS8                            1,146,583.480     1,191,909.360     1,172,864.320
FNMA POOL #735439 6% 09-01-2019 BEO CUSIP: 31402RBG3                              1,853,201.720     1,899,821.340     1,880,782.920
FNMA POOL #735482 6% 02-01-2019 BEO CUSIP: 31402RCT4                                893,966.390       923,159.990       907,271.290
FNMA POOL #735733 4.5% 10-01-2033 BEO CUSIP: 31402RLN7                            2,853,062.930     2,615,010.490     2,680,478.300
FNMA POOL #735798 5.5% DUE 07-01-2020 REG CUSIP: 31402RNP0                        1,969,377.900     1,991,225.690     1,974,076.840
FNMA POOL #735857 6.5% 06-01-2033 BEO CUSIP: 31402RQJ1                            2,159,079.320     2,232,538.590     2,210,372.570
FNMA POOL #745329 6% 07-01-2035 BEO CUSIP: 31403DA66                                229,636.650       232,040.680       231,732.310
FNMA POOL #825395 ADJ RT DUE 07-01-2035 BEO CUSIP: 31407A7G0                      2,149,930.870     2,111,215.300     2,143,403.680
FNMA POOL #834927 FLTG RT 5.051% 07-01-2035 BEO CUSIP: 31407MSQ9                  2,223,405.700     2,195,265.720     2,210,841.230
FNMA PREASSIGN 00619 7 06-25-2042 CUSIP: 31392DF49                                  105,277.530       110,886.850       108,460.910
FNMA PREASSIGN 00717 6.5 09-25-2028 CUSIP: 31392CT61                              1,842,921.200     1,887,986.360     1,873,285.170
FNMA PREASSIGN 00837 7.5 04-25-2029 CUSIP: 31358S4W8                                128,457.440       131,789.750       133,143.310
FNMA REMIC SER 2003-W17 CL PT1 9.73988 08-25-2032 CUSIP: 31393UAN3                  269,823.870       308,259.010       293,434.270
FNMA SERIES 2001-W3 CLASS-A 7 09-25-2041 CUSIP: 3139216F0                           131,678.270       143,076.690       134,926.640
FNMA 2001-T10 CL A1 PASS THROUGH 7 12-25-2031 CUSIP: 3139216A1                      125,139.810       130,563.820       128,561.630
SMALL BUS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 I 6.9/ CUSIP: 83162CHT3            99,070.810       101,184.990       102,593.170
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1993-20 F CUSIP: 83162CER0            99,885.370       105,818.560       102,549.810
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 F CUSIP: 83162CHN6            69,281.210        71,838.220        72,133.240
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2000-20 C CUSIP: 83162CKQ5           650,022.830       701,504.650       690,239.740
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2003-20 B CUSIP: 83162CMU4           304,413.650       303,367.220       299,567.990
SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20 A 4.86 CUSIP: 83162CPG2          865,751.340       865,751.340       848,385.230
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 2006-20F PARTN CTF CUSIP: 83162CQH9          625,125.870       625,125.870       643,000.090
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 6.1% DUE 07-01-201 CUSIP: 83162CJJ3          160,597.150       160,597.150       164,137.350
UNITED STATES TREAS NTS DTD 00013 3% DUE11-15-2007 BEO CUSIP: 912828AN0           5,200,000.000     5,108,359.370     5,110,830.400
UNITED STATES TREAS NTS DTD 00085 3.375%DUE 02-28-2007 REG CUSIP: 912828DN7       2,100,000.000     2,072,601.560     2,094,586.200
UNITED STATES TREAS NTS DTD 05/15/2002 4.375% DUE 05-15-2 CUSIP: 912828AC4        6,175,000.000     6,356,755.860     6,159,562.500
US TREAS NTS 4.875 DUE 02-15-2012 REG CUSIP: 9128277L0                            3,100,000.000     3,147,148.440     3,128,337.100
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                           62,606,059.94     62,042,559.85
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT SECURITIES                                                                    62,606,059.94     62,042,559.85

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
------------------------------------------------------------------------------

                                                                Page 96 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED KINGDOM - USD

HSBC HLDGS PLC NT 6.5% DUE 05-02-2036 BEO CUSIP: 404280AG4                          225,000.000       224,676.000       242,048.250
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED KINGDOM - USD                                                                             224,676.00        242,048.25

UNITED STATES - USD

AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2 CUSIP: 001957BD0                875,000.000       808,479.000     1,085,593.250
BAC CAP TR XI BAC CAPITAL TRUST 6.625 20360 6.625% DUE 0 CUSIP: 056335AA0           225,000.000       224,709.750       242,816.400
BANK ONE CAP III 8.75% BDS 01/09/30 USD 8.75% DUE 09-01-20 CUSIP: 06423KAA9         350,000.000       422,215.500       459,148.550
BANKAMERICA CAP II SER 2 8 BD DUE 12-15-2026/06 BEO CUSIP: 066048AA7                375,000.000       396,709.500       390,409.130
BNSF RY CO 2006-2 PASS THRU TR PASS THRUCTF 5.629% DUE 04- CUSIP: 05565SAA2         300,000.000       300,000.000       303,624.000
BURL NORTHN SANTA FE RY CO PASS THRU TR SER 2000-1 8.251 D CUSIP: 12189PAG7         397,439.020       407,859.460       463,147.610
CITICORP CAP I 7.933% DUE 02-15-2027/02-15-2 CUSIP: 17303PAA0                       300,000.000       313,161.000       312,359.700
DOW CHEM CO NT DTD 08/29/2002 6% DUE 10-01-2012/09-30-2 CUSIP: 260543BR3            375,000.000       408,145.000       385,296.000
DOW CHEM CO 7.375 DUE 11-01-2029 BEO CUSIP: 260543BJ1                               250,000.000       267,310.000       288,964.500
HEWLETT PACKARD CO GLOBAL NT 5.5 DUE 07-01-2007/06-30-2 CUSIP: 428236AF0            400,000.000       399,200.000       400,437.200
SLM STUDENT LN TR 2006-7 STUDENT LN BKD NT CL A-2 10-25-20 CUSIP: 78443GAB1       2,400,000.000     2,399,062.500     2,399,160.000
ST PAUL COS INC SR NT 8.125 DUE 04-15-2010/04-17-2 CUSIP: 792860AD0                 275,000.000       296,881.750       298,283.150
ST PAUL TRAVELERS COS INC BD 5.5 DUE 12-01-2 CUSIP: 792860AH1                       425,000.000       413,580.750       423,363.330
UN PAC RR CO PASS THRU TR PASS THRU CTF SER 1999-A 7.6 DUE CUSIP: 907833AH0         779,026.880       779,026.880       878,430.710
UN PAC RR CO 2006-1 PASS THRU TR SER 2006-1 5.866 DUE 0 CUSIP: 90783WAA1            525,000.000       526,430.250       540,755.250
WYETH NT 5.5% DUE 02-15-2016/02-07-2006 REG CUSIP: 983024AJ9                        150,000.000       150,139.500       150,203.100
WYETH WYE 5.5% DUE 03-15-2013/03-14-2013BEO CUSIP: 983024AA8                        150,000.000       151,152.000       150,970.500
WYETH WYE 5.50 02/01/2014 5.5 DUE 02-01-2014/12-16-2 CUSIP: 983024AE0               825,000.000       819,559.610       829,233.080
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                            9,483,622.45     10,002,195.46
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - PREFERRED                                                         9,708,298.45     10,244,243.71

Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
FRANCE - USD

LAFARGE S A NT 6.5% DUE 07-15-2016   REG   CUSIP: 505861AB0                         450,000.000       449,115.500       469,854.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL FRANCE - USD                                                                                     449,115.50        469,854.00

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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
Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
ICELAND - USD

PVTPL KAUPTHING BK HF MEDIUM TERM SUB BKB TRANCHE # 01 7.1 CUSIP: 48632HAA5         675,000.000       671,436.000       715,956.300
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ICELAND - USD                                                                                    671,436.00        715,956.30

UNITED STATES - USD

AMERADA HESS CORP NT 7.875 DUE 10-01-2029/09-30-2 CUSIP: 023551AF1                  200,000.000       221,491.200       233,458.400
AOL TIME WARNER INC DEB DTD 04/08/2002 7.7 DUE 05-01-2032 CUSIP: 00184AAG0        1,219,000.000     1,331,336.220     1,375,389.170
AOL TIME WARNER INC 7.625% DUE 04-15-2031/04-14-2 CUSIP: 00184AAC9                  700,000.000       774,648.000       782,012.700
BSTN PPTYS LTD PARTNERSHIP SR NT 5.625 DUE 04-15-2015/04- CUSIP: 10112RAF1          400,000.000       394,248.500       401,424.000
BSTN PPTYS LTD PARTNERSHIP SR NT 6.25 DUE 01-15-2013/01- CUSIP: 10112RAB0           550,000.000       570,555.000       572,398.750
BURL NTHN SANTA FE CORP 4.875 DUE 01-15-2015 BEO CUSIP:  12189TAW4                  375,000.000       351,783.000       359,706.750
CIGNA CORP NT DTD 07/15/1998 STEP UP DUE1-15-33 BEO 8.3 TI CUSIP: 125509BE8         100,000.000       123,537.000       120,861.300
CIGNA CORP SR NT 7 DUE 01-15-2011/01-14-2 CUSIP: 125509BF5                          315,000.000       313,651.800       331,022.160
CIGNA CORP 7.875 DEB DUE 05-15-2027 CUSIP: 125509AZ2                                300,000.000       373,960.000       353,997.000
COMCAST CORP NEW BD 5.85% DUE 11-15-2015/11-14-2 CUSIP: 20030NAJ0                   325,000.000       326,079.000       325,462.150
COMCAST CORP NEW COMCAST CORPORATION 6.5% DUE 01-15-201 CUSIP: 20030NAP6            250,000.000       249,397.500       260,880.500
COMCAST CORP NEW GTD NT 5.9% DUE 03-15-2016/03-02-2 CUSIP: 20030NAL5                225,000.000       224,689.500       225,641.700
COMCAST CORP NEW NT 5.3 DUE 01-15-2014/01-14-2 CUSIP: 20030NAE1                     625,000.000       613,900.950       612,160.630
COX COMMUNICATIONS INC NEW BD 5.5 DUE 10-01-2015/09-22-2 CUSIP: 224044BH9           275,000.000       275,166.000       266,449.700
COX COMMUNICATIONS INC NEW NT 5.45% DUE 12-15-2014/05-17-2 CUSIP: 224044BM8         675,000.000       669,612.200       657,607.280
DILLARD DEPT STORE 7.875 BD DUE 1-1-23 BEO CUSIP: 254063AR1                         200,000.000       198,000.000       203,000.000
DILLARD DEPT STORES INC 7.75 DEBDUE 05-15-2027 BEO CUSIP: 254063AW0                 620,000.000       523,973.400       620,000.000
ELECTRONIC DATA SYS CORP NEW SR NT SER B6.5% DUE 08-01-201 CUSIP: 285661AD6         325,000.000       313,182.040       327,188.550
EOP OPER LTD PARTNERSHIP EOP OPER LP 5.875 DUE 01-15-20 CUSIP: 268766BY7            750,000.000       765,610.750       786,076.500
EOP OPER LTD PARTNERSHIP EOP OPER 4.75 DUE 03-15-2014 BEO CUSIP: 268766BZ4          700,000.000       679,115.750       693,441.000
FORD MTR CR CO FORD MTR CR CO 7.25 DUE 10-25-2011 BEO CUSIP: 345397TY9            1,250,000.000     1,234,297.480     1,224,090.000
FORD MTR CR CO GLOBAL LANDMARK SECS-GLOBLS 7.375 CUSIP: 345397TS2                   950,000.000       879,252.500       940,445.850
FORD MTR CR CO NT 7.375% DUE 10-28-2009 BEO CUSIP: 345397SM6                        200,000.000       213,626.000       200,426.000
GEN MTRS ACCEP CORP NT DTD 09/12/2001 6.875 DUE 09-15-20 CUSIP: 370425RX0         1,950,000.000     1,813,848.790     2,000,111.100
HCA INC NT DTD 02/07/2006 6.5% DUE 02-15-2016/02-08-2 CUSIP: 404119AR0              350,000.000       348,495.000       294,875.000
HCA INC SR NT 5.75 DUE 03-15-2014 REG CUSIP: 404119AL3                            1,950,000.000     1,887,231.000     1,618,500.000
LIBERTY MEDIA CORP SR DEB 8.5 DUE 07-15-2029/07-14-2 CUSIP: 530715AD3               375,000.000       370,459.500       377,046.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                                Page 98 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

LIBERTY MEDIA CORP SR EXCHANGEABLE EXCH INTO SPRINT 3 CUSIP: 530715AL5              175,000.000       103,250.000       108,500.000
LIBERTY MEDIA CORP SR EXCHANGEABLE DEB 4% DUE 11-15-2029/ CUSIP: 530715AG6          375,000.000       239,062.500       249,375.000
LIBERTY MEDIA CORP 8.25% DUE 02-01-2030 BEO CUSIP: 530715AJ0                        200,000.000       197,418.250       196,045.600
LOCKHEED MARTIN CORP NT 6.15% DUE 09-01-2036/12-18-2 CUSIP: 539830AR0               325,000.000       337,320.750       341,457.680
MAY DEPT STORES CO CO 6.7 DUE 09-15-2028BEO CUSIP: 577778BH5                        425,000.000       430,715.500       416,854.450
MAY DEPT STORES CO SR NT 6.7 DUE 07-15-2034/07-20-2 CUSIP: 577778CE1                 80,000.000        78,268.800        78,909.680
NORFOLK SOUTHN CORP NT 7.7 DUE 05-15-2017 REG CUSIP: 655844AE8                      250,000.000       292,685.000       290,752.250
PROVIDENT COS INC 7.25 DUE 03-15-2028 REG CUSIP: 743862AA2                          125,000.000       124,786.250       131,032.750
PVTPL COX COMM INC NEW /TS/COXENTCOX COMM INC 5.875 DUE CUSIP: 224044BQ9            275,000.000       275,427.250       273,049.430
PVTPL OVERSEAS PVT INV CRP U S GVT GTD SER 1996 503-D TR CUSIP: 690353CJ4           164,443.540       164,443.540       165,588.070
PVTPL UNUMPROVIDENT FIN CO PLC BD 144A 6.85% DUE 11-15-20 CUSIP: 91529MAA0          100,000.000        99,893.000       103,969.700
RAYTHEON CO NT 8.3 DUE 03-01-2010 BEO CUSIP: 755111BH3                              260,000.000       284,427.000       282,275.760
RAYTHEON CO 6.75 DUE 08-15-2007 REG CUSIP: 755111AE1                                286,000.000       288,611.180       288,106.390
SAFECO CORP NT 6.875 DUE 07-15-2007 REG CUSIP: 786429AK6                            100,000.000       100,572.240       100,857.600
SAFECO CORP SR NT 7.25 DUE 09-01-2012 BEO CUSIP: 786429AN0                          170,000.000       193,460.400       183,750.960
UNUM CORP NT 6.75 DUE 12-15-2028 BEO CUSIP: 903192AA0                               525,000.000       443,546.750       524,077.050
UNUMPROVIDENT CORP SR DEB 7.375% DUE 06-15-2032/06-14-2 CUSIP: 91529YAD8            100,000.000        96,125.000       106,717.700
UNUMPROVIDENT CORP SR NT 7.625% DUE 03-01-2011 BEO CUSIP: 91529YAC0                 129,000.000       132,074.080       137,304.890
WELLPOINT INC NT 5.25% DUE 01-15-2016 BEO CUSIP: 94973VAK3                        1,000,000.000       970,697.250       980,285.000
XEROX CORP NT 6.875 DUE 08-15-2011/08-14-2 CUSIP: 984121BN2                       1,150,000.000     1,177,250.000     1,208,937.500
XEROX CORP SR NT 7.125% DUE 06-15-2010/06-14-2 CUSIP: 984121BL6                     450,000.000       467,394.230       472,500.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                           22,538,577.05     22,804,019.65
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - OTHER                                                            23,659,128.55     23,989,829.95

Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
ASIA REGION - USD

FLEXTRONICS INTL LTD COM STK CUSIP: Y2573F102                                        18,900.000       195,975.990       216,972.000
UTI WORLDWIDE INC ORD NPV CUSIP: G87210103                                            4,700.000        94,684.680       140,530.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASIA REGION - USD                                                                                290,660.67        357,502.00

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                                Page 99 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
CANADA - USD

CDN NAT RES LTD COM CDN NAT RES COM STK CUSIP: 136385101                             21,600.000     1,176,955.390     1,149,768.000
CELESTICA INC SUB VTG SHS SUB VTG SHS CUSIP: 15101Q108                                5,900.000        64,869.020        46,079.000
MAGNA INTL INC CL A CUSIP: 559222401                                                  8,400.000       600,730.370       676,620.000
NORTEL NETWORKS CORP NEW COM NEW STK CUSIP: 656568508                                 7,350.000       155,751.440       196,465.500
NOVA CHEMICALS CORP COM CUSIP: 66977W109                                             14,300.000       358,939.370       398,970.000
PETRO-CDA COM PETRO-CANADA CUSIP: 71644E102                                           9,700.000       367,493.420       398,088.000
RESEARCH IN MOTION LTD COM CUSIP: 760975102                                           4,800.000       568,064.160       613,344.000
SUNCOR INC COM STK NPV CUSIP: 867229106                                               5,400.000       174,503.880       426,114.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CANADA - USD                                                                                   3,467,307.05      3,905,448.50

EUROPE REGION - USD

ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS CUSIP: 780259206                35,000.000     1,745,860.770     2,477,650.000
ORIENT-EXPRESS HOTELS COM CUSIP: G67743107                                            4,450.000       141,515.670       210,574.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL EUROPE REGION - USD                                                                            1,887,376.44      2,688,224.00

FRANCE - USD

ADR SANOFI-AVENTIS SPONSORED ADR CUSIP: 80105N105                                   107,000.000     4,708,322.890     4,940,190.000
ADR TOTAL SA CUSIP: 89151E109                                                         3,000.000       186,705.710       215,760.000
THOMSON SA SPONSORED ADR CUSIP: 885118109                                            15,200.000       381,650.150       296,704.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL FRANCE - USD                                                                                   5,276,678.75      5,452,654.00

GERMANY - USD

ADR SAP AKTIENGESELLSCHAFT SPONSORED ADR CUSIP: 803054204                            10,100.000       399,977.400       536,310.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL GERMANY - USD                                                                                    399,977.40        536,310.00

INDIA - USD

ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG 1 EQUIT CUSIP: 456788108            5,500.000       292,416.310       300,080.000
ADR PATNI COMPUTER SYS SPONSORED ADR CUSIP: 703248203                                 7,500.000       154,133.200       152,850.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INDIA - USD                                                                                      446,549.51        452,930.00

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                               Page 100 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL REGION - USD

ADR NOKIA CORP SPONSORED ADR CUSIP: 654902204                                        10,700.000       198,254.950       217,424.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTERNATIONAL REGION - USD                                                                       198,254.95        217,424.00

JAPAN - USD

ADR HITACHI LTD A.D.R. FOR 10 COM CUSIP: 433578507                                   28,700.000     1,724,605.410     1,789,732.000
ADR HONDA MOTOR CO. LTD AMER DEPOSITARY SHARES REPRESENTIN CUSIP: 438128308          37,000.000       866,334.980     1,462,980.000
ADR MATSUSHITA ELEC INDL LTD ADR CUSIP: 576879209                                   194,200.000     2,650,919.880     3,901,478.000
ADR SONY CORP AMERN SH NEW  CUSIP: 835699307                                        109,000.000     3,958,666.950     4,668,470.000
ADR TOYOTA MTR CORP ADR FOR 2 COM CUSIP: 892331307                                   10,300.000     1,220,436.390     1,383,393.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL JAPAN - USD                                                                                   10,420,963.61     13,206,053.00

MEXICO - USD

ADR CEMEX SAB DE CV CUSIP: 151290889                                                 17,100.000       520,142.240       579,348.000
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS CUSIP: 02364W105                20,200.000       637,334.880       913,444.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL MEXICO - USD                                                                                   1,157,477.12      1,492,792.00

NETHERLANDS - USD

#REORG ADR MITTAL STL CO N V CL A N Y REGISTRY SH N/C TO CUSIP: 60684P101             5,500.000       220,517.000       231,990.000
ADR AEGON N V NY REGISTRY SHS SHS CUSIP: 007924103                                  110,518.000     1,492,999.750     2,094,316.100
ADR AKZO NOBEL N V SPONSORED ADR CUSIP: 010199305                                    38,300.000     1,260,227.740     2,331,321.000
ADR KONINKLIJKE PHILIPS ELECTRS N V N Y REGISTRY SH NEW 20 CUSIP: 500472303          24,400.000       838,182.360       916,952.000
ADR UNILEVER N V NEW YORK SHS NEW CUSIP: 904784709                                   67,000.000     1,324,348.300     1,825,750.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL NETHERLANDS - USD                                                                              5,136,275.15      7,400,329.10

NORTH AMERICA REGION - USD

ADR TEVA PHARMACEUTICAL INDS CUSIP: 881624209                                         9,750.000       329,278.520       303,030.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL NORTH AMERICA REGION - USD                                                                       329,278.52        303,030.00

SWEDEN - USD

ADR VOLVO AKTIEBOLAGET CL B CUSIP: 928856400                                         16,400.000       543,783.340     1,128,648.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL SWEDEN - USD                                                                                     543,783.34      1,128,648.00

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                               Page 101 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
SWITZERLAND - USD

ADR CR SUISSE GROUP SPONSORED ADR ISIN US2254011081 CUSIP: 225401108                 38,300.000     2,404,355.870     2,675,255.000
ADR NOVARTIS AG CUSIP: 66987V109                                                     38,500.000     1,891,776.470     2,211,440.000
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104 CUSIP: 771195104                  13,600.000       802,574.970     1,217,170.080
ALCON INC COM CHF0.20 CUSIP: H01301102                                               35,250.000     2,993,755.270     3,939,892.500
UBS AG SHS COM CUSIP: H89231338                                                      14,000.000       722,095.960       844,620.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL SWITZERLAND - USD                                                                              8,814,558.54     10,888,377.58

UNITED KINGDOM - USD

ADR BP P L C SPONSORED ADR CUSIP: 055622104                                           3,400.000       211,781.780       228,140.000
ADR GLAXOSMITHKLINE PLC SPONSORED ADR CUSIP: 37733W105                               42,200.000     1,850,514.930     2,226,472.000
ADR UNILEVER PLC SPONSORED ADR NEW CUSIP: 904767704                                  33,580.000       750,785.560       934,195.600
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNEW ADR CUSIP: 92857W209                     80,675.000     2,028,913.860     2,241,151.500
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED KINGDOM - USD                                                                           4,841,996.13      5,629,959.10

UNITED STATES - USD

#REORG/AMERN PWR CONVERSION CASH MERGER EFF 2/14/07 CUSIP: 029066107                 34,100.000       596,467.410     1,043,119.000
#REORG/BELLSOUTH CORP STK MERGER TO AT &T SEC# 2017924 EF CUSIP: 079860102           16,500.000       490,865.100       777,315.000
#REORG/HIBBETT SPORTING GOODS INC N/C TOHIBBETT SPORTS INC CUSIP: 428565105          11,600.000       193,911.140       354,148.000
ABBOTT LAB COM CUSIP: 002824100                                                      33,000.000     1,457,116.990     1,607,430.000
ACCENTURE LTD BERMUDA CLS A COM CUSIP: G1150G111                                      4,600.000       152,513.460       169,878.000
ACE LTD ORD STK USD0.0416 CUSIP: G0070K103                                            1,800.000        98,416.080       109,026.000
ADAMS RESPIRATORY THERAPEUTICS INC COM STK CUSIP: 00635P107                           4,650.000       206,862.260       189,766.500
ADOBE SYS INC COM CUSIP: 00724F101                                                   30,600.000       985,088.770     1,258,272.000
ADR ACTIONS SEMICONDUCTOR CO LTD ADR ADR-COMMON STOCK CUSIP: 00507E107               16,000.000       134,149.040       132,800.000
ADR MELCO PBL ENTMT MACAU LTD ADR ADR CUSIP: 585464100                               30,161.000       641,440.020       641,222.860
ADVANCED ANALOGIC TECHNOLOGIES INC COM CUSIP: 00752J108                              14,700.000       167,055.880        79,233.000
ADVANCED MICRO DEVICES INC COM CUSIP: 007903107                                      60,100.000     2,036,289.380     1,223,035.000
ADVISORY BRD CO COM CUSIP: 00762W107                                                  3,960.000       178,209.460       212,018.400
AEROFLEX INC COM CUSIP: 007768104                                                    17,000.000       202,823.930       199,240.000
AFFILIATED MANAGERS GROUP INC COM STK CUSIP: 008252108                                4,500.000       290,689.940       473,085.000
AGERE SYS INC COM CUSIP: 00845V308                                                    9,000.000       112,320.000       172,530.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
------------------------------------------------------------------------------

                                                               Page 102 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

AGILENT TECHNOLOGIES INC COM CUSIP: 00846U101                                        11,700.000       303,991.010       407,745.000
AIRGAS INC COM CUSIP: 009363102                                                       2,630.000        67,942.240       106,567.600
AKAMAI TECHNOLOGIES INC COM STK CUSIP: 00971T101                                     14,700.000       726,355.980       780,864.000
ALCOA INC COM STK  CUSIP: 013817101                                                  65,700.000     1,700,923.200     1,971,657.000
ALKERMES INC COM CUSIP: 01642T108                                                     9,200.000       170,067.720       123,004.000
ALLSCRIPTS HEALTHCARE SOLUTIONS INC COM CUSIP: 01988P108                              6,000.000       157,685.160       161,940.000
ALLSTATE CORP COM  CUSIP: 020002101                                                   4,100.000       228,448.570       266,951.000
ALTRIA GROUP INC COM CUSIP: 02209S103                                                14,900.000     1,099,647.270     1,278,718.000
AMER EXPRESS CO COM CUSIP: 025816109                                                 10,600.000       427,874.200       643,102.000
AMERN INTL GROUP INC COM CUSIP: 026874107                                            68,300.000     4,529,092.440     4,894,378.000
AMERN MED SYS HLDGS INC COM STK CUSIP: 02744M108                                     12,500.000       222,763.090       231,500.000
AMGEN INC COM CUSIP: 031162100                                                       22,950.000     1,571,534.330     1,567,714.500
ANDERSONS INC COM  CUSIP: 034164103                                                   6,500.000       240,500.000       275,535.000
ANGIODYNAMICS INC COM STK CUSIP: 03475V101                                            7,200.000       164,367.510       154,728.000
ANIXTER INTL INC COM  CUSIP: 035290105                                                4,150.000       241,493.990       225,345.000
APPLE INC CUSIP: 037833100                                                           93,550.000     4,297,312.380     7,936,782.000
APPLEBEES INTL INC COM CUSIP: 037899101                                               8,100.000       189,694.800       199,827.000
ARMOR HLDGS INC COM CUSIP: 042260109                                                  4,400.000       249,231.750       241,340.000
ARROW ELECTR INC COM CUSIP: 042735100                                                 2,900.000       101,150.550        91,495.000
ARTHROCARE CORP COM CUSIP: 043136100                                                  4,470.000       170,855.360       178,442.400
ASSURANT INC COM CUSIP: 04621X108                                                     4,500.000       193,948.150       248,625.000
AT&T INC COM CUSIP: 00206R102                                                        25,300.000       701,485.830       904,475.000
AUTOLIV INC COM STK CUSIP: 052800109                                                  4,000.000       234,050.800       241,200.000
AVAYA INC COM CUSIP: 053499109                                                       91,200.000       734,187.230     1,274,976.000
AVERY DENNISON CORP COM CUSIP: 053611109                                              3,500.000       207,279.800       237,755.000
AVIS BUDGET GROUP INC COM STK CUSIP: 053774105                                        5,830.000       132,407.200       126,452.700
AVON PRODS INC COM USD0.25 CUSIP: 054303102                                          27,100.000       783,559.110       895,384.000
BAKER HUGHES INC COM CUSIP: 057224107                                                33,900.000     1,184,512.930     2,530,974.000
BANK AMER CORP COM CUSIP: 060505104                                                  47,455.000     1,812,504.090     2,533,622.450
BASIC ENERGY SVCS INC NEW COM CUSIP: 06985P100                                       10,290.000       227,766.550       253,648.500
BAXTER INTL INC COM  CUSIP: 071813109                                                 2,200.000       102,165.500       102,058.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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
Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

BE AEROSPACE INC COM CUSIP: 073302101                                                14,590.000       252,770.920       374,671.200
BECTON DICKINSON & CO COM CUSIP: 075887109                                           11,100.000       330,408.340       778,665.000
BMC SOFTWARE INC COM STK CUSIP: 055921100                                            44,500.000       810,679.960     1,432,900.000
BOEING CO COM CUSIP: 097023105                                                       73,700.000     5,304,681.810     6,547,508.000
BORG WARNER INC COM CUSIP: 099724106                                                  2,800.000       154,010.080       165,256.000
BRISTOL MYERS SQUIBB CO COM CUSIP: 110122108                                         62,700.000     1,408,207.090     1,650,264.000
BROADCOM CORP CL A CL A CUSIP: 111320107                                            127,625.000     3,402,095.270     4,123,563.750
BRONCO DRILLING CO INC COM CUSIP: 112211107                                           7,000.000       160,675.770       120,330.000
CA INC COM CUSIP: 12673P105                                                          94,246.000     2,524,380.810     2,134,671.900
CAP 1 FNCL COM CUSIP: 14040H105                                                      37,000.000     1,675,075.760     2,842,340.000
CARDINAL HLTH INC CUSIP: 14149Y108                                                   69,000.000     3,743,846.240     4,445,670.000
CAREMARK RX INC COM CUSIP: 141705103                                                  1,000.000        32,081.210        57,110.000
CARPENTER TECH CORP COM CUSIP: 144285103                                              1,340.000       144,775.160       137,376.800
CARTER INC FORMERLY CARTER HLDGS INC TO 09/13/2003 COM CUSIP: 146229109               7,880.000       175,874.540       200,940.000
CBS CORP NEW CL B CUSIP: 124857202                                                   12,000.000       298,817.370       374,160.000
CELGENE CORP COM CUSIP: 151020104                                                    27,800.000       840,821.890     1,599,334.000
CENT EUROPEAN DISTR CORP COM STK CUSIP: 153435102                                    10,900.000       263,915.910       323,730.000
CENT EUROPEAN MEDIA ENTERPRISES LTD NEW COM STK CUSIP: G20045202                      3,990.000       205,832.790       279,300.000
CENTEX CORP COM CUSIP: 152312104                                                     32,300.000     1,977,967.150     1,817,521.000
CENTRAL GARDEN & PET CO COM CUSIP: 153527106                                          3,000.000       131,853.340       145,260.000
CERIDIAN CORP NEW COM CUSIP: 156779100                                                5,700.000       141,856.470       159,486.000
CHEVRON CORP COM CUSIP: 166764100                                                    81,311.000     3,788,696.550     5,978,797.830
CHGO MERCANTILE EXCHANGE HLDGS INC CL A CUSIP: 167760107                              2,800.000     1,337,715.750     1,427,300.000
CHUBB CORP COM CUSIP: 171232101                                                      40,700.000     1,507,146.390     2,153,437.000
CIGNA CORP COM CUSIP: 125509109                                                       2,500.000       271,276.780       328,925.000
CISCO SYS INC COM CUSIP: 17275R102                                                  138,800.000     3,121,134.120     3,793,404.000
CIT GROUP INC NEW COM CUSIP: 125581108                                                4,900.000       225,324.540       273,273.000
CITIGROUP INC COM CUSIP: 172967101                                                  107,100.000     4,989,379.810     5,965,470.000
CLOROX CO COM CUSIP: 189054109                                                        3,950.000       239,289.920       253,392.500
COACH INC COM CUSIP: 189754104                                                       43,000.000     1,145,114.290     1,847,280.000
COCA COLA CO COM CUSIP: 191216100                                                     5,900.000       244,129.020       284,675.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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
Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A CUSIP: 192446102                        17,100.000       942,778.010     1,319,436.000
COLGATE-PALMOLIVE CO COM CUSIP: 194162103                                             4,500.000       248,940.000       293,580.000
COMCAST CORP NEW CL A CL A CUSIP: 20030N101                                         223,757.000     6,381,653.730     9,471,633.810
COMCAST CORP NEW CL A SPL CL A SPL CUSIP: 20030N200                                  53,000.000     2,091,150.550     2,219,640.000
COMERICA INC COM CUSIP: 200340107                                                    12,000.000       678,711.820       704,160.000
COMPUTER SCI CORP COM CUSIP: 205363104                                               32,500.000     1,163,364.930     1,734,525.000
COMPUWARE CORP COM CUSIP: 205638109                                                 110,300.000       776,610.040       918,799.000
CONCEPTUS INC COM CUSIP: 206016107                                                    6,500.000       129,252.180       138,385.000
CONOCOPHILLIPS COM CUSIP: 20825C104                                                  45,700.000     1,691,639.440     3,288,115.000
CONSECO INC COM NEW STK CUSIP: 208464883                                             22,000.000       456,702.770       439,560.000
COPA HOLDINGS SA COM STK CUSIP: P31076105                                             4,550.000       181,450.290       211,848.000
CORNING INC COM CUSIP: 219350105                                                     72,600.000     1,389,027.070     1,358,346.000
CORPORATE EXECUTIVE BRD CO COMMON STOCK CUSIP: 21988R102                              1,600.000       110,532.440       140,320.000
COUNTRYWIDE FINL CORP COM STK $.05 PAR CUSIP: 222372104                              19,600.000       810,766.780       832,020.000
CROCS INC COM CUSIP: 227046109                                                        7,920.000       212,140.930       342,144.000
CROWN HLDGS INC COM CUSIP: 228368106                                                  8,300.000       155,389.030       173,636.000
CUMMINS INC CUSIP: 231021106                                                          1,900.000       232,714.420       224,542.000
DAIMLERCHRYSLER AG ORD NPV(REGD) CUSIP: D1668R123                                     3,800.000       199,458.200       233,358.000
DELL INC COM STK CUSIP: 24702R101                                                    85,000.000     1,927,829.840     2,132,650.000
DIGENE CORP COM CUSIP: 253752109                                                      3,250.000       157,968.250       155,740.000
DISNEY WALT CO COM CUSIP: 254687106                                                  42,000.000     1,144,348.020     1,439,340.000
DOBSON COMMUNICATIONS CORP CL A CUSIP: 256069105                                     16,300.000       142,188.660       141,973.000
DOMINION RES INC VA NEW COM CUSIP: 25746U109                                          4,700.000       346,360.860       394,048.000
DOW CHEM CO COM CUSIP: 260543103                                                     89,500.000     3,121,420.940     3,574,630.000
DU PONT E I DE NEMOURS & CO COM STK CUSIP: 263534109                                  1,200.000        47,238.240        58,452.000
DUKE ENERGY CORP NEW COM STK CUSIP: 26441C105                                        39,600.000       780,095.750     1,315,116.000
EARTHLINK INC COM STK CUSIP: 270321102                                               22,000.000       146,233.400       156,200.000
EATON CORP COM CUSIP: 278058102                                                       3,700.000       244,664.350       278,018.000
EBAY INC COM CUSIP: 278642103                                                        23,900.000       747,541.440       718,673.000
ECHOSTAR COMMUNICATIONS CORP NEW CL A CUSIP: 278762109                               26,000.000       786,665.500       988,780.000
ELECTR ARTS COM CUSIP: 285512109                                                     13,800.000       680,659.180       694,968.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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
Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

ELECTR DATA SYS CORP NEW COM CUSIP: 285661104                                       193,600.000     4,341,798.300     5,333,680.000
ELECTRONICS FOR IMAGING INC COM CUSIP: 286082102                                      8,600.000       238,864.740       228,588.000
EMBARQ CORP COM STK CUSIP: 29078E105                                                  1,140.000        48,938.580        59,918.400
EMULEX CORP COM NEW CUSIP: 292475209                                                  9,000.000       186,373.700       175,590.000
ENERGY CONVERSION DEVICES INC COM CUSIP: 292659109                                    4,380.000       112,001.110       148,832.400
ENSCO INTL INC COM CUSIP: 26874Q100                                                   4,100.000       195,406.000       205,246.000
ENTERGY CORP NEW COM CUSIP: 29364G103                                                 4,100.000       285,317.400       378,512.000
ESCHELON TELECOM INC COM STK CUSIP: 296290109                                        11,200.000       200,990.140       221,872.000
EURONET WORLDWIDE INC COM CUSIP: 298736109                                            7,300.000       195,973.250       216,737.000
EVEREST RE GROUP COM CUSIP: G3223R108                                                 4,375.000       450,732.550       429,231.250
EXAR CORP COM CUSIP: 300645108                                                       13,700.000       183,145.930       178,100.000
EXELON CORP COM CUSIP: 30161N101                                                     30,600.000     1,841,322.570     1,893,834.000
EXXON MOBIL CORP COM CUSIP: 30231G102                                                27,300.000     1,659,492.470     2,091,999.000
EXXON MOBIL CORP COM CUSIP: 30231G102                                                36,100.000     1,785,078.570     2,766,343.000
F P L GROUP INC COM CUSIP: 302571104                                                 22,600.000       908,355.830     1,229,892.000
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN COM CUSIP: 313400301                   27,000.000     1,706,914.500     1,833,300.000
FEDEX CORP COM CUSIP: 31428X106                                                      36,000.000     2,368,174.050     3,910,320.000
FEDT DEPT STORES INC DEL COM CUSIP: 31410H101                                        43,902.000       968,282.530     1,673,983.260
FINISAR CORP COM CUSIP: 31787A101                                                    30,000.000       108,595.170        96,900.000
FIRST DATA CORP COM CUSIP: 319963104                                                  6,100.000       153,320.030       155,672.000
FIRST MERCURY FINL CORP COM CUSIP: 320841109                                         14,500.000       246,500.000       341,040.000
FIRSTENERGY CORP COM CUSIP: 337932107                                                13,200.000       513,595.610       795,960.000
FLOWSERVE CORP COM CUSIP: 34354P105                                                  16,700.000       946,918.850       842,849.000
FLUOR CORP NEW COM CUSIP: 343412102                                                   6,100.000       512,028.350       498,065.000
FNMA COM STK CUSIP: 313586109                                                        10,000.000       569,134.320       593,900.000
FORMFACTOR INC COM STK CUSIP: 346375108                                               3,650.000       135,280.470       135,962.500
FORTUNE BRANDS INC COM STK CUSIP: 349631101                                          12,500.000       969,626.380     1,067,375.000
FRKLN RES INC COM CUSIP: 354613101                                                   29,000.000     2,501,752.230     3,194,930.000
GAP INC COM CUSIP: 364760108                                                         91,200.000     1,452,427.630     1,778,400.000
GARDNER DENVER INC COM CUSIP: 365558105                                               7,700.000       244,863.560       287,287.000
GEN MILLS INC COM CUSIP: 370334104                                                    5,800.000       283,270.840       334,080.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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
Security Description / Asset ID                                                Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

GENENTECH INC COM STK CUSIP: 368710406                                               56,300.000     3,468,932.060     4,567,619.000
GENERAL ELEC CO COM CUSIP: 369604103                                                211,600.000     7,162,091.730     7,873,636.000
GENLYTE GROUP INC COM CUSIP: 372302109                                                3,250.000       250,877.680       253,857.500
GENUINE PARTS CO COM CUSIP: 372460105                                                27,000.000       858,645.870     1,280,610.000
GENWORTH FINL INC COM CL A CUSIP: 37247D106                                          69,400.000     2,003,280.310     2,374,174.000
GFI GROUP INC COM STK CUSIP: 361652209                                                7,680.000       249,590.610       478,156.800
GILEAD SCI INC COM CUSIP: 375558103                                                  77,600.000     3,545,080.170     5,038,568.000
GLOBALSANTAFE CORPORATION GLOBAL SANTA FE CORP CUSIP: G3930E101                      18,600.000       957,307.100     1,093,308.000
GMX RES INC COM STK CUSIP: 38011M108                                                  8,200.000       227,346.520       291,100.000
GOLDMAN SACHS GROUP INC COM CUSIP: 38141G104                                         17,565.000     2,001,415.240     3,501,582.750
GOOGLE INC CL A CL A CUSIP: 38259P508                                                20,375.000     6,233,891.050     9,382,280.000
HALLIBURTON CO COM CUSIP: 406216101                                                 110,400.000     2,637,068.840     3,427,920.000
HANSEN NAT CORP COM CUSIP: 411310105                                                 12,000.000       210,068.280       404,160.000
HARRAH S ENTMT INC COM STK CUSIP: 413619107                                           9,400.000       636,481.340       777,568.000
HARTFORD FINL SVCS CORP - DEL COM CUSIP: 416515104                                    6,600.000       543,466.690       615,846.000
HEALTHEXTRAS INC COM STK CUSIP: 422211102                                             4,500.000        83,666.790       108,450.000
HEICO CORP NEW CL A CL A CUSIP: 422806208                                             8,580.000       185,876.330       279,536.400
HERCULES INC VTG COM CUSIP: 427056106                                                 5,800.000        82,840.240       111,998.000
HERTZ GLOBAL HLDGS INC COM CUSIP: 42805T105                                          23,600.000       354,000.000       410,404.000
HEWLETT PACKARD CO COM CUSIP: 428236103                                             269,300.000     7,073,489.570    11,092,467.000
HILTON HOTELS CORP COM CUSIP: 432848109                                              42,100.000     1,121,556.300     1,469,290.000
HLTH MGMT ASSOC INC NEW CL A COM CUSIP: 421933102                                    41,900.000       871,245.420       884,509.000
HOME DEPOT INC COM CUSIP: 437076102                                                  32,500.000     1,275,754.140     1,305,200.000
HUB INTL LTD COM CUSIP: 44332P101                                                     4,350.000       123,773.150       136,546.500
HUNTINGTON BANCSHARES INC COM CUSIP: 446150104                                        9,600.000       233,173.440       228,000.000
ICONIX BRAND GROUP INC COM CUSIP: 451055107                                          14,000.000       210,610.440       271,460.000
ICU MED INC COM CUSIP: 44930G107                                                      4,300.000       189,058.560       174,924.000
IDEARC INC COM STK CUSIP: 451663108                                                   1,215.000        28,107.750        34,809.750
ILLUMINA INC COM CUSIP: 452327109                                                     3,500.000        59,257.930       137,585.000
IMMUCOR INC COM STK CUSIP: 452526106                                                 12,200.000       243,055.840       356,606.000
INGERSOLL-RAND CO CL A COM STK CUSIP: G4776G101                                       2,100.000        82,955.040        82,173.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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
Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

INTEGRA LIFESCIENCES HLDG CORP COM DESP CUSIP: 457985208                              4,860.000       189,216.750       206,987.400
INTERCONTINENTALEXCHANGE INC COM CUSIP: 45865V100                                     2,600.000       225,261.900       280,540.000
INTERNAP DELAWARE INC COM PAR $.001 COM STK CUSIP: 45885A300                         10,110.000       193,848.480       200,885.700
INTERNATIONAL BUSINESS MACHS CORP COM COM CUSIP: 459200101                            3,900.000       316,797.000       378,885.000
INTERPUBLIC GROUP COMPANIES INC COM CUSIP: 460690100                                145,100.000     1,453,415.020     1,776,024.000
INTL GAME TECH COM CUSIP: 459902102                                                   4,000.000       176,839.760       184,800.000
INTL PAPER CO COM CUSIP: 460146103                                                   16,000.000       551,673.810       545,600.000
INVENTIV HEALTH INC COM STK CUSIP: 46122E105                                          8,590.000       213,551.440       303,656.500
I2 TECHNOLOGIES INC COM NEW CUSIP: 465754208                                         11,500.000       223,633.750       262,430.000
JANUS CAP GROUP INC COM CUSIP: 47102X105                                             10,700.000       176,511.830       231,013.000
JONES APPAREL GROUP INC COM CUSIP: 480074103                                          5,800.000       182,584.000       193,894.000
JONES LANG LASALLE INC COM STK CUSIP: 48020Q107                                       3,000.000        97,518.820       276,510.000
JPMORGAN CHASE & CO COM CUSIP: 46625H100                                             80,900.000     3,063,151.890     3,907,470.000
KELLOGG CO COM CUSIP: 487836108                                                       5,100.000       223,992.510       255,306.000
KENEXA CORP COM CUSIP: 488879107                                                      5,290.000       172,522.090       175,945.400
KEYCORP NEW COM CUSIP: 493267108                                                      8,400.000       284,769.280       319,452.000
KIMBERLY-CLARK CORP COM CUSIP: 494368103                                              5,100.000       295,405.260       346,545.000
KNOLL INC COM NEW COM CUSIP: 498904200                                               17,000.000       332,571.800       374,000.000
KNOT INC COM STK CUSIP: 499184109                                                     8,800.000       143,233.260       230,912.000
KOHLS CORP COM CUSIP: 500255104                                                      41,000.000     2,684,041.000     2,805,630.000
KRISPY KREME DOUGHNUTS INC COM STK CUSIP: 501014104                                  15,000.000       160,286.860       166,500.000
KROGER CO COM CUSIP: 501044101                                                       12,000.000       218,835.600       276,840.000
LAS VEGAS SANDS CORP COM STK CUSIP: 517834107                                         6,700.000       543,272.710       599,516.000
LAZARD LTD COM CLASS 'A' USD0.01 CUSIP: G54050102                                    12,000.000       558,486.450       568,080.000
LEGG MASON INC COM CUSIP: 524901105                                                  20,550.000     1,915,094.210     1,953,277.500
LIBERTY MEDIA CORP NEW CAP COM SER A CUSIP: 53071M302                                 7,195.000       477,126.990       704,966.100
LIBERTY MEDIA CORP NEW INTERACTIVE COM SER A CUSIP: 53071M104                        26,475.000       451,327.530       571,065.750
LIFE TIME FITNESS INC COM CUSIP: 53217R207                                            6,430.000       187,554.630       311,919.300
LIZ CLAIBORNE INC COM CUSIP: 539320101                                                2,300.000        79,314.350        99,958.000
LKQ CORP COM LKQ CORP CUSIP: 501889208                                               12,300.000       261,667.750       282,777.000
LOCKHEED MARTIN CORP COM CUSIP: 539830109                                             8,100.000       518,460.930       745,767.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                               Page 108 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

LOEWS CORP COM CUSIP: 540424108                                                      40,000.000       610,911.320     1,658,800.000
LOWES COS INC COM CUSIP: 548661107                                                   13,400.000       407,257.480       417,410.000
LTD BRANDS CUSIP: 532716107                                                           8,300.000       193,170.880       240,202.000
LUBRIZOL CORP COM CUSIP: 549271104                                                    3,400.000       153,678.980       170,442.000
MARATHON OIL CORP COM CUSIP: 565849106                                                4,800.000       383,145.800       444,000.000
MARRIOTT INTL INC NEW COM STK CL A CUSIP: 571903202                                  13,700.000       463,888.040       653,764.000
MARVELL TECH GROUP COM USD0.002 CUSIP: G5876H105                                     89,500.000     1,527,850.540     1,717,505.000
MASCO CORP COM CUSIP: 574599106                                                      54,500.000     1,294,090.410     1,627,915.000
MATRIA HEALTHCARE INC COM NEW CUSIP: 576817209                                        2,800.000        81,544.050        80,444.000
MATTEL INC COM CUSIP: 577081102                                                       6,000.000        99,484.200       135,960.000
MBIA INC COM CUSIP: 55262C100                                                        11,800.000       624,524.070       862,108.000
MC DONALDS CORP COM CUSIP: 580135101                                                170,500.000     4,578,108.700     7,558,265.000
MEASUREMENT SPECIALTIES INC COM CUSIP: 583421102                                      8,000.000       219,887.470       173,120.000
MEN S WEARHOUSE INC COMMOM CUSIP: 587118100                                           6,000.000       173,184.510       229,560.000
MERCK & CO INC COM CUSIP: 589331107                                                  37,700.000     1,372,642.030     1,643,720.000
MERRILL LYNCH & CO INC COM STK CUSIP: 590188108                                      47,800.000     2,977,213.250     4,450,180.000
METLIFE INC COM ISIN US59156R1086 CUSIP: 59156R108                                   41,700.000     1,921,209.820     2,460,717.000
MICROS SYS INC COM CUSIP: 594901100                                                   5,500.000       253,925.400       289,850.000
MICROSEMI CORP COM CUSIP: 595137100                                                   5,900.000       153,360.860       115,935.000
MICROSOFT CORP COM CUSIP: 594918104                                                 144,300.000     3,998,118.650     4,308,798.000
MONRO MUFFLER BRAKE INC COM CUSIP: 610236101                                          6,310.000       182,745.310       221,481.000
MONSANTO CO NEW COM CUSIP: 61166W101                                             14,106,168.000   204,888,942.880   740,997,005.040
MORGAN STANLEY CUSIP: 617446448                                                       6,300.000       288,580.430       513,009.000
MOSAIC CO COM CUSIP: 61945A107                                                       15,600.000       216,809.850       333,216.000
MOTOROLA INC COM CUSIP: 620076109                                                   187,000.000     3,454,846.240     3,844,720.000
NATL CY CORP COM CUSIP: 635405103                                                     9,300.000       317,439.300       340,008.000
NCR CORP COM CUSIP: 62886E108                                                        21,200.000       286,475.070       906,512.000
NETWORK APPLIANCE INC DEL CUSIP: 64120L104                                           42,700.000     1,015,694.820     1,677,256.000
NEWS CORP CL A COM CUSIP: 65248E104                                                 297,100.000     4,210,526.480     6,381,708.000
NEWSTAR FINL INC COMSTK CUSIP: 65251F105                                             12,500.000       220,203.960       230,625.000
NIGHTHAWK RADIOLOGY HLDGS INC COM STK CUSIP: 65411N105                                6,910.000       132,022.070       176,205.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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
Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

NII HLDGS INC COM NEW CL B NEW CUSIP: 62913F201                                       7,400.000       418,640.480       476,856.000
NIKE INC CL B CL B CUSIP: 654106103                                                  29,500.000     2,587,897.310     2,921,385.000
NORTHROP GRUMMAN CORP COM CUSIP: 666807102                                           25,100.000     1,608,527.350     1,699,270.000
NOVEN PHARMACEUTICALS INC COM CUSIP: 670009109                                        5,800.000       120,061.720       147,610.000
NUANCE COMMUNICATIONS INC COM CUSIP: 67020Y100                                       20,400.000       221,740.380       233,784.000
NUTRI SYS INC NEW COM CUSIP: 67069D108                                                2,100.000       136,829.700       133,119.000
NVIDIA CORP COM CUSIP: 67066G104                                                     18,450.000       525,819.310       682,834.500
NYSE GROUP INC COM STK CUSIP: 62949W103                                              20,900.000     1,369,911.720     2,031,480.000
OCCIDENTAL PETE CORP COM CUSIP: 674599105                                            38,500.000       782,203.750     1,879,955.000
OLD DOMINION FGHT LINE INC COM CUSIP: 679580100                                       6,100.000       162,216.950       146,827.000
OLD REP INTL CORP COM CUSIP: 680223104                                                6,000.000       128,345.400       139,680.000
OMNICELL INC COM CUSIP: 68213N109                                                    10,100.000       141,733.300       188,163.000
ON SEMICONDUCTOR CORP COM CUSIP: 682189105                                           25,000.000       151,370.700       189,250.000
OPNET TECHNOLOGIES INC COM ISIN US6837571081 CUSIP: 683757108                         8,900.000       134,865.260       128,605.000
OPTIONSXPRESS HLDGS INC COM STK CUSIP: 684010101                                      6,000.000       153,475.480       136,140.000
ORACLE CORP COM CUSIP: 68389X105                                                     60,100.000     1,091,563.080     1,030,114.000
OWENS ILL INC COM NEW CUSIP: 690768403                                                7,700.000       145,367.560       142,065.000
PARTNERRE HLDG LTD COM STK CUSIP: G6852T105                                           2,900.000       176,431.940       205,987.000
PDL BIOPHARMA INC COM CUSIP: 69329Y104                                                7,800.000       153,116.210       157,092.000
PENNEY J.C CO INC COM CUSIP: 708160106                                               18,950.000     1,046,697.030     1,465,972.000
PEPSICO INC COM CUSIP: 713448108                                                     18,200.000     1,017,861.490     1,138,410.000
PERFICIENT INC COM STK CUSIP: 71375U101                                               9,500.000       152,020.600       155,895.000
PERICOM SEMICONDUCTOR CORP COM CUSIP: 713831105                                      15,900.000       184,901.670       182,373.000
PFIZER INC COM STK $.11 1/9 PAR CUSIP: 717081103                                    257,000.000     6,564,946.400     6,656,300.000
PHYSICIANS FORMULA HLDGS INC COM CUSIP: 719427106                                     9,500.000       161,500.000       177,555.000
PINNACLE W. CAP CORP COM CUSIP: 723484101                                             5,000.000       208,649.000       253,450.000
PITNEY BOWES INC COM CUSIP: 724479100                                                26,300.000       948,291.490     1,214,797.000
PMC SIERRA INC COM CUSIP: 69344F106                                                  25,600.000       201,560.380       171,776.000
POOL CORP COM STK CUSIP: 73278L105                                                    4,500.000       179,397.780       176,265.000
PPG IND INC COM CUSIP: 693506107                                                      4,400.000       259,134.040       282,524.000
PRIVATEBANCORP INC COM CUSIP: 742962103                                               4,740.000       205,343.020       197,326.200

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                               Page 110 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

PROASSURANCE CORP COM CUSIP: 74267C106                                                2,500.000       124,061.750       124,800.000
PROCTER & GAMBLE CO COM CUSIP: 742718109                                            121,925.000     6,684,369.630     7,836,119.750
PRUDENTIAL FINL INC COM CUSIP: 744320102                                              2,900.000       122,412.440       248,994.000
PSS WORLD MED INC COM CUSIP: 69366A100                                               15,000.000       242,377.410       292,950.000
PSYCHIATRIC SOLUTIONS INC COM CUSIP: 74439H108                                        9,000.000       180,551.880       337,680.000
PULTE HOMES INC COM CUSIP: 745867101                                                 28,600.000     1,040,693.940       947,232.000
QUALCOMM INC COM CUSIP: 747525103                                                   120,800.000     4,866,443.300     4,565,032.000
QUIKSILVER INC COM CUSIP: 74838C106                                                  13,200.000       182,015.170       207,900.000
R H DONNELLEY CORP COM NEW CUSIP: 74955W307                                          12,300.000       739,532.230       771,579.000
RACKABLE SYS INC COM CUSIP: 750077109                                                 7,000.000       243,356.850       216,790.000
RADIATION THERAPY SVCS INC COM CUSIP: 750323206                                       8,350.000       275,568.650       263,192.000
RAYTHEON CO WT EXP CUSIP: 755111119                                                     101.000             0.000         1,809.920
RBC BEARINGS INC COM CUSIP: 75524B104                                                 9,400.000       192,700.000       269,404.000
REALOGY CORP COM STK CUSIP: 75605E100                                                19,425.000       558,530.360       588,966.000
REGAL BELOIT CORP COM CUSIP: 758750103                                                3,900.000       202,031.430       204,789.000
RIGHTNOW TECHNOLOGIES INC COM CUSIP: 76657R106                                       11,750.000       174,193.050       202,335.000
ROCKWELL COLLINS INC COM CUSIP: 774341101                                             6,800.000       418,715.200       430,372.000
ROHM & HAAS CO COM CUSIP: 775371107                                                  25,300.000       916,260.190     1,293,336.000
ROPER INDS INC NEW COM CUSIP: 776696106                                               5,230.000       137,397.490       262,755.200
ROWAN COMPANIES INC COM CUSIP: 779382100                                              3,000.000       129,844.200        99,600.000
RUTHS CHRIS STEAK HSE INC COM STK CUSIP: 783332109                                   10,200.000       187,952.540       186,456.000
SAFECO CORP COM CUSIP: 786429100                                                     21,000.000     1,051,394.650     1,313,550.000
SAFEWAY INC COM NEW CUSIP: 786514208                                                 30,500.000       729,527.550     1,054,080.000
SAKS INC COM CUSIP: 79377W108                                                         7,100.000       112,042.260       126,522.000
SARA LEE CORP COM CUSIP: 803111103                                                   15,200.000       254,640.840       258,856.000
SCHERING-PLOUGH CORP COM CUSIP: 806605101                                           147,300.000     3,192,397.230     3,482,172.000
SCHLUMBERGER LTD COM STK CUSIP: 806857108                                            59,200.000     3,096,141.350     3,739,072.000
SCHWAB CHARLES CORP COM NEW CUSIP: 808513105                                        101,000.000     1,615,046.350     1,953,340.000
SKYWORKS SOLUTIONS INC COM CUSIP: 83088M102                                          22,800.000       157,178.640       161,424.000
SMURFIT-STONE CONTAINER CORP COM CUSIP: 832727101                                     9,300.000       125,279.370        98,208.000
SOLUTIA INC COM STK CUSIP: 834376105                                                363,046.000     7,063,178.900       270,469.270

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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
Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

SONOCO PROD CO COM CUSIP: 835495102                                                   5,000.000       164,090.000       190,300.000
SPIRIT AEROSYSTEMS HLDGS INC CL A CUSIP: 848574109                                   22,600.000       644,952.400       756,422.000
SPRINT NEXTEL CORP CUSIP: 852061100                                                 125,000.000     2,449,723.420     2,361,250.000
SPX CORP COM CUSIP: 784635104                                                         3,300.000       158,526.390       201,828.000
ST JOE CO COM CUSIP: 790148100                                                       12,700.000       764,597.200       680,339.000
ST JUDE MED INC COM CUSIP: 790849103                                                 45,100.000     1,929,057.620     1,648,856.000
ST PAUL TRAVELERS CORP CUSIP: 792860108                                             103,600.000     4,234,166.730     5,562,284.000
STANLEY INC COM CUSIP: 854532108                                                     10,300.000       133,900.000       174,173.000
STARBUCKS CORP COM CUSIP: 855244109                                                  14,300.000       529,210.940       506,506.000
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK CUSIP: 85590A401                     40,300.000     2,340,613.670     2,518,750.000
SUN HEALTHCARE GROUP INC COM NEW COM NEW CUSIP: 866933401                            19,000.000       214,329.000       239,970.000
SUN MICROSYSTEMS INC COM STK $.00067 PAR CUSIP: 866810104                           237,600.000       916,023.310     1,287,792.000
SUN TR BANKS INC COM CUSIP: 867914103                                                 5,000.000       352,963.000       422,250.000
SUNOCO INC COM CUSIP: 86764P109                                                       3,300.000       213,370.810       205,788.000
SUPERIOR ENERGY SVCS INC COM CUSIP: 868157108                                         8,500.000       225,914.690       277,780.000
SUPERIOR WELL SVCS INC COM STK CUSIP: 86837X105                                      13,000.000       233,473.850       332,280.000
SYSTEMS XCELLENCE INC COM NEW COM CUSIP: 871929204                                    8,437.000       163,193.490       170,174.290
TARGET CORP COM CUSIP: 87612E106                                                     47,400.000     2,420,751.930     2,704,170.000
TECH DATA CORP COM CUSIP: 878237106                                                   2,800.000       116,254.880       106,036.000
TELLABS INC COM CUSIP: 879664100                                                      7,000.000        93,170.000        71,820.000
TENET HEALTHCARE CORP COM CUSIP: 88033G100                                           76,600.000       583,410.430       533,902.000
TEXTRON INC COM CUSIP: 883203101                                                      1,900.000       159,393.280       178,163.000
THERMO FISHER CORP CUSIP: 883556102                                                  33,000.000       645,898.080     1,494,570.000
TIFFANY & CO COM CUSIP: 886547108                                                    16,400.000       639,324.730       643,536.000
TIME WARNER INC NEW COM CUSIP: 887317105                                            355,200.000     5,967,122.730     7,736,256.000
TORCHMARK CORP COM CUSIP: 891027104                                                   4,200.000       234,463.830       267,792.000
TOWER GROUP INC COM CUSIP: 891777104                                                  4,700.000       144,198.000       146,029.000
TRANSACTION SYS ARCHITECTS INC COM CUSIP: 893416107                                  10,450.000       350,278.460       340,356.500
TRANSOCEAN INC CUSIP: G90078109                                                      12,500.000       784,659.880     1,011,125.000
TRIDENT MICROSYSTEMS INC COM CUSIP: 895919108                                         7,400.000       157,546.870       134,532.000
TWEEN BRANDS INC COM STK CUSIP: 901166108                                             5,300.000       187,606.400       211,629.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

TYCO INTL LTD NEW COM CUSIP: 902124106                                              142,200.000     3,730,746.580     4,322,880.000
ULTIMATE SOFTWARE GROUP INC COM CUSIP: 90385D107                                      9,000.000       192,770.090       209,340.000
UNION PAC CORP COM CUSIP: 907818108                                                  43,000.000     2,546,923.560     3,956,860.000
UNIONBANCAL CORP DE COM STK CUSIP: 908906100                                          3,900.000       253,134.320       238,875.000
UNITED CMNTY BKS INC BLAIRSVILLE GA CDT-CAP STK CDT-CA CUSIP: 90984P105               8,000.000       224,473.380       258,560.000
UNITED NAT FOODS INC COM CUSIP: 911163103                                             7,200.000       181,253.740       258,624.000
UNITED TECHNOLOGIES CORP COM CUSIP: 913017109                                        28,775.000     1,567,309.690     1,799,013.000
UNITEDHEALTH GROUP INC COM CUSIP: 91324P102                                          19,750.000       994,787.480     1,061,167.500
UNUMPROVIDENT CORP COM CUSIP: 91529Y106                                              86,700.000     1,858,421.200     1,801,626.000
UNVL COMPRESSION HLDGS INC COM STK CUSIP: 913431102                                   2,380.000       110,653.830       147,821.800
US BANCORP CUSIP: 902973304                                                           7,900.000       234,476.740       285,901.000
VALUECLICK INC COM STK ISIN#US92046N1028 CUSIP: 92046N102                             5,800.000       102,952.840       137,054.000
VARIAN SEMICONDUCTOR EQUIPTMENT ASSOCS INC COM CUSIP: 922207105                       7,005.000       184,389.860       318,867.600
VCA ANTECH INC COM STK CUSIP: 918194101                                               7,900.000       106,338.520       254,301.000
VERIZON COMMUNICATIONS COM CUSIP: 92343V104                                          24,300.000       743,701.560       904,932.000
VIACOM INC NEW CL B CUSIP: 92553P201                                                  2,800.000       128,636.690       114,884.000
VIASYS HEALTHCARE INC COM NEW CUSIP: 92553Q209                                       10,950.000       285,771.340       304,629.000
VOLCOM INC COM CUSIP: 92864N101                                                       7,320.000       219,875.140       216,452.400
WACHOVIA CORP NEW COM CUSIP: 929903102                                               96,634.000     3,196,738.320     5,503,306.300
WADDELL & REED FINL INC CL A COM CUSIP: 930059100                                     4,200.000        95,392.080       114,912.000
WAL-MART STORES INC COM CUSIP: 931142103                                            117,400.000     5,561,173.070     5,421,532.000
WALGREEN CO COM CUSIP: 931422109                                                     17,100.000       676,335.080       784,719.000
WASHINGTON MUT INC COM CUSIP: 939322103                                              15,600.000       651,239.860       709,644.000
WASTE MGMT INC DEL COM STK CUSIP: 94106L109                                          17,400.000       531,417.150       639,798.000
WELLPOINT INC COM CUSIP: 94973V107                                                  124,200.000     7,729,124.960     9,773,298.000
WELLS FARGO & CO NEW COM STK CUSIP: 949746101                                        56,400.000     1,434,922.660     2,005,584.000
WEYERHAEUSER CO COM CUSIP: 962166104                                                  8,200.000       507,724.280       579,330.000
WHOLE FOODS MKT INC COM CUSIP: 966837106                                             13,700.000       637,140.250       642,941.000
WILLIAMS SCOTSMAN INTL INC COM STK CUSIP: 96950G102                                  11,900.000       254,397.550       233,478.000
WILLIAMS SONOMA INC COM CUSIP: 969904101                                              2,600.000        88,623.380        81,744.000
WITNESS SYS INC COM CUSIP: 977424100                                                 10,500.000       214,513.080       184,065.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                               Page 113 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

WORLD FUEL SERVICE COM STK USD0.01 CUSIP: 981475106                                   7,000.000       239,113.770       311,220.000
WRIGLEY WM JR CO CAP CUSIP: 982526105                                                27,200.000     1,422,533.170     1,406,784.000
WYETH COM CUSIP: 983024100                                                           48,800.000     1,953,019.630     2,484,896.000
WYNDHAM WORLDWIDE CORP COM STK CUSIP: 98310W108                                      14,160.000       510,537.480       453,403.200
XEROX CORP COM CUSIP: 984121103                                                     184,200.000     1,858,152.640     3,122,190.000
XL CAP LTD SHS A CUSIP: G98255105                                                     9,000.000       598,311.550       648,180.000
YAHOO INC COM CUSIP: 984332106                                                       29,100.000       849,251.400       743,214.000
YUM BRANDS INC COM CUSIP: 988498101                                                   7,400.000       380,557.800       435,120.000
ZIONS BANCORP COM CUSIP: 989701107                                                   11,950.000       973,445.250       985,158.000
5 STAR QUAL CARE INC COM CUSIP: 33832D106                                            23,500.000       250,328.220       262,025.000
5TH 3RD BANCORP COM CUSIP: 316773100                                                  8,000.000       300,000.000       327,440.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          551,975,290.89  1,167,892,982.33
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - COMMON                                                                     595,186,428.07  1,221,552,663.61

Participant Loans
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MONSANTO PARTICIPANT LOANS CUSIP: 999899602                                      19,038,840.460    19,038,840.460    19,038,840.460
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                           19,038,840.46     19,038,840.46
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL PARTICIPANT LOANS                                                                             19,038,840.46     19,038,840.46

Value of Interest in Common/Collective Trusts
-----------------------------------------------------------------------------------------------------------------------------------

UNITED STATES - USD

COLTV STIF CUSIP: 195997KR1                                                      25,008,193.500    25,008,193.500    25,008,193.500
MFB NTGI-QM COLTV DAILY RUSSELL 1000 VALUE EQTY INDEX F CUSIP: 658991369             27,889.350    19,614,081.630    23,793,910.510
MFB NTGI-QM COLTV DAILY RUSSELL 2000 VALUE EQTY INDEX F CUSIP: 658991393             52,752.790    19,731,352.820    24,667,573.870
MFB NTGI-QM COLTV DAILY TIPS FD-LENDING CUSIP: 658991666                             39,616.680     5,392,000.430     5,598,708.450

NORTHERN TRUST      Generated by Northern Trust from periodic data on 20 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                               Page 114 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Value of Interest in Common/Collective Trusts
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MFO CAP GUARDIAN INTL NON-US EQTY (FUND 003-05)CUSIP: 1399977Q7                   5,905,127.270    85,399,548.950   129,086,082.110
MFO MELLON BNK EB DAILY LIQUIDITY INDEX FD CUSIP: 585992795                         451,086.370   111,367,499.420   142,338,950.800
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          266,512,676.75    350,493,419.24
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN COMMON/COLLECTIVE TRUSTS                                                266,512,676.75    350,493,419.24

Value of Interest in Registered Investment Companies
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MFC SPDR TR UNIT SER 1 STANDARD & POORS UNIT SER 1 CUSIP: 78462F103                     800.000       113,509.600       113,352.000
MFO FFTW FDS INC U S SHORT-TERM PORTFOLIO ADV CL  CUSIP: 30242R105                1,627,244.320    15,125,741.150    15,133,372.180
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                           15,239,250.75     15,246,724.18
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN REGISTERED INVESTMENT COM                                                15,239,250.75     15,246,724.18

Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

#REORG/EQTY OFFICE PPTY TR REIT CASH MERGER EFF DATE 02  CUSIP: 294741103            32,500.000       891,431.630     1,565,525.000
GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR  RATE  CUSIP: 999500FC0                 459,871,340.800   459,871,340.800   459,871,340.800
INNKEEPERS USA TR COM  CUSIP: 4576J0104                                              10,800.000       182,096.640       167,400.000
SUNSTONE HOTEL INVS INC NEW COM CUSIP: 867892101                                      7,000.000       200,504.150       187,110.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          461,145,373.22    461,791,375.80
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                                        461,145,373.22    461,791,375.80

Other Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

LIAB. RE: TERM NOTE @ 4.6% DATED 12/10/04 DUE 12/31/2012 ORIGINAL  **INC        -12,224,151.840   -12,224,151.840   -12,224,151.840
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          -12,224,151.84    -12,224,151.84

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
31 DEC 06                                   ACCOUNT NAME MONSANTO CONSOLIDATED
------------------------------------------------------------------------------

                                                               Page 115 of 120

o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Other Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

Pending trade purchases: United States dollar                                             0.000    -3,590,619.730    -3,590,619.730
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                              -3,590,619.73     -3,590,619.73
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER LIABILITIES                                                                            -15,814,771.57    -15,814,771.57

Payable Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

&&&INVESTMENT MANAGEMENT EXPENSE ACCRUAL CUSIP: 999899537                                 0.000             0.000             0.000
FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP: 999766066                                  7.000             0.000             0.000
RECORDKEEPING EXPENSE ACCRUAL CUSIP: 999899529                                            0.000             0.000             0.000
TRUSTEE/CUSTODY EXPENSE ACCRUAL CUSIP: 999899511                                          0.000             0.000             0.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                    0.00              0.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL PAYABLE OTHER                                                                                          0.00              0.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                            1,437,770,584.66  2,149,074,185.27

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 118 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Non-Interest Bearing Cash - USD
---------------------------------------------------------------------------------------------------------------------------------

USD - United States dollar                                                        -72,123.650       -72,123.650       -72,123.650
---------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                               -72,123.65        -72,123.65
---------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST BEARING CASH - USD                                                                -72,123.65        -72,123.65

Receivable Income - USD
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

INCOME FROM SECURITIES LENDING ACTIVITIES                                               4.000             0.000             0.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                  0.00              0.00
---------------------------------------------------------------------------------------------------------------------------------
TOTAL RECEIVABLE INCOME - USD                                                                              0.00              0.00

Certificates of Deposit
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

BK OF NY INSTL CTF DEP PROGRAM B BK NY DTD 05-09-2006 CUSIP: 06420AFV3            290,000.000       287,677.100       290,283.910
SOVEREIGN BK FSB WYOMISSING PA CTF DEP DTD 01-18-2005 4 0 CUSIP: 84603MLL8        100,000.000        99,905.000        99,951.140
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                            387,582.10        390,235.05
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CERTIFICATES OF DEPOSIT                                                                        387,582.10        390,235.05

U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #A15334 CUSIP: 31296P4T6        15,804.280        16,554.990        16,130.580
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #A4-627 CUSIP: 3128K66Q8     2,690,769.500     2,620,847.720     2,597,176.460
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #B1-743 CUSIP: 312970HF6       971,857.070       924,706.800       937,700.180
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #C6-687 CUSIP: 31287SUB1       483,270.160       502,827.510       494,127.790
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G0-174 CUSIP: 31283H4Z5       526,689.030       512,945.730       521,420.030
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G0-174 CUSIP: 31283H5A9     1,188,457.850     1,225,871.240     1,215,158.930
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G0-181 CUSIP: 3128LXAN0     1,244,455.620     1,211,600.240     1,202,032.130
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G01672 CUSIP: 31283H2D6       576,814.920       599,166.490       589,774.220
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G01839 CUSIP: 3128LXBG4     1,791,435.820     1,764,983.590     1,730,365.770

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 119 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G01895 CUSIP: 3128LXC81    452,122.550        447,036.180        436,709.690
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G08062 CUSIP: 3128MJB82    368,631.760        352,100.930        355,809.640
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G1-174 CUSIP: 31283K5B0    631,764.640        612,120.710        621,387.910
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G1-203 CUSIP: 3128M1EE5  2,554,102.790      2,430,388.450      2,464,336.290
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G1-203 CUSIP: 3128M1EF2    248,632.100        231,694.040        234,020.990
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G1-208 CUSIP: 3128M1FV6    688,606.710        652,670.050        665,271.210
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G1-238 CUSIP: 3128M1RB7  1,220,823.820      1,201,748.440      1,199,483.820
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #G1-803 CUSIP: 3128MMBB8    780,290.260        768,220.150        767,473.990
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #J0-311 CUSIP: 3128PEN38    868,928.110        881,011.650        880,622.140
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #J0-311 CUSIP: 3128PEN87    758,828.960        769,381.420        769,041.280
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #J0-364 CUSIP: 3128PFBM6  1,221,916.750      1,238,813.570      1,238,361.310
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #M9-095 CUSIP: 31282VBU8    393,373.680        401,487.020        389,431.680
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #M9-097 CUSIP: 31282VCN3    390,730.660        393,416.950        384,176.930
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #1J-126 CUSIP: 3128NHMK6    865,734.880        871,822.070        877,242.230
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #78-289 CUSIP: 31349UGG7          0.000              0.000              0.000
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #84-749 CUSIP: 3128JRKK1    499,905.650        488,501.560        492,322.080
FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN POOL #84-760 CUSIP: 3128JRNV4  1,031,315.350      1,008,997.040      1,001,791.890
FHLB CONS BD DTD 08/03/2005 4.25 09-12-2008 CUSIP: 3133XCSA2                   515,000.000        510,062.180        508,230.840
FHLB PREASSIGN 00677 5.125 06-18-2008 CUSIP: 3133XFN69                       2,970,000.000      2,966,789.430      2,971,033.560
FHLMC GOLD G01443 6.5 08-01-2032 CUSIP: 31283HS89                              505,548.240        517,476.030        516,906.390
FHLMC GOLD G01444 6.5 08-01-2032 CUSIP: 31283HS97                               25,281.190         26,482.060         25,874.190
FHLMC GOLD G1-1678 4.5 04-01-2020 CUSIP: 31283K2K3                             794,883.590        769,422.470        766,946.610
FHLMC GOLD G1-1690 4 02-01-2020 CUSIP: 31283K2X5                               950,835.260        901,807.810        894,958.480
FHLMC GOLD M80843 3.5 09-01-2010 CUSIP: 31282R5C4                               97,275.830         93,491.190         94,164.460
FHLMC GROUP #G10516 6 MTG PARTN CTF DUE 05-01-2011 REG CUSIP: 31283JSD4            574.410            552.510            582.890
FHLMC MULTICLASS FREDDIE MAC 2562 PC 4.###-##-#### CUSIP: 31393HLJ9            143,645.320        147,730.230        143,176.320
FHLMC MULTICLASS PREASSIGN 00090 6 03-15-2027 CUSIP: 31397ADT7                 280,000.000        283,204.690        282,808.960
FHLMC MULTICLASS PREASSIGN 00473 6 04-15-2027 CUSIP: 31397AVS9                 496,719.850        503,181.170        501,218.640
FHLMC MULTICLASS PREASSIGN 00482 6 12-15-2026 CUSIP: 31396RWB9                 520,000.000        525,545.310        525,563.480
FHLMC MULTICLASS PREASSIGN 00564 6 09-15-2025 CUSIP: 31396NZM1                 585,000.000        592,358.200        590,749.970
FHLMC MULTICLASS PREASSIGN 00568 04-25-2016 CUSIP: 31396UZR4                   386,830.500        388,764.650        391,781.930

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 120 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FHLMC MULTICLASS SER T-5 CL A6 7.12 MTG PARTN CTF DUE 06-2 CUSIP: 3133TA5D0         9,378.560         9,864.270         9,344.830
FHLMC MULTICLASS SER 2543 CL XJ 4.5 10-15-2012 CUSIP: 31393HBQ4                   212,448.200       218,080.640       211,559.740
FHLMC MULTICLASS SER 2672 CL TE 5 03-15-2029 CUSIP: 31394HZH7                     715,000.030       701,482.030       701,685.300
FHLMC MULTICLASS SER 2857 CL MB 5 10-15-2023 CUSIP: 31395FT38                     320,000.000       324,500.000       318,412.160
FHLMC MULTICLASS SER 2929 CL PB 5 09-15-2024 CUSIP: 31395MBD0                     195,000.000       192,745.310       194,006.670
FHLMC MULTICLASS SER 3182 CL YA 5 04-15-2027 CUSIP: 31396UVC1                     380,859.090       373,703.110       377,822.880
FHLMC PREASSIGN 00004 5.25 04-18-2016 CUSIP: 3137EAAD1                          1,000,000.000       973,830.000     1,020,404.000
FHLMC SINGLE FAMILY MORTGAGE 5.5% 15 YEARS SETTLES JANU CUSIP: 01R052414        4,280,000.000     4,295,297.640     4,247,900.000
FHLMC SINGLE FAMILY MORTGAGE 6% 15 YEARSSETTLES JANUARY CUSIP: 01R060417        4,325,000.000     4,395,619.110     4,353,382.810
FHLMC TRANCHE # TR 00381 5.55 12-11-2008 CUSIP: 3128X5RW0                       1,450,000.000     1,450,000.000     1,449,079.250
FHLMC 15 YEAR GOLD PARTICIPATION CERTIFICATE (PC) 5 CUSIP: 02R050416            2,150,000.000     2,121,781.250     2,111,704.200
FNMA BD 3.125 12-15-2007 CUSIP: 31359MWQ2                                         465,000.000       456,053.400       455,988.770
FNMA DTD 02/01/2006 4.75 02-01-2008/02-01-2 CUSIP: 31359MF65                      705,000.000       700,453.460       701,368.550
FNMA DTD 06/08/2005 4.2 06-08-2009/06-08-2 CUSIP: 31359MD67                       495,000.000       488,874.380       486,081.090
FNMA MTN 4.625 12-15-2009 CUSIP: 31359M2S1                                        670,000.000       668,137.400       663,868.830
FNMA POOL #254261 6.5% DUE 04-01-2017 REG CUSIP: 31371KMJ7                        200,334.360       205,530.550       205,179.450
FNMA POOL #254485 7% DUE 11-01-2031 REG CUSIP: 31371KUJ8                           43,826.980        45,751.240        45,243.420
FNMA POOL #254753 4% 05-01-2010 BEO CUSIP: 31371K5N7                              392,426.040       395,491.870       380,588.900
FNMA POOL #254836 4% 07-01-2010 BEO CUSIP: 31371LBD0                            1,280,216.470     1,236,609.090     1,241,600.020
FNMA POOL #254918 4.5% 09-01-2033 BEO CUSIP: 31371LDX4                            915,289.930       892,121.660       859,923.130
FNMA POOL #255468 5% 10-01-2011 BEO CUSIP: 31371LW54                              556,176.830       566,952.740       554,752.460
FNMA POOL #255493 5.5% 11-01-2024 BEO CUSIP: 31371LXW4                            761,811.400       780,499.600       757,754.750
FNMA POOL #255529 4.5% DUE 11-01-2014 REG CUSIP: 31371LY29                        327,117.280       322,210.540       319,720.830
FNMA POOL #255550 5.5% 12-01-2024 BEO CUSIP: 31371LZP7                            180,631.970       185,063.100       179,670.100
FNMA POOL #255575 5.5% 01-01-2025 BEO CUSIP: 31371L2G3                            479,897.190       491,819.610       477,341.740
FNMA POOL #386255 3.529% 07-01-2010 BEO CUSIP: 31377TBY1                          305,005.580       287,467.760       288,763.730
FNMA POOL #461030 4.06% 06-01-2013 BEO CUSIP: 31381HEB8                           225,000.000       204,020.500       210,445.650
FNMA POOL #535661 7.5% DUE 01-01-2031 REG CUSIP: 31384WB66                        179,467.210       189,113.560       186,878.850
FNMA POOL #545278 7.5% DUE 11-01-2031 REG CUSIP: 31385HXF4                         34,367.660        36,214.910        35,786.980
FNMA POOL #545759 6.5% DUE 07-01-2032 REG CUSIP: 31385JJC3                      1,177,443.940     1,207,064.020     1,204,432.130
FNMA POOL #545817 6.5% 08-01-2032 BEO CUSIP: 31385JK64                            390,836.610       400,851.790       399,794.980

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 121 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FNMA POOL #555967 5.5% 11-01-2033 BEO CUSIP: 31385XTY3                          1,387,951.800     1,402,380.230     1,373,803.020
FNMA POOL #619191 6.5% DUE 12-01-2015 REG CUSIP: 31388Y2Y7                         52,090.390        54,979.760        53,342.700
FNMA POOL #644692 7% DUE 05-01-2032 REG CUSIP: 31390FF95                          222,081.050       228,916.980       228,452.110
FNMA POOL #653112 6% DUE 07-01-2017 REG CUSIP: 31390QR98                          279,441.820       289,342.340       283,547.660
FNMA POOL #655114 7.5% DUE 08-01-2032 REG CUSIP: 31390SYK1                          9,645.030        10,196.590        10,025.450
FNMA POOL #725424 5.5% 04-01-2034 BEO CUSIP: 31402C4H2                          1,176,044.450     1,170,676.040     1,164,055.850
FNMA POOL #725425 5.5% 04-01-2034 BEO CUSIP: 31402C4J8                            321,876.190       311,163.730       318,616.550
FNMA POOL #725591 5% 07-01-2034 BEO CUSIP: 31402DC40                              982,364.840       947,291.350       949,621.640
FNMA POOL #725611 5.5% 06-01-2034 BEO CUSIP: 31402DDQ0                            979,893.400       963,663.910       969,904.370
FNMA POOL #725772 5% 09-01-2034 BEO CUSIP: 31402DJR2                              301,975.020       293,010.130       291,909.890
FNMA POOL #735224 5.5% 02-01-2035 BEO CUSIP: 31402QYV7                            439,054.630       441,069.670       434,578.910
FNMA POOL #735871 5.5% 07-01-2035 BEO CUSIP: 31402RQY8                          1,456,862.950     1,460,732.750     1,441,243.920
FNMA POOL #739423 5.5% 10-01-2033 BEO CUSIP: 31402VPG9                            901,598.870       907,797.360       892,407.970
FNMA POOL #740228 5.5% 09-01-2033 BEO CUSIP: 31402WLH9                            938,966.790       947,842.970       929,394.960
FNMA POOL #745140 5% 11-01-2035 BEO CUSIP: 31403CZD6                              910,302.220       883,277.620       879,117.090
FNMA POOL #746053 5.5% 01-01-2034 BEO CUSIP: 31403DZS1                            513,531.770       521,796.410       508,296.830
FNMA POOL #758849 5.5% DUE 01-01-2034 REG CUSIP: 31403VBS7                        129,009.510       131,186.500       127,694.390
FNMA POOL #766366 5.5% 02-01-2034 BEO CUSIP: 31404EMP8                            131,958.190       135,195.270       130,613.010
FNMA POOL #766961 5% 01-01-2019 BEO CUSIP: 31404FB69                               61,283.760        62,863.730        60,313.210
FNMA POOL #767200 5.5% 01-01-2034 BEO CUSIP: 31404FKM4                            302,281.080       308,515.630       299,199.630
FNMA POOL #770681 5% 04-01-2019 BEO CUSIP: 31404KFW7                              293,778.930       298,690.530       289,126.350
FNMA POOL #776486 ADJ RT DUE 03-01-2034 REG CUSIP: 31404RUK1                      315,214.050       311,261.570       311,285.220
FNMA POOL #832483 5% 09-01-2035 BEO CUSIP: 31407J2Q4                              615,436.870       578,462.580       594,353.230
FNMA POOL #844809 5% 11-01-2035 BEO CUSIP: 31407YR68                            1,620,515.630     1,549,814.230     1,565,000.010
FNMA POOL #881959 5.68% 02-01-2036 BEO CUSIP: 31409XZY8                           576,349.140       579,140.830       579,091.990
FNMA POOL #896032 6 DUE 08-01-2036 REG CUSIP: 31410SPR2                         2,881,622.970     2,874,644.040     2,901,134.440
FNMA POOL #901506 ADJ RT DUE 11-01-2036 REG CUSIP: 31410YR30                      754,233.680       761,422.470       760,638.630
FNMA PREASSIGN 00316 4.5 11-25-2012 CUSIP: 31392JPD5                               98,193.650        99,681.890        97,597.220
FNMA PREASSIGN 00635 5% DUE 09-15-2008 REG CUSIP: 31359MX40                       325,000.000       324,714.000       324,638.600
FNMA PREASSIGN 00667 4.5 12-25-2012 CUSIP: 31392HM42                              133,545.390       137,416.120       132,878.060
FNMA REMIC SER 2006-73 CL PJ 6 02-25-2028 CUSIP: 31396KEU2                        470,000.000       471,413.670       474,653.940

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 122 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FNMA REMIC SER 2006-75 CL YA 5 12-25-2025 CUSIP: 31396KRT1                        490,000.000     483,415.630         486,001.600
FNMA REMIC TR 2004-W10 CL-A24 5 08-25-2034 CUSIP: 31394AMF0                       285,000.000     281,682.420         281,584.850
FNMA REMIC TR 2005-44 CL-PB 5 02-25-2025 CUSIP: 31394DNX4                         360,000.000     356,723.440         357,527.520
FNMA REMIC 5 05-25-2035 CUSIP: 31394ENV6                                          475,000.000     465,648.440         460,811.280
FNMA RWMIC 6 02-25-2027 CUSIP: 31396KN65                                          625,000.000     632,031.250         629,970.630
FNMA SER 2001-T6 CL B 6.088 05-25-2011 CUSIP: 31359S5W6                           515,000.000     606,774.610         535,515.540
FNMA SER 2002-T11 CL A 4.76878 DUE 04-25-2012 BEO CUSIP: 31392DYE6                205,100.340     204,908.080         203,563.110
FNMA SER 2003-M2 CL B 3.48000001907 10-25-2011 CUSIP: 31393B6N0                   495,000.000     497,475.000         473,239.800
FNMA SER 2006-69 CL PA 6 03-25-2023 CUSIP: 31396KPQ9                              354,759.390     355,424.570         356,277.050
FNMA SINGLE FAMILY MORTGAGE 4.5% 15 YEARS SETTLES JANU CUSIP: 01F042418         2,175,000.000   2,117,396.470       2,097,515.630
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES JANUARY CUSIP: 01F050619        4,295,000.000   4,204,106.410       4,146,015.040
FNMA 15 YEAR PASS-THROUGHS 5.5% 15 YEARSSETTLES JANUARY CUSIP: 01F052417        8,000,000.000   8,027,500.000       7,997,504.000
FNMA 15 YEAR PASS-THROUGHS 5% 15 YEARS SETTLES JANUARY CUSIP: 01F050411           775,000.000     767,219.720         761,679.300
FNMA 30 YEAR PASS-THROUGHS 5.5% 30 YEARSSETTLES JANUARY CUSIP: 01F052615        9,450,000.000   9,420,404.680       9,337,781.250
FNMA 30 YEAR PASS-THROUGHS 6% 30 YEARS SETTLES JANUARY CUSIP: 01F060618         4,485,000.000   4,524,243.750       4,514,430.570
FNMA 7.25 DUE 01-15-2010 REG CUSIP: 31359MFG3                                   2,170,000.000   2,304,870.040       2,308,649.980
GNMA GNR 2006-39 A 06-16-2025 CUSIP: 38373MVU1                                    284,409.990     273,033.590         274,822.530
GNMA POOL #003624 5.5% 10-20-2034 BEO CUSIP: 36202EAZ2                          2,272,452.280   2,181,199.110       2,257,256.390
GNMA POOL #372854 SER 2024 8% DUE 01-15-2024 REG CUSIP: 36204LE31                   7,455.480       7,728.100           7,892.060
GNMA POOL #385932 8% DUE 11-15-2024 REG CUSIP: 36205BVZ2                           29,829.650      30,920.310          31,576.410
GNMA POOL #592128 SER 2032 7% DUE 11-15-2032 REG CUSIP: 36201SYZ6                  13,254.840      14,108.140          13,696.460
GNMA POOL #596796 SER 2032 7% DUE 12-15-2032 REG CUSIP: 36200B7H4                  20,494.970      21,814.310          21,177.820
GNMA POOL #781070 SER 2029 8% DUE 07-15-2029 REG CUSIP: 36225BFK9                  33,975.170      34,873.940          36,009.810
GNMA REMIC SER 2004-77 CL A 3.402 03-16-2020  REG CUSIP: 38374JFB7                329,765.840     328,113.040         319,758.440
GNMA REMIC SER 2005-29 CL A 4.016 07-16-2027 CUSIP: 38373MPT1                     231,311.680     226,681.510         225,157.860
GNMA REMIC SER 2005-32 CL B 4.385 08-16-2027 CUSIP: 38373MPK0                     325,000.000     321,750.000         319,399.930
GNMA REMIC SER 2005-50 CL A 4.015 10-16-2026 CUSIP: 38373MQY9                     432,763.640     430,589.860         422,385.540
GNMA REMIC SER 2005-90 CL A 3.75999999046 09-1 CUSIP: 38373MSB7                   268,457.740     259,057.690         259,746.290
GNMA REMIC 2004-51 CL A 4.145 02-16-2018 CUSIP: 38373MLP3                         312,409.320     312,409.320         306,361.390
GNMA REMIC 2005-76 CL A 3.963 05-16-2030 CUSIP: 38374MEE5                         536,606.050     525,873.920         522,060.270
GNMA 2003-048 REMIC TR CTF CL AC 2.712 02-16-2020 CUSIP: 38373QTN1                303,239.660     301,269.610         293,341.920

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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
Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD


GNMA 2003-088 CL AC 2.9141 06-16-2018 CUSIP: 38373MJA9                            184,710.360       182,863.280       178,627.480
GNMA 2003-72 REMIC PASSTHRU CTF CL A 3.2062 04-16-2018 CUSIP: 38374BQM8           109,488.040       109,488.040       106,969.490
GNMA 2004-009 REMIC PASSTHRU CTF CL A 3.36 08-16-2022 CUSIP: 38374FGL2            387,898.620       381,383.120       374,095.250
GNMA 2004-012 REMIC PASSTHRU CTF CL A 3.11 01-16-2019 CUSIP: 38374FDQ4            331,166.140       331,166.140       319,108.710
GNMA 2004-023 REMIC PASSTHRU CTF CL B 2.946 03-16-2019 CUSIP: 38374GCB6         1,034,789.230     1,000,017.880       993,027.210
GNMA 2004-025 REMIC PASSTHRU CTF CL AC 3.328 03-16-2019 CUSIP: 38374F2Q6          359,599.940       359,599.940       347,395.840
GNMA 2004-043 REMIC PASSTHRU CTF CL A 2.822 12-16-2019 CUSIP: 38374G5F5           526,606.550       514,880.680       505,845.090
GNMA 2004-057 REMIC MTG PASSTHRU CTF CL A 3.022 01-16-2019 CUSIP: 38373MLF5       194,113.760       190,227.230       187,191.470
GNMA 2004-067 REMIC PASSTHRU CTF CL A 3.648 09-16-2017 CUSIP: 38374HUC2           287,508.240       288,036.080       280,756.110
GNMA 2004-097 REMIC PASSTHRU CTF CL AB 3.084 04-16-2022CUSIP: 38374JE93           495,919.720       488,479.920       478,494.590
GNMA 2005-012 REMIC PASSTHRU CTF CL A 4.044 05-16-2021 CUSIP: 38373MNJ5           168,383.770       168,383.770       164,761.160
GNMA 2005-014 REMIC PASSTHRU CTF CL A 4.13 02-16-2027 CUSIP: 38373MNZ9            442,530.590       442,530.590       434,249.520
GNMA 2005-052 REMIC PASSTHRU CTF CL A 4.287 09-16-2025 CUSIP: 38373MQR4           201,102.450       201,102.450       197,309.660
GNMA 2005-079 CL A 3.99799990654 10-16-2033 CUSIP: 38374MAA7                      140,233.610       137,457.640       136,682.470
GNMA 2005-087 REMIC PASSTHRU CTF CL A 4.449 03-16-2025 CUSIP: 38373MRU6           324,557.950       318,066.780       318,826.260
GNMA 2006-003 REMIC PASS THRU CTF CL A 4.212 01-16-2028 CUSIP: 38373MSH4          561,883.920       550,646.230       548,966.210
GNMA 2006-005 CL A 4.241 07-16-2029 CUSIP: 38373MSX9                              430,149.020       421,541.310       420,402.700
GNMA 2006-006 REMIC PASSTHRU CL A 4.04500007629 10-1 CUSIP: 38373MSP6             116,989.980       114,679.740       114,455.630
GNMA 2006-055 CL A 4.24800014496 07-16-2029 CUSIP: 38374NN60                      522,861.270       510,173.260       510,130.640
GNMAII POOL #003151 SER 2031 7% DUE 10-20-2031 REG CUSIP: 36202DQC8               103,934.370       109,309.710       106,988.690
GNMAII POOL #003229 SER 2032 7% DUE 04-20-2032 REG CUSIP: 36202DSS1                56,279.670        59,128.840        57,926.300
GNMAII POOL #003240 SER 2032 7% DUE 05-20-2032 REG CUSIP: 36202DS51                52,363.440        55,014.340        53,895.490
GNMAII POOL #003774 SER 2035 5.5% DUE 10-20-2035REG CUSIP: 36202EFP9              728,937.570       718,117.400       723,786.170
TN VY AUTH 5.375 DUE 04-01-2056 REG CUSIP: 880591DZ2                              295,000.000       285,907.190       300,135.950
U.S TREAS BDS 5.500 DUE 08-15-2028 REG CUSIP: 912810FE3                           430,000.000       469,143.330       464,534.160
UNITED STATES TREAS BDS DTD 02/15/1995 7.625% DUE 02-15-2 CUSIP: 912810ET1      1,300,000.000     1,764,890.630     1,720,570.800
UNITED STATES TREAS BDS DTD 02/15/1997 6.625% DUE 02-15-2 CUSIP: 912810EZ7        410,000.000       504,318.450       499,687.500
UNITED STATES TREAS BDS DTD 02/15/2000 6.25% DUE 05-15-20 CUSIP: 912810FM5      1,650,000.000     1,905,759.900     1,965,562.500
UNITED STATES TREAS BDS DTD 02/15/2006 4.5% DUE 02-15-203 CUSIP: 912810FT0      3,675,000.000     3,537,905.250     3,494,697.150
UNITED STATES TREAS BDS DTD 08/15/1993 6.25% DUE 08-15-20 CUSIP: 912810EQ7      1,830,000.000     2,067,270.440     2,106,359.280
UNITED STATES TREAS BDS DTD 08/15/1997 6.375% DUE 08-15-2 CUSIP: 912810FA1        760,000.000       869,953.910       904,340.720

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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
Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

UNITED STATES TREAS NTS BD INFLATION INDEXED 3 DUE 07-1 CUSIP: 912828AF7        2,880,000.000     3,305,108.660     3,328,214.660
UNITED STATES TREAS NTS DTD 00032 4.25% DUE 08-15-2013 REG CUSIP: 912828BH2       300,000.000       292,480.210       292,476.600
UNITED STATES TREAS NTS DTD 00040 4.25% DUE 11-15-2013 REG CUSIP: 912828BR0     3,610,000.000     3,493,266.320     3,514,674.340
UNITED STATES TREAS NTS DTD 00049 4% DUE 02-15-2014 REG CUSIP: 912828CA6        6,750,000.000     6,281,399.380     6,461,282.250
UNITED STATES TREAS NTS DTD 00129 5.125% DUE 06-30-2008 REG CUSIP: 912828FJ4    3,535,000.000     3,548,288.870     3,546,046.880
UNITED STATES TREAS NTS DTD 00132 5% DUE 07-31-2008 REG CUSIP: 912828FM7          665,000.000       668,714.650       666,091.270
UNITED STATES TREAS NTS DTD 00134 4.875% DUE 08-15-2009 REG CUSIP: 912828FP0      275,000.000       276,256.840       275,827.200
UNITED STATES TREAS NTS DTD 00135 4.875% DUE 08-15-2016 REG CUSIP: 912828FQ8    2,135,000.000     2,183,257.570     2,160,519.660
UNITED STATES TREAS NTS DTD 00139 4.5% DUE 09-30-2011 REG CUSIP: 912828FU9        170,000.000       169,256.250       168,505.870
UNITED STATES TREAS NTS DTD 00140 4.875% DUE 10-31-2008 REG CUSIP: 912828FV7      280,000.000       280,933.200       280,131.320
UNITED STATES TREAS NTS DTD 00141 4.625% DUE 10-31-2011 REG CUSIP: 912828FW5      770,000.000       771,912.910       767,202.590
UNITED STATES TREAS NTS DTD 02/15/2000 6.5% DUE 02-15-201 CUSIP: 9128275Z1        625,000.000       659,799.170       656,567.500
UNITED STATES TREAS NTS NT 5.125% DUE 05-15-2016 REG CUSIP: 912828FF2           1,620,000.000     1,683,999.980     1,668,663.180
US TREAS BDS USD1000 8.125 DUE 08-15-2019 REG CUSIP: 912810ED6                  5,935,000.000     7,971,280.740     7,753,982.540
US TREAS BDS 6.125 BDS 08-15-2029 USD1000 CUSIP: 912810FJ2                      7,625,000.000     8,933,447.070     8,911,718.750
US TREAS BDS 8 1/8 15/8/2021 USD(VAR) 8.125 DUE 08-15-20 CUSIP: 912810EK0       5,425,000.000     7,119,422.760     7,240,253.830
US TREAS BDS 8 3/4 15/8/2020 USD1000 8.75 DUE 08-15-202 CUSIP: 912810EG9        1,855,000.000     2,595,825.140     2,564,537.500
US TREAS BDS 8 7/8 15/2/2019 USD1000 8.875 DUE 02-15-20 CUSIP: 912810EC8          985,000.000     1,352,358.780     1,346,833.840
US TREAS BILLS 06-07-2007 CUSIP: 912795ZK0                                        150,000.000       146,402.920       146,867.700
US TREAS NTS INDEX LINKED 2.00 DUE 01-15-2016  REG  CUSIP: 912828ET3            1,140,000.000     1,143,740.360     1,119,744.080
US TREAS NTS US TREAS NTS 4.625 DUE 11-30-2008 REG  CUSIP: 912828FZ8              120,000.000       120,000.000       119,564.040
US TREAS NTS 4.5 DUE 11-30-2011 REG CUSIP: 912828GA2                              185,000.000       185,925.000       183,352.390
US TREAS NTS 4.625 DUE 11-15-2009 REG CUSIP: 912828FX3                            615,000.000       616,703.200       613,078.130
US TREAS NTS 4.625 DUE 11-15-2016 REG CUSIP: 912828FY1                          5,590,000.000     5,629,975.350     5,553,318.420
US TREAS 6.50 NT DUE 11-15-2026 REG CUSIP: 912810EY0                              600,000.000       755,257.820       720,750.000
US TREAS 7.875 BD 2-15-2021 REG CUSIP: 912810EH7                                1,260,000.000     1,638,076.340     1,640,855.160
US TSY 4.25 15AUG15 CUSIP: 912828EE6                                              105,000.000       102,383.200       101,603.880
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                        196,133,711.03    195,399,542.99
---------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT SECURITIES                                                                 196,133,711.03    195,399,542.99

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
AUSTRALIA - USD

BHP BILLITON FIN USA LTD SR NT 5.25% DUE 12-15-2015 REG CUSIP: 055451AB4          135,000.000      133,953.750        132,851.750
NATL AUSTRALIA BK LTD TRANCHE #SB 2 6.6 SUB MTN DUE 12-10- CUSIP: 63252MAB0       420,000.000      477,141.000        423,806.460
PVTPL ST GEORGE BK LTD SUB NT 144A 5.3 DUE 10-15-2015 BEO CUSIP: 789547AD8        260,000.000      259,451.400        255,330.140
---------------------------------------------------------------------------------------------------------------------------------
TOTAL AUSTRALIA - USD                                                                               870,546.15         811,988.35

CANADA - USD

ENCANA HLDGS FIN CORP 5.8 DUE 05-01-2014 CUSIP: 292506AA0                          80,000.000       79,706.400         80,475.520
FINANCEMENT QUE NT 5 DUE 10-25-2012 BEO CUSIP: 317385AF9                          590,000.000      571,780.800        582,249.170
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CANADA - USD                                                                                  651,487.20         662,724.69

DENMARK - USD

DEN DANSKE BK AKTIESELSKAB STEP UP SUB NT 144A STEP UP 06 CUSIP: 248204AA7      1,000,000.000    1,012,299.000      1,009,358.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL DENMARK - USD                                                                               1,012,299.00       1,009,358.00

FRANCE - USD

FRANCE TELECOM SA NT STEP UP 03-01-2031 02-28-2031 CUSIP: 35177PAL1               195,000.000      257,433.450        255,981.960
---------------------------------------------------------------------------------------------------------------------------------
TOTAL FRANCE - USD                                                                                  257,433.45         255,981.96

GERMANY - USD

LANDWIRTSCHAFTLICHE RENTENBANK 5.16% DUE 02-27-2009 CUSIP: 515110AS3              675,000.000      667,055.250        673,034.400
SIEMENS FINANCIERINGSMAATSCHAPPIJ N V GTD NT 144A 5.75% CUSIP: 826200AC1          280,000.000      279,288.800        283,777.200
SIEMENS FINANCIERINGSMAATSCHAPPIJ N V GTD NT 144A 6.125% CUSIP: 826200AD9         175,000.000      174,639.500        178,809.580
---------------------------------------------------------------------------------------------------------------------------------
TOTAL GERMANY - USD                                                                               1,120,983.55       1,135,621.18

HONG KONG - USD

PVTPL HUTCHISON WHAMPOA INTL 03/33 LTD GTD NT 144A 5.45 D CUSIP: 44841SAA7      1,180,000.000    1,194,238.800      1,183,443.240
---------------------------------------------------------------------------------------------------------------------------------
TOTAL HONG KONG - USD                                                                             1,194,238.80       1,183,443.24

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
NETHERLANDS - USD

AEGON NV BD 5.75% DUE 12-15-2020/12-15-2 CUSIP: 007634AA6                         285,000.000       284,743.500       288,059.760
DEUTSCHE TELEKOM INTL FIN B V GTD NT STEP UP 06-15-2010 CUSIP: 25156PAB9          500,000.000       547,785.000       541,416.500
DEUTSCHE TELEKOM INTL FIN B V GTD NT STEP UP 06-15-2030 CUSIP: 25156PAC7          740,000.000       916,503.140       909,711.600
ING CAP FDG TR III GTD TR PFD SECS VAR RATE DUE 12-29-204 CUSIP: 44978NAA3      1,300,000.000     1,440,834.000     1,434,889.300
---------------------------------------------------------------------------------------------------------------------------------
TOTAL NETHERLANDS - USD                                                                            3,189,865.64      3,174,077.16

UNITED KINGDOM - USD

HSBC CAP FDG DLR 2 L P PERP PFD SECS 144A DUE 12-29-204 CUSIP: 40429Q200        1,500,000.000     1,391,260.000     1,396,978.500
HSBC HLDGS PLC NT 6.5% DUE 05-02-2036 BEO CUSIP: 404280AG4                        750,000.000       774,221.050       806,827.500
NATIONWIDE BLDG SOC MEDIUM TERM SR NTS BOOK ENTRY 144A 4. CUSIP: 63859UAU7        610,000.000       603,139.570       590,973.490
NATL WESTMINSTER BK PLC 7.75 10-16-02 AFTER 6MO$US LIB + CUSIP: 638539AG1         765,000.000       750,604.020       775,355.810
NORTHN ROCK PLC MEDIUM TERM SR NTS BOO TRANCHE # SR 00021 CUSIP: 66567EAW5        165,000.000       164,836.650       159,647.730
PVTPL BARCLAYS BK PLC 144A VAR RATE 8.55% DUE 09-29-20 CUSIP: 06738CAE9         1,500,000.000     1,675,305.000     1,678,570.500
PVTPL HBOS CAP FDG NO 2 L P BONDS 144A 6.071% DUE 06-30-2 CUSIP: 40411CAA0        750,000.000       758,790.000       760,467.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED KINGDOM - USD                                                                         6,118,156.29      6,168,820.53

UNITED STATES - USD

ACCREDITED MTG LN TR ACCR 06-1 A1 04-25-2036 BEO CUSIP: 004375EU1                 215,295.610       215,295.610       215,319.940
ACCREDITED MTG LN TR 2005-3 ASSET-BKD NTCL A-2A VAR RATE 1 CUSIP: 004375DQ1        52,703.390        52,703.390        52,708.240
ACE SECS CORP HOME EQTY LN TR SER 2006-ASL1 CL A CUSIP: 00442AAA1                 120,885.310       120,885.310       120,896.790
ADVANTA BUSINESS CARD MASTER TR 2006-A3 ASSET BKD NT CL A CUSIP: 00761HBS9        550,000.000       548,958.080       552,884.750
ALLTEL CORP 7 DUE 03-15-2016 REG CUSIP: 020039AE3                                  50,000.000        51,389.500        51,327.850
AMERICA WEST AIRLS INC 2001-1 PASS THRU CTF CL G 7.1% DUE CUSIP: 023650AH7        320,736.240       320,736.240       339,178.570
AMERICAN GEN FIN CORP MEDIUM TERM SR NTS-BOOK ENTRY MTN CUSIP: 02635PTB9          345,000.000       336,509.550       336,593.040
AMERICAN HOME PRODS CORP NT 6.95% DUE 03-15-2011/03-14-2 CUSIP: 026609AM9         185,000.000       202,264.980       196,475.920
AMERICAN INTL GROUP INC NT 5.05% DUE 10-01-2015/08-23-2 CUSIP: 026874AX5          140,000.000       136,260.600       136,132.500
AMERICREDIT AUTOMOBILE RECEIVABLES TR SER 2005-DA CL A2 CUSIP: 03061NJQ3           64,967.370        64,965.390        64,954.640
AMERN EXPRESS CR A/C MASTER TR 2004-3 AST BKD CTF CL A 4 CUSIP: 02582JCX6         480,000.000       466,453.120       472,671.360
AMERN GEN FIN CORP MEDIUM TERM SR NTS TRANCHE # TR 00390 CUSIP: 02635PSF1         160,000.000       157,788.800       156,140.960
AMERN INTL GROUP INC MEDIUM TERM NTS TRANCHE # TR 00029 CUSIP: 02687QBE7          890,000.000       889,688.500       895,099.700
ARDEN RLTY LTD PARTNERSHIP NT 5.25% DUE 03-01-2015/03-01-2 CUSIP: 03979GAL9       100,000.000        99,692.000        98,699.000

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 127 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

AT&T CORP FLOATING RATE NT DUE 11-15-2011/11-14-2 CUSIP: 001957BC2                255,000.000       272,105.400       276,082.380
AT&T INC NT FLTG RATE VAR RT DUE 05-15-2008 CUSIP: 00206RAA0                      225,000.000       225,000.000       225,119.480
AT&T WIRELESS SVCS INC NT 7.5% DUE 05-01-2007 BEO CUSIP: 00209AAH9                770,000.000       781,000.480       774,662.350
AT&T WIRELESS SVCS INC SR NT 7.875% DUE 03-01-2011/02-28-2 CUSIP: 00209AAE6       340,000.000       390,629.400       370,861.120
AT&T WIRLESS SERVICES GROUP SR NT 8.75% DUE 03-01-2031 BEO CUSIP: 00209AAF3       105,000.000       127,970.850       136,454.330
BANK ONE ISSUANCE TR ABS BOIT 3.94000005722% DUE CUSIP: 06423RBR6               1,060,000.000     1,033,417.190     1,031,494.480
BANK ONE ISSUANCE TR ABS BOIT 02-16-2010BEO CUSIP: 06423RBL9                      765,000.000       765,179.300       765,231.030
BANKAMERICA CORP 7.125 DUE 10-15-2011 REG CUSIP: 066050CM5                         85,000.000        98,001.600        91,479.380
BARRICK GOLD FIN CO BD 4.875% DUE 11-15-2014/11-12-2 CUSIP: 06849VAB9              90,000.000        85,525.200        85,290.480
BAYVIEW COML ASSET TR 2004-1 CL A 5.68% DUE 04-25-2034 REG CUSIP: 07324SAL6       139,079.270       139,470.430       139,628.630
BEAR STEARNS COS INC BEAR STEARNS CO 5.5% DUE 08-15-201 CUSIP: 073902ML9          415,000.000       413,377.350       419,089.000
BEAR STEARNS COS INC NT 3.25 DUE 03-25-2009 BEO CUSIP: 073902CF3                1,175,000.000     1,125,650.000     1,127,240.950
BELLSOUTH CORP BD 4.2 DUE 09-15-2009/09-13-2 CUSIP: 079860AF9                   1,000,000.000       961,960.000       972,137.000
BK AMER N A CHARLOTTE N C MEDIUM TERM TRANCHE # TR 00216 CUSIP: 06050TJZ6         295,000.000       308,537.550       303,721.970
BK NY INC SR NOTES 5.2 DUE 07-01-2007 BEO CUSIP: 064057BB7                         60,000.000        64,392.600        59,990.700
BOEING CAP CORP NT 7.375 DUE 09-27-2010/09-26-2 CUSIP: 097014AC8                  385,000.000       440,368.600       412,759.270
BRASCAN CORP NT 7.125 DUE 06-15-2012 BEO CUSIP: 10549PAE1                         155,000.000       173,085.600       165,147.540
BRASCAN CORP NT 8.125 DUE 12-15-2008 BEO CUSIP: 10549PAC5                          30,000.000        32,308.800        31,463.550
C W A B S ASSET BACKED CTFS TR 2006-SPS1ASSET BACKED CTF C CUSIP: 12666MAA9       469,667.950       469,667.950       469,675.460
C-BASS TR SER 2005-CB7 CL AF1 FLT RT 11-25-2036 BEO CUSIP: 12489WPG3              172,400.030       172,648.780       171,574.750
C-BASS TR 2005-CB8 MTG LN AST BKD CTF CLAF-1B 5.4510002136 CUSIP: 12489WQC1       216,332.940       216,330.780       215,398.170
CARAT 2006 2 AST BKD CTF CL A-3A FLTG RATE 4.98 DUE 05-1 CUSIP: 13973AAD5         875,000.000       874,922.030       870,721.250
CARAT 2006 2 AST BKD CTF CL B FLTG RATE 5.07 DUE 2-15-11 R CUSIP: 13973AAF0       340,000.000       339,951.550       338,300.000
CATERPILLAR FINL SERVICES NT VAR RT DUE 08-20-2007 CUSIP: 14912L2E0               220,000.000       220,000.000       220,187.440
CATERPILLAR FINL SVCS CORP MEDIUM TERM NMTN 3.1 DUE 05-15 CUSIP: 14912L2D2        220,000.000       219,846.000       218,164.540
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTS-BOOK ENTRY MTN CUSIP: 14912L2J9         45,000.000        44,994.150        44,343.540
CENTEX HOME EQUITY LN TR 2005-D ASSET BKD CTF CL AV-1 08 CUSIP: 152314PK0          42,842.040        42,842.040        42,845.720
CENTEX HOME EQUITY LN TR 2006-A 2006-A ASSET BKD CTF CL A CUSIP: 15231AAA4        150,847.130       150,847.130       150,849.690
CHARTER ONE BK N A NT 5.5% DUE 04-26-2011 REG CUSIP: 16132NAW6                    275,000.000       274,881.750       277,292.400
CHASE AUTO OWNER TR 2005-B ASSET BKD NT CL A-2 4.77% DUE 0 CUSIP: 161443AE6       155,152.410       155,139.430       155,093.450
CHASE COML MTG SECS CORP SER 1997-1 CL E7.37 MTG PASSTHRU CUSIP: 161505BE1        325,000.000       351,867.180       325,628.880

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
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
Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CHASE ISSUANCE TR SER 2005-A4 CL A4 4.23000001907% DUE CUSIP: 161571AL8           205,000.000       199,931.050       200,057.450
CHASE MANHATTAN CORP NEW SUB NT DTD 02/23/1999 6 DUE 0 CUSIP: 16161ABU1           260,000.000       257,909.600       262,924.220
CHUBB CORP SR NT 4.934% DUE 11-16-2007 BEO CUSIP: 171232AG6                       750,000.000       748,807.500       746,966.250
CHUBB CORP SR NT 5.472% DUE 08-16-2008 REG CUSIP: 171232AK7                       550,000.000       549,291.600       551,448.700
CIT GROUP FDG CO CDA CIT GROUP FUNDING CO 5.6% DUE 11-02- CUSIP: 125568AE5        285,000.000       284,917.350       287,029.490
CIT GROUP HOLDINGS 7.375 DUE 04-02-2007 BEO CUSIP: 125581AA6                       40,000.000        45,589.600        40,190.480
CIT GROUP INC NEW SR NT 5.4% DUE 03-07-2013 BEO CUSIP: 125581AX6                  170,000.000       167,246.000       168,717.010
CIT GROUP INC NT 4.75% DUE 08-15-2008 BEO CUSIP: 125577AQ9                        350,000.000       349,681.500       347,028.500
CITIBANK CR CARD ISSUANCE TR 2006-A2 NT 4.84999990463% DUE CUSIP: 17305EDA0     1,385,000.000     1,384,612.200     1,377,742.600
CITICORP MEDIUM TERM SUB NTS-BOOK ENTRYTRANCHE # SB 00195 CUSIP: 17303MJC4        210,000.000       198,949.870       214,032.000
CITIGROUP INC NTS GLOBAL 5.125 DUE 02-14-2011 BEO CUSIP: 172967DH1                380,000.000       379,639.000       378,923.460
CITIGROUP RESDNTL MTG TR SER 2006 1 MTG PASSTHRU CTF CL A- CUSIP: 17309NAA9     1,007,109.070     1,007,098.990     1,006,848.230
CLOROX CO SR NT FLTG RATE DUE 12-14-2007REG CUSIP: 189054AJ8                      240,000.000       240,274.700       240,258.720
CMO BANC AMER COML MTG INC SER 2005-2 CLA2 DUE 07-10-2043 CUSIP: 05947UL63        475,000.000       475,000.000       469,057.750
CMO BANC AMER COML MTG INC 2005-6 COML CL A-M 5.353715896 CUSIP: 05947U4E5        530,000.000       530,001.340       526,171.810
CMO BAYVIEW COML ASSET TR 2003-2 ASSET BKD CTF CL A 144A CUSIP: 07324SAF9         123,227.730       123,920.900       123,903.020
CMO BAYVIEW COML MTG PASS-THROUGH TR 2006-SP1 CL 144A A CUSIP: 07324MAB1           78,180.250        78,180.250        78,312.370
CMO BEAR STEARNS COML MTG SECS II INC 2006 PW11 A4 5.625 CUSIP: 07387MAE9         750,000.000       753,797.250       761,624.250
CMO BEAR STEARNS COML MTG SECS TR 6-PWR12 CL A-4 5.7 CUSIP: 07387JAE6           1,500,000.000     1,548,339.840     1,548,516.000
CMO C-BASS SER 2006-CB2 TR CL AF-1 5.708DUE 12-25-2036 REG CUSIP: 12498NAA1        94,460.400        94,458.910        94,113.540
CMO CD 2005-CD1 COMMERICAL MTG TR SER 2005-C1 CL A2FX DU CUSIP: 12513EAD6         350,000.000       351,859.200       349,888.000
CMO CD 2006-CD2 CD 5.408 20160115 5.408%DUE 01-15-2046 BEO CUSIP: 12513XAB8       390,000.000       391,946.530       392,316.990
CMO CHASE COML MTG SECS CORP 1997-2 MTG PASSTHRU CTF CL C CUSIP: 161505BP6        125,000.000       139,804.680       125,793.130
CMO CHASEFLEX TR SER 2006-2 CL A-1-A 5.59% DUE 09-25-20 CUSIP: 16165MAA6          194,604.240       194,596.460       194,398.740
CMO CITICORP RESDNTL MTG TR SER 2006-2 CL A-1A 5.872 DUE CUSIP: 17310EAA6         229,853.500       229,851.200       229,636.520
CMO CITICORP RESDNTL MTG TR SER 2006-2 CL A-2 5.557 DUE 0 CUSIP: 17310EAB4        600,000.000       599,982.000       599,400.600
CMO CITIGROUP MTG LN TR 2005-WF2 MTG PASSTHRU CTF CL AF CUSIP: 17307GVG0          200,890.310       200,888.300       199,338.830
CMO CITIGROUP MTG LN TR 2005-WF2 MTG PASSTHRU CTF CL AF CUSIP: 17307GVN5          475,000.000       474,985.750       459,719.250
CMO CITIGROUP MTG LN TR 2006-WF1 CL A-2A5.729 DUE 03-25-20 CUSIP: 17307G4F2       110,159.230       110,159.230       109,845.060
CMO CR SUISSE 1ST BSTN MTG SECS CORP 2005-C5 CTF A-M 5. CUSIP: 225470AR4          530,000.000       506,916.020       519,831.950
CMO CSAB MTG BACKED TR 2006-3 MTG BKD PASSTHRU CTF CL A- CUSIP: 12628KAA0         751,144.600       751,109.370       749,718.180

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
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
Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CMO CWMBS INC 2005-31 CHL CL 2-A-1 DUE 01-25-2036 REG CUSIP: 126694UL0          1,063,812.160     1,055,667.350     1,058,436.720
CMO GMACM HOME EQUITY LN TR 2006-HE3 NT CL A-1 VAR DUE 10- CUSIP: 38012TAA0       477,605.320       477,605.320       477,657.860
CMO GS MTG SECS CORP II SER 2006-GG6 CL A4 FLT RT DUE 04-1 CUSIP: 36228CWX7       580,000.000       582,841.980       588,922.720
CMO GSAMP TR 2006-S4 2006-S4 MTG PASSTHRU CTF CL A- CUSIP: 36244MAA9              199,880.030       199,880.030       199,892.420
CMO HOME EQUITY ASSET TR 2005-5 MTG PASSTHRU CTF CL 2- CUSIP: 437084MB9           146,665.480       146,665.480       146,683.230
CMO INDYMAC INDX MTG LN TR 2006-AR25 CL 4-A-2 DUE 12-31-20 CUSIP: 45661HAK3       531,013.200       531,842.910       536,171.990
CMO INDYMAC MBS INC 2006-AR9 B-1 6.0589 DUE 06-25-2036 REG CUSIP: 45661EGM0       229,880.060       226,948.180       230,240.970
CMO J P MORGAN ALTERNATIVE LN TR 2006-S4CTF CL A-6 FLT RT CUSIP: 466302AJ5        250,000.000       249,912.980       249,565.000
CMO J P MORGAN CHASE COML MTG SECS CORP 2005-LDP5 CL A-2B CUSIP: 46625YXM0        370,000.000       371,848.150       369,204.500
CMO J P MORGAN CHASE COML MTG SECS TR 2006-L CL A-2 DUE CUSIP: 46629PAB4          570,000.000       564,273.950       560,636.040
CMO J P MORGAN CHASE COML MTG SECS TR 2006-LDP7 CL A-SB CUSIP: 46628FAH4          220,000.000       219,783.670       227,572.620
CMO J P MORGAN CHASE SECS CORP 2006-LDP6A-2 5.379 DUE 04-1 CUSIP: 46625YP31        75,000.000        75,372.300        75,311.330
CMO LB-UBS COML MTG TR 2006-C3 CL A-4 DUE 03-15-2039 REG CUSIP: 52108MFS7         450,000.000       452,221.340       460,819.800
CMO MERRILL LYNCH MTG TR SER 2005-CKI1 CL A2 5.39611% DUE CUSIP: 59022HLB6        175,000.000       175,957.920       175,298.200
CMO ML-CFC COML MTG 2006-4 SER 2006-4 CL-AM DUE 12-12-20 CUSIP: 55312VAH1         900,000.000       904,891.410       886,922.100
CMO MORGAN ST CAP I TR 2006-IQ-11 2006-IQ11 CL-A3 10 CUSIP: 617453AS4             690,000.000       695,867.980       706,991.250
CMO MORGAN STANLEY ABS CAP I INC TR 2006-HE3 2006-HE3 CUSIP: 61749HAB6            137,422.510       137,422.510       137,424.850
CMO MORGAN STANLEY CAP I TR 2006-HQ9 CL A-3 5.712 DUE 07-2 CUSIP: 61750CAD9       370,000.000       372,014.650       377,905.050
CMO MORGAN STANLEY CAP I TR 2006-TOP23 5.98299980164% DUE CUSIP: 61749MAW9        655,000.000       656,155.420       680,202.440
CMO MORGAN STANLEY CAP I 2006-TOP2 PASSTHRU A-2 0 DUE CUSIP: 617451CN7            365,000.000       367,000.200       363,209.310
CMO MORGAN STANLEY MTG LN TR 2006-15XS MTG PASS THRU CTF CUSIP: 61750YAK5         175,000.000       174,999.950       175,494.200
CMO MSDW CAP I TR SER 2001-PPM CL A2 6.4DUE 02-15-2031 BEO CUSIP: 61746WES5       153,312.950       156,361.220       156,412.020
CMO NEWCASTLE MTG SECS TR SER 2006-1 CL A-1 FLT RT DUE 03- CUSIP: 65106AAJ2       330,158.060       330,158.060       330,217.160
CMO NOMURA ASSET ACCEP CORP SER 2005-AP2CL A5 4.9759998321 CUSIP: 65535VLL0       275,000.000       274,989.000       266,499.200
CMO NOMURA ASSET ACCEP CORP SER 2005-WF1CL II-A-5 DUE 03-2 CUSIP: 65535VKX5       250,000.000       249,994.750       244,116.000
CMO WAMU MTG PASS-THROUGH CTFS 2004-AR7 CL A-6 DUE 07-25-2 CUSIP: 92922FTB4       625,000.000       623,315.430       607,043.130
CMO WAMU MTG PASS-THROUGH CTFS 2004-AR9 CL A-7 VAR DUE 08- CUSIP: 92922FWL8       335,000.000       330,359.980       326,071.920
CMO WAMU MTG PASS-THRU CTFS SER 2003-AR10 CL A5 4. CUSIP: 92922FDZ8               575,000.000       568,082.030       563,580.500
CMO WAMU MTG PASS-THRU CTFS 2005-AR4 CL A-4B 4.684 DUE 04- CUSIP: 92922FG69       550,000.000       548,710.940       540,261.150
COMERICA BK DETROIT MICH COMERICA BANK 5.75 11/21/2016 5. CUSIP: 200339CG2        290,000.000       289,304.000       289,685.060
COMPASS BK BIRMINGHAM ALA COMPASS BANK 5.5% DUE 04-01-202 CUSIP: 20449EBT2        410,000.000       401,517.100       402,207.950

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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
Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CONOCOPHILLIPS CDA FDG CO I NT 5.625% DUE 10-15-2016 BEO CUSIP: 20825TAA5         600,000.000       599,952.000       602,852.400
CONS EDISON CO N Y INC BD 5.3 DUE 12-01-2016 BEO CUSIP: 209111EP4                 475,000.000       473,651.000       466,797.700
COOPER INDS INC GTD SR NT 5.25% DUE 07-01-2007 BEO CUSIP: 216669AE1               145,000.000       144,840.000       144,555.140
COOPER U S INC SR NT 5.25% DUE 11-15-2012/04-19-2 CUSIP: 216871AB9                160,000.000       160,155.400       158,382.240
CORE INVT GRADE BD TR I SERIES 2002-1 PASSTHRU CTF 4.659 CUSIP: 21867VAA7         959,239.000       950,356.180       950,548.290
COUNTRYWIDE HOME LNS INC MEDIUM TERM NTS# TR 00313 4 DU CUSIP: 22237LPA4          150,000.000       146,422.580       142,403.700
COUNTRYWIDE HOME LNS INC MEDIUM TERM NTSTRANCHE # TR 00 CUSIP: 22237LMQ2          500,000.000       500,125.000       500,381.500
COUNTRYWIDE HOME LNS INC MEDIUM TERM NTSTRANCHE TR 0030 CUSIP: 22237LNR9          225,000.000       224,804.250       218,736.000
CREDIT SUISSE FIRST BOSTON USA INC NT 4.125% DUE 01-15-2 CUSIP: 22541LAQ6       1,200,000.000     1,163,736.000     1,164,208.800
CREDIT SUISSE USA INC CS 5 1/4 03/02/11 5.25% DUE 03-02-20 CUSIP: 225434AF6     1,000,000.000       997,660.000     1,000,563.000
CREDIT SUISSE USA INC NT 5.5% DUE 08-16-2011 BEO CUSIP: 225434CH0                 645,000.000       642,555.450       652,029.860
CWABS ASSET BACKED CTFS TR 2006-SPS2 ASSET BACKED CTF C CUSIP: 12667BAA2        1,124,299.300     1,124,299.300     1,124,316.160
CWABS INC 2004-3 ASSET BKD CTF CL M-3 FLTG RATE 05-25-20 CUSIP: 1266714V5         100,000.000       100,789.060       100,557.300
CY NATL BK CAL 6.375 DUE 01-15-2008 REG CUSIP: 177902AB9                          250,000.000       232,390.000       251,692.000
CY NATL CORP SR NT 5.125 DUE 02-15-2013 BEO CUSIP: 178566AB1                      200,000.000       208,902.000       195,862.400
DAIMLERCHRYSLER AUTO TR 2006-C NT CL A-44.98% DUE 11-08-20 CUSIP: 233875AC7       850,000.000       849,811.390       847,897.950
DAIMLERCHRYSLER AUTO TR 2006-D SERIES 2006-D CLASS-A4 02 CUSIP: 233880AC7         485,000.000       484,860.850       482,397.010
DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOKENTRY MTN 4.4% DUE CUSIP: 24422EPT0       270,000.000       269,589.600       264,487.140
DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOKENTRY MTN 4.5% DUE CUSIP: 24422EPV5       280,000.000       279,689.200       276,421.600
DISCOVER CARD MASTER TR I 2003-1 CR CL ASUBSER 04-16-2010 CUSIP: 25466KEL9      1,500,000.000     1,502,578.130     1,501,903.500
EKSPORTFINANS A S A MTN TR 00087 5.125 DUE CUSIP: 28264QDQ4                       520,000.000       519,269.180       520,640.120
EQTY RESDNTL PPTY 5.125 3 15 16 5.125 DUE 03-15-2016 BEO CUSIP: 29476LAC1         165,000.000       164,813.550       160,244.210
EQUITABLE COS INC SR NT 6.5 DUE 04-01-2008 REG CUSIP: 29444GAH0                    90,000.000        92,331.220        91,082.610
ERP OPER LTD PARTNERSHIP C CRP EQR 5.37508/01/16. 5.375% D CUSIP: 26884AAU7       100,000.000        99,513.000        98,954.900
ERP OPER LTD PARTNERSHIP ERP OPERATING LP 4.75% DUE 06-15 CUSIP: 26884AAR4         40,000.000        39,817.200        39,352.920
ERP OPER LTD PARTNERSHIP 7.57 NT DUE 08-15-2026/06 PUTT CUSIP: 26884AAD5           40,000.000        48,803.600        46,290.680
FIRST NLC TR 2005-3 MTG PASSTHRU CTF CL AV-2 12-25-2035 RE CUSIP: 32113JBR5       288,655.760       289,095.510       288,756.500
FNANB CR CARD MASTER TR 2002-A ASSET BKDNT CL A FLTG RATE CUSIP: 302514AG9        150,000.000       150,843.750       150,240.750
FORD CR AUTO OWNER TR 2005-B NT CL B 4.64% DUE 04-15-20 CUSIP: 34527RKY8          320,000.000       319,991.260       317,329.600
FORD CR AUTO OWNER TR 2006 C NT CL B 5.30000019073% DUE CUSIP: 34528CAG0          680,000.000       679,951.380       680,064.600
FPL GROUP CAP INC NT 5.625% DUE 09-01-2011/08-18-2 CUSIP: 302570AV8               560,000.000       559,524.000       566,136.480

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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
Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

GE CAP CR CARD MASTER NT TR 2006 1 ASSETBKD NT CL A 5.08% CUSIP: 36159JAR2        920,000.000       920,801.160       921,179.440
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00551 CUSIP: 36962GYY4        1,095,000.000     1,146,246.000     1,133,512.250
GEN ELEC CAP CORP MTN BO TRANCHE # TR 00521 5.875 DUE 02 CUSIP: 36962GXS8         600,000.000       615,623.320       616,988.400
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.2 CUSIP: 36962GE75          80,000.000        79,597.600        77,403.280
GOLDMAN SACHS GROUP INC 4.5% DUE 06-15-2010 BEO CUSIP: 38143UBE0                  275,000.000       266,835.250       269,152.950
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO CUSIP: 38143YAC7       270,000.000       288,138.600       280,911.510
GS MTG SECS CORP 2006-7 MTG PASSTHRU CTFCL AV-1 03-25-2046 CUSIP: 362334NA8       334,897.660       334,897.660       334,912.400
GULF PWR CO SR NT SER M 5.3 DUE 12-01-2016 REG CUSIP: 402479BX6                   565,000.000       564,875.700       556,088.260
HARTFORD FINL SVCS GROUP INC SR NT 5.55%DUE 08-16-2008 REG CUSIP: 416515AH7       245,000.000       245,009.680       245,967.260
HEWLETT PACKARD CO DUE 05-22-2009 BEO CUSIP: 428236AJ2                            400,000.000       400,096.760       400,632.400
HOME DEPOT INC SR NT FLTG RATE VAR RT DUE 12-16-2009/06- CUSIP: 437076AQ5          50,000.000        50,062.500        49,996.350
HOME DEPOT INC SR NT 5.875 DUE 12-16-2036 REG CUSIP: 437076AS1                    160,000.000       157,760.000       157,011.840
HOME EQTY MTG TR 2006-3 A-1 5.472 DUE 09-25-2036 REG CUSIP: 436944AA0             178,317.010       178,260.910       178,279.740
HOME EQUITY ASSET TR SER 2005-8 CL 2-A-102-25-2036 REG CUSIP: 437084PT7            97,586.220        97,586.220        97,608.570
HOME EQUITY MTG TR 2006-5 MTG PASSTHRU CTF CL A-1 10-25-2 CUSIP: 43709PAB4        652,044.850       651,640.580       651,930.740
HOUSEHOLD FIN CORP NT DTD 06/17/1998 6.4% DUE 06-17-200 CUSIP: 441812FY5          165,000.000       185,908.800       167,528.300
HOUSEHOLD FIN CORP NT 8% DUE 07-15-2010 BEO CUSIP: 441812GM0                       80,000.000        95,191.200        86,903.840
HOUSEHOLD FIN CORP SR NT DTD 02/05/1999 5.875% DUE 02-01-2 CUSIP: 441812GE8       115,000.000       123,843.850       116,649.790
HSBC CR CARD MASTER NT TR USA I AST BKD NT CL A 5.09999990 CUSIP: 44329CAA3       935,000.000       934,860.120       935,513.320
HSBC FIN CORP HSBC FIN CORP 5.5 1 19 16 5.5% DUE 01-19-201 CUSIP: 40429CFN7       285,000.000       270,285.450       286,345.200
HSBC FIN CORP MT 5.25% DUE 01-14-2011 BEO CUSIP: 40429CCX8                        500,000.000       499,120.000       500,013.500
HSBC FIN CORP NT 4.625% DUE 09-15-2010 REG CUSIP: 40429CCV2                       360,000.000       358,966.800       352,179.720
HSBC FIN CORP NT 6.75% DUE 05-15-2011 REG CUSIP: 40429CAA0                         80,000.000        90,283.900        84,667.200
HSEHD FIN CORP NT 6.375 DUE 10-15-2011 BEO CUSIP: 441812JW5                        55,000.000        59,017.850        57,512.620
HYUNDAI AUTO RECEIVABLES TR 2004-A NT CLB 3.46% DUE 08-15- CUSIP: 449182BD5       390,809.130       390,777.320       383,553.760
HYUNDAI AUTO RECEIVABLES TR 2006-B SER 2006-B CL-C 5. CUSIP: 44920DAF3            510,000.000       509,966.390       510,055.590
INTL LEASE FIN CORP NT 3.75 DUE 08-01-2007 BEO CUSIP: 459745FJ9                   145,000.000       144,274.100       143,594.230
INTL LEASE FIN CORP 4.75 DUE 01-13-2012 BEO CUSIP: 459745FN0                      220,000.000       219,045.200       213,907.320
J P MORGAN MTG ACQSTN CORP 2005-FRE1 AII-F-1 5.375 DUE CUSIP: 46626LBV1            56,669.390        56,669.060        56,458.520
J P MORGAN MTG ACQSTN TR 2006-CW1 2006-CW1 CL A-2 07 CUSIP: 46628MAC0             158,618.930       158,618.930       158,630.190
JOHNSON CTLS INC SR NT 5.25% DUE 01-15-2011 BEO CUSIP: 478366AQ0                   60,000.000        59,992.200        59,527.020

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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
Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

JPMORGAN CHASE & CO FORMERLY J P MORGAN NT DUE 09-01-2015 CUSIP: 46625HCY4      1,000,000.000     1,000,000.000       979,879.000
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT 5.125 DUE 09-15 CUSIP: 46625HBV1       500,000.000       498,760.000       491,658.500
JPMORGAN CHASE & CO SUB NT DTD 10/18/1993 6.125 D CUSIP: 46625HAF7              1,000,000.000     1,008,920.000     1,011,300.000
LANDESKREDITBANK BADEN-WURTTEMBERG FORDERBANK NOTE 4. CUSIP: 514890AG7            305,000.000       303,536.000       302,201.630
LEHMAN BROS HLDGS INC MEDIUM TERM NT TRANCHE # TR 00541 CUSIP: 52517PYN5        1,200,000.000     1,167,756.000     1,168,108.800
LEHMAN BROS HLDGS INC MEDIUM TERM NT TRANCHE # TR 00621 CUSIP: 52517PF63          560,000.000       553,733.600       559,923.840
M & I MARSHALL & ILSLEY BK MILW WI TRANCHE # TR 00014 CUSIP: 5525V0AP1            295,000.000       294,615.600       290,326.320
M & I MARSHALL & ILSLEY BK MILW WI TRANCHE #00021 4.5 CUSIP: 5525V0AW6            300,000.000       299,925.000       296,515.800
MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTSTRANCHE # TR 00 CUSIP: 57629WAR1          175,000.000       174,767.250       169,498.880
MBNA CORP SR MEDIUM TERM NTS BEO TRANCHE# SR 00056 6.125 D CUSIP: 55263ECH6       480,000.000       517,348.800       498,407.040
MBNA CORP SR MEDIUM TERM NTS BOOK ENTRY FLT RT MTN DUE 05- CUSIP: 55263ECM5       210,000.000       210,000.000       211,287.720
MBNA CR CARD MASTER NT TR ABS MBNAS 4.2%DUE 09-15-2010 BEO CUSIP: 55264TCW9       260,000.000       259,932.610       256,824.360
MBNA CR CARD MASTER NT TR SER 2005-A3 CLA3 4.1% DUE 10-15- CUSIP: 55264TCZ2       710,000.000       692,693.750       690,019.180
MBNA CR CARD MASTER NT TR 2005-7 NT CL A4.3% DUE 02-15-201 CUSIP: 55264TDG3       330,000.000       329,986.640       325,674.360
MERRILL LYNCH & CO INC MEDIUM TERM NTS BOOK ENTRY MTN 4.1 CUSIP: 59018YUH2        190,000.000       189,363.500       184,952.270
MERRILL LYNCH & CO INC MEDIUM TERM NTS BOOK ENTRY MTN 4.7 CUSIP: 59018YVV0      1,165,000.000     1,149,773.450     1,149,143.190
MERRILL LYNCH & CO INC SUB NT 6.05% DUE 05-16-2016 REG CUSIP: 5901884M7           770,000.000       768,575.500       796,981.570
MERRILL LYNCH & CO INC SUB NT 6.22% DUE 09-15-2026 REG CUSIP: 59022CAB9           285,000.000       284,934.450       293,682.530
METLIFE INC METLIFE INC 6.125 DUE 12-01-2011 BEO CUSIP: 59156RAC2                 180,000.000       193,662.000       186,075.000
METLIFE INC NT 5% DUE 06-15-2015/06-23-2 CUSIP: 59156RAN8                         545,000.000       543,523.050       528,584.060
MORGAN ST CAP I INC SER 1998-HF1 CL E 7.6 MTG PASSTHRU C CUSIP: 61745MFM0         600,000.000       652,593.750       610,804.800
MORGAN ST CAP I INC SER 1998-HF1 CL C 6.75 COML MTG P-TH CUSIP: 61745MFK4         200,000.000       223,812.600       202,161.400
MORGAN STANLEY ABS CAP I INC 2005-WMC6CLA-2A VAR 07-25-203 CUSIP: 61744CSS6        51,653.440        51,653.440        51,661.500
MORGAN STANLEY ABS CAP I INC 2005-2 MTG PASSTHRU CTF CL A- CUSIP: 61744CQG4        19,334.120        19,334.120        19,334.140
MORGAN STANLEY DEAN WITTER CAP I TR 2001PPM COML MTG P CUSIP: 61746WET3            87,664.950        98,513.500        89,666.520
MORGAN STANLEY FOR EQTY ISSUES SEE 617 MORGAN STANLEY 5.7 CUSIP: 61746BDB9        475,000.000       480,340.150       481,970.150
MORGAN STANLEY FOR EQUITY ISSUES SEE 61747Y NT 4% DUE 0 CUSIP: 61746SBC2        2,335,000.000     2,290,863.100     2,259,362.350
MORGAN STANLEY GLOBAL SUB NT 4.75 DUE 04-01-2014 BEO CUSIP: 61748AAE6             425,000.000       421,298.250       406,353.980
MORGAN STANLEY HOME EQTY LN TR 2006-3 CLA-1 FLTG RATE 04-2 CUSIP: 61749GAA0       219,987.020       219,987.020       219,990.540
NATL GRID PLC FORMERLY NATL GRI 6.3 DUE 08-01-2016 BEO CUSIP: 636274AC6           460,000.000       459,011.000       476,415.100
NIAGARA MOHAWK PWR CORP SR NT SER G 7.75DUE 10-01-2008 REG CUSIP: 653522DJ8       195,000.000       226,868.850       202,078.110

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 133 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

NISSAN AUTO LEASE TR 2006-A CL A-3 5.11000013351% DUE CUSIP: 65480AAC3            845,000.000       844,947.100       843,686.030
NISSAN AUTO LEASE TR 2006-A CL A-4 5.09999990463% DUE CUSIP: 65480AAD1            550,000.000       549,994.610       549,069.950
NORTHN BORDER PIPELN CO SR NT 6.25 DUE 05-01-2007 BEO CUSIP: 664787AF5          1,000,000.000     1,002,950.000     1,002,104.000
OPTION ONE MTG ACCEP CORP 2003-3 ASSET BKD CTF CL A-2 06- CUSIP: 68400XBJ8        273,326.060       273,262.000       273,527.500
OPTION ONE MTG LN TR 2003-4 ASSET BACKEDCTF CL A-2 VAR RAT CUSIP: 68389FDT8       395,814.890       396,309.280       396,613.640
OPTION ONE MTG LN TR 2005-1 ASSET BKD CTF CL A-3 02-25-2 CUSIP: 68389FGH1         873,166.060       873,921.690       874,136.150
ORIGEN MANUFACTURED HSG CONT TR 2005-B MTG PASSTHRU CTF C CUSIP: 68619ABP1        282,531.780       282,512.020       281,468.330
ORIGEN MANUFACTURED HSG CONTRACT TR SER 2005-A CL A1 4.06% CUSIP: 68619ABG1       107,065.920       107,056.460       106,598.680
OWNIT MTG LN TR SER 2006-1 CL AF-1 09-25-2029 REG CUSIP: 69121PCG6                361,235.560       361,234.490       359,315.950
PACIFICORP 6.9 DUE 11-15-2011/11-14-2011BEO CUSIP: 695114BU1                      790,000.000       840,741.700       841,945.660
PNC FDG CORP NT 4.2% DUE 03-10-2008 REG CUSIP: 693476AU7                          335,000.000       334,488.490       328,727.130
PNC FDG CORP SUB NT 6.875% DUE 07-15-2007 BEO CUSIP: 693476AJ2                    880,000.000       926,279.200       886,287.600
POPULAR ABS INC SER 2005-5 CL AF-6 FLT RT 11-25-2035 REG CUSIP: 73316PGK0         225,000.000       224,992.350       222,162.980
POPULAR ABS INC 2005-D MTG PASSTHRU CTF A-1 5.36100006104% CUSIP: 73316PHK9       249,667.160       249,667.160       248,375.130
PROCTER & GAMBLE CO DEB 8% DUE 09-01-2024 BEO CUSIP: 742718BG3                    280,000.000       329,040.800       356,029.800
PRUDENTIAL FDG CORP MEDIUM TERM NOTES BK\ENT 144A TRANCHE CUSIP: 74433KCR6        500,000.000       510,970.000       506,946.500
PUB SERVICE CORP COL 1ST COLL TR BD SER 14 4.375 10-1-08/9 CUSIP: 744448BW0       225,000.000       224,730.000       221,372.330
PUB SVC ELEC GAS CO SECD MEDIUM TERM NTSBOOK ENTRY TR#0001 CUSIP: 74456QAK2       120,000.000       120,000.000       117,462.720
PVTPL AIG SUNAMERICA GLOBAL FING VI SR NT 144A 6.3 DUE 05 CUSIP: 00138QAA5        400,000.000       399,412.000       416,263.600
PVTPL BK AMER CORP NT 144A 5.42 DUE 03-15-2017 BEO CUSIP: 060505CU6               100,000.000        99,752.000        99,526.000
PVTPL BTM CURACAO HLDGS N V MEDIUM TERM SR SUB VAR RT 4.76 CUSIP: 0557X2AA6       860,000.000       832,454.200       841,408.520
PVTPL CMO BAYVIEW COML AST TR 2003-1 CL A 144A VAR RT DUE CUSIP: 07324SAA0        101,124.750       101,725.170       101,148.210
PVTPL CMO CALWEST INDL TR 2002-CALW COMLMTG PASS THRU CUSIP: 131700AC0            500,000.000       540,820.310       519,421.000
PVTPL CMO CSMS COML MTG TR 2006-HC1 144AVAR RT DUE 05-15-2 CUSIP: 22943NAA1       250,000.000       250,000.000       250,078.000
PVTPL CMO IMPAC SECD ASSETS CORP 2006-1 MTG PTHRU CTF CL 2 CUSIP: 45254TTN4       162,492.810       162,492.810       162,779.930
PVTPL CMO MACH ONE 2004-1 LLC CL A-1 144A 3.8900001049% CUSIP: 55445RAA5          298,651.810       298,594.220       294,948.530
PVTPL CMO WA MUT AST SECS CORP2003-C1 144A CL A 3.83 DUE CUSIP: 93934DAB3         880,651.550       852,890.400       850,238.250
PVTPL ERAC USA FIN CO NT 144A DUE 04-30-2009 BEO CUSIP: 26882PAY8                  65,000.000        65,000.000        65,125.910
PVTPL ERAC USA FIN CO NT 7.95 DUE 12-15-2009 BEO CUSIP: 26882PAK8                 230,000.000       276,598.000       245,212.660
PVTPL FID INVS DEB 144A 7.57 DUE 06-15-2029 BEO CUSIP: 302508AQ9                  115,000.000       144,162.850       140,122.560
PVTPL HBOS TREAS SVCS PLC COVERED BD PROGRAM B # TR 000 CUSIP: 40411EAA6          605,000.000       604,685.400       601,714.850

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 134 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

PVTPL MANTIS REEF LTD ABC SECS 144A 3C7 4.692 DUE 11-14-20 CUSIP: 56460EAA2       250,000.000       250,000.000       246,790.000
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS NT 144A 2 CUSIP: 57629WAJ9         225,000.000       224,730.000       215,630.550
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 144A 5.25 CUSIP: 57629WAK6         600,000.000       585,618.000       575,851.200
PVTPL SYSTEMS 2001 A T LLC SERIES-2001 CLASS-G 144A 6.664 CUSIP: 87203RAA0        244,804.680       248,126.930       256,317.840
PVTPL WORLD FINL PPTYS TOWER D FIN CORP SER 1996 WFP-D PAS CUSIP: 981469AA7       355,963.970       347,463.760       372,855.880
PVTPL XLLIAC GLOBAL FDG SR SECD MEDIUM TERM NT 144A 4.8 D CUSIP: 98374PAZ9        250,000.000       249,155.000       245,011.250
RASC SER 2005-EMX3 TR MTG ASSET BKD PASSTHRU CTF CL A- CUSIP: 75405MAA2           109,045.130       109,045.130       109,062.140
RBS CAP TR I TR PFD SECS STEP UP 12-29-2049 12-30-2 CUSIP: 749274AA4            1,000,000.000       971,969.340       950,608.000
REGIONS FINL CORP NEW BD 4.5% DUE 08-08-2008 BEO CUSIP: 7591EPAA8                 320,000.000       319,644.800       315,975.360
RENAISSANCE HOME EQUITY LN TR 2006-2 CL AF-1 5.99900007248 CUSIP: 759676AD1       381,943.570       381,943.570       381,123.160
RENAISSANCE HOME EQUITY LN TR 2006-3 ASTBKD NT CL AF-1 5.9 CUSIP: 75971EAD8       515,463.730       515,460.900       514,855.480
RESDNTL AST SEC CORP MTG PA SER 2004-KS10 CL AI2 F CUSIP: 76110WF76               651,777.160       653,508.440       652,563.860
RESDNTL AST SEC CORP MTG PA 2004-KS6 HOME EQTY MTG AST CUSIP: 76110WZS8            61,349.910        61,349.910        61,360.400
RESDNTL AST SEC CORP MTG PA 2005-AHL2 MTG AST BKD PASSTH CUSIP: 76110W5E2          84,973.290        84,973.290        84,984.340
RESDNTL FDG MTG SECS II INC 2006-HI1 CL M-4 6.26 DUE 02-25 CUSIP: 76110VUA4       250,000.000       249,993.000       249,989.250
RESDNTL FDG MTG SECS II INC 2006-HSA2 TERM NT VAR RT 5.5 CUSIP: 76110VTN8         100,000.000        99,991.340        99,719.500
RESIDENTIAL ASSET MTG PRODS INC SER 2005-EFC5 CL A1 FL CUSIP: 76112BG95           160,185.150       160,185.150       160,212.860
RESIDENTIAL ASSET MTG PRODS INC 2005-RZ1MTG PASSTHRU CTF A CUSIP: 76112BLV0        27,365.550        27,365.550        27,368.040
RESIDENTIAL ASSET SEC CORP MTG PASS THRUCTF SER 2003-KS6 C CUSIP: 76110WSP2        38,214.690        38,214.690        38,222.100
RESIDENTIAL AST MTG PRODS INC 2003-RS9CLM-I-1 5.8000001907 CUSIP: 760985A84       230,000.000       235,678.130       227,958.290
RESIDENTIAL FDG MTG SECS II INC 2005-HI3MTG PASSTHRU CTF C CUSIP: 76110VSB5       150,000.000       149,992.670       148,876.650
SAXON ASSET SECS TR 2005-3 ASSET BKD CTFCL 1-2A 11-25-2035 CUSIP: 805564SN2        20,375.960        20,375.960        20,377.350
SBC COMMUNICATIONS INC NT 4.125% DUE 09-15-2009/11-03-2 CUSIP: 78387GAN3        1,090,000.000     1,044,672.700     1,058,666.860
SBC COMMUNICATIONS INC NT 6.15% DUE 09-15-2034/09-14-2 CUSIP: 78387GAQ6           135,000.000       131,717.050       132,781.410
SECURITIZED ASSET BACKED RECEIVABLES LLCTR SER 2006-CB1 CL CUSIP: 81375WHG4       338,552.250       338,550.660       336,919.750
SIMON PPTY GROUP INC NEW NT 3.75 DUE 01-30-2009/06-02-2 CUSIP: 828806AC3          125,000.000       120,287.500       121,404.630
SIMON PPTY GROUP L P NT 5.75 DUE 05-01-2012/05-15-2 CUSIP: 828807BS5              200,000.000       199,518.000       202,050.200
SLM CORP MEDIUM TERM NTS BOOK ENTRY MTN VAR RT DUE 07-27-2 CUSIP: 78442FDQ8       530,000.000       530,412.150       530,926.970
SLM CORP MEDIUM TERM NTS BOOK ENTRY MTN 4% DUE 01-15-2010 CUSIP: 78442FDE5        160,000.000       159,102.400       154,326.720
SOUNDVIEW HOME LN TR 2005-B ASSET BKD CTF CL M-3 05-25-2 CUSIP: 83611MHN1         500,000.000       500,000.000       493,796.000
SPECIALTY UNDERWRITING & RESDNTL FIN 2006-BC2 CTF CL A- CUSIP: 84751PLL1          387,818.600       387,818.600       387,866.690

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 135 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

ST PAUL TRAVELERS COS INC FORMERLY ST P SR NT 5.01 DUE 08- CUSIP: 792860AG3       185,000.000       187,386.130       184,292.010
ST PAUL TRAVELERS COS INC FORMERLY ST P ST PAUL TRAVELERS CUSIP: 792860AK4         90,000.000        88,332.300        99,479.340
SUPERIOR WHSL INVENTORY FING TR XII 2005-A CL A FLTG 0 CUSIP: 86837YAA1           500,000.000       500,000.000       501,657.000
TEXTRON FINL CORP MEDIUM TERM NTS BOOK ENTRY MTN 5.125% D CUSIP: 88319QJ20        180,000.000       179,722.350       178,668.180
TS/SPGSIMON PPTY GROUPCALLABLE 12/02/11 100 5 DUE 03-01-12 CUSIP: 828807BX4       210,000.000       209,168.400       206,303.160
U S BK NATL ASSN MINNEAPOLIS MINN SUB NTACCD INVS 5.7 DUE CUSIP: 90331VBA9        250,000.000       249,737.500       252,257.750
UBS PFD FDG TR I GTD TR PFD SECS DUE 10-29-2049 BEO CUSIP: 90262PAA6            1,070,000.000     1,186,576.500     1,181,970.150
UFJ FIN ARUBA A E C GTD NT 6.75 DUE 07-15-2013 REG CUSIP: 902671AA4               330,000.000       363,579.560       352,165.770
UN BK CAL N A MEDIUM TERM SUB BK NT TRANCHE # SB 00001 CUSIP: 90520GAA4           475,000.000       473,128.500       486,808.980
UNICREDIT LUXEMBOURG FIN SA MEDIUM TERM TR# SR 00001 5.425 CUSIP: 90466EAA5       385,000.000       385,000.000       384,989.990
USB CAP IX NORMAL INCOME TR SECS DUE 04-15-2042 REG CUSIP: 91731KAA8              295,000.000       294,987.400       301,279.670
VERIZON COMMUNICATIONS INC VERIZON COMM INC DUE 08-15-2007 CUSIP: 92343VAD6       180,000.000       180,000.000       179,999.820
VERIZON GLOBAL FDG CORP BD 5.85% DUE 09-15-2035 BEO CUSIP: 92344GAX4              175,000.000       173,750.500       167,605.730
VERIZON GLOBAL FDG CORP NT 4 DUE 01-15-2008 BEO CUSIP: 92344GAU0                  310,000.000       303,982.900       305,851.890
VERIZON NEW ENG INC VERIZON NEW ENG INC 6.5 DUE 09-15-2011 CUSIP: 92344RAA0       125,000.000       138,413.180       128,516.880
VERIZON NY INC DEB SER A 7.375 DUE 04-01-2032/03-31-2 CUSIP: 92344XAB5            135,000.000       142,142.650       139,389.120
VODAFONE GROUP PLC NEW FLTG RT BD DUE 12-28-2007 BEO CUSIP: 92857WAJ9             170,000.000       170,000.000       170,081.940
VOLKSWAGEN AUTO LEASE TR 2006-A NT CL A-4 5.54% DUE 04-2 CUSIP: 92866AAD9         500,000.000       499,953.100       503,372.500
WA MUT BK FA CHATSWORTH CAL GL NT 5.65 DUE 08-15-2014 BEO CUSIP: 93933WAB2        135,000.000       138,483.000       135,186.840
WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 000 CUSIP: 92976GAA9         550,000.000       526,509.500       532,765.200
WACHOVIA CAP TR III FIXED-FLTG RATE NORMAL WACHOVIA 5. CUSIP: 92978AAA0           895,000.000       885,189.650       902,388.230
WACHOVIA CORP GLOBAL MEDIUM TERM SR NTS TRANCHE # SR 00027 CUSIP: 92976WBC9     1,000,000.000     1,000,000.000       999,858.000
WACHOVIA CORP NEW NT FLTG RATE DUE 10-15-2011 BEO CUSIP: 929903CG5              1,000,000.000     1,000,000.000     1,000,670.000
WACHOVIA CORP 4.875 DUE 02-15-2014 BEO CUSIP: 929903AE2                         1,500,000.000     1,452,030.000     1,445,845.500
WASHINGTON MUT INC SR NT FLTG DTD 12/20/2004 DUE 01- CUSIP: 939322AQ6             270,000.000       271,336.500       271,186.920
WASHINGTON REAL ESTATE INVT TR SR NT 5.35% DUE 05-01-20 CUSIP: 939653AG6          205,000.000       203,237.680       200,754.040
WELLS FARGO & CO NEW SUB GLOBAL NT 6.375DUE 08-01-2011 BEO CUSIP: 949746CE9       235,000.000       268,966.900       246,095.760
WELLS FARGO HOME EQTY AST BACKED CTF ASTBACKED CTF CL A CUSIP: 9497EUAA5          251,134.660       251,134.660       251,153.500
WESTN FINL BK IRVINE CAL SUB CAP DEB 9.625 DUE 05-15-20 CUSIP: 958202HU0          150,000.000       168,537.500       163,886.100
WFS FINL 2003-4 OWNER TR AUTO RECEIVABLEBKD NT CL A-4 2.98 CUSIP: 92927CAD2     1,763,089.970     1,762,863.420     1,741,095.420
WFS FINL 2004-3 OWNER TR 2004-3 B 3.51% DUE 02-17-2012 BEO CUSIP: 929257AE3        96,892.510        96,881.090        95,452.780

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 136 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

WFS FINL 2004-4 OWNER TR CL C 3.21% DUE 05-17-2012 REG CUSIP: 92927TAF0           194,040.460       194,027.680       190,288.690
WFS FINL 2005-2 OWNER TR AUTO RECEIVABLEBKD NT C CUSIP: 92927WAE6                 525,000.000       524,975.380       519,813.530
WI ELEC PWR CO NT 5.625 DUE 05-15-2033 BEO CUSIP: 976656BW7                       185,000.000       184,463.500       181,006.410
WISCONSIN ELEC PWR CO NT 3.5% DUE 12-01-2007/11-23-2 CUSIP: 976656BY3             130,000.000       126,964.500       127,869.820
WYETH WYE 5.50 02/01/2014 5.5 DUE 02-01-2014/12-16-2 CUSIP: 983024AE0             145,000.000       148,045.000       145,744.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                        117,586,735.96    117,096,988.64
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - PREFERRED                                                     132,001,746.04    131,499,003.75

Corporate Debt Instruments -  Other
---------------------------------------------------------------------------------------------------------------------------------
CANADA - USD

POTASH CORP SASK INC PCT 20130301 4.875 DUE 03-01-2013/02- CUSIP: 73755LAC1       295,000.000       287,108.750       284,595.940
PVTPL XSTRATA FIN CDA LTD GTD NT 144A 5.8% DUE 11-15-201 CUSIP: 98417EAB6         130,000.000       129,678.900       129,622.740
TALISMAN ENERGY INC 02-01-2037 5.85 DUE 02-01-2037 BEO CUSIP: 87425EAJ2           550,000.000       507,523.500       501,993.250
TELUS CORP 8.00000 05/30/01 06/01/11 8 DUE 06-01-2011/05- CUSIP: 87971MAC7      1,000,000.000     1,093,230.000     1,093,537.000
TRANSALTA CORP 5.75 DUE 12-15-2013/11-25-2 CUSIP: 89346DAB3                       260,000.000       256,743.600       259,137.580
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CANADA - USD                                                                                 2,274,284.75      2,268,886.51

FINLAND - USD

PVTPL MERITA BK LTD N Y BRH SUB NT STEP UP PERP 144A DUE 1 CUSIP: 589969AB0       460,000.000       474,140.400       460,639.400
---------------------------------------------------------------------------------------------------------------------------------
TOTAL FINLAND - USD                                                                                  474,140.40        460,639.40

ICELAND - USD

KAUPTHING BK HF MEDIUM TERM SR BK NTS BOTR# SR 00002 6.1 CUSIP: 48632FAB7         120,000.000       120,151.200       121,010.880
LANDSBANKI IS HF MEDIUM TERM SR BK NTS BTRANCHE # SR 0000 CUSIP: 5150X0AA9        300,000.000       299,922.000       305,001.000
PVTPL KAUPTHING BK HF MEDIUM TERM SUB BKB TRANCHE # 01 7.1 CUSIP: 48632HAA5       250,000.000       248,680.000       265,169.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ICELAND - USD                                                                                  668,753.20        691,180.88

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 137 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
ITALY - USD

TELECOM ITALIA CAP GTD SR NT SER A 4 DUE 11-15-2008 REG CUSIP: 87927VAD0           65,000.000       65,805.350         63,300.510
TELECOM ITALIA CAP GTD SR NT 4.95% DUE 09-30-2014/09-30-2 CUSIP: 87927VAL2        335,000.000      305,627.200        310,358.070
TELECOM ITALIA CAP GTD SR NT 4% DUE 01-15-2010/07-15-2 CUSIP: 87927VAK4           175,000.000      169,638.850        167,106.100
TELECOM ITALIA CAP GTD SR NT 7.2% DUE 07-18-2036 BEO CUSIP: 87927VAR9             145,000.000      147,219.730        151,484.110
TELECOM ITALIA CAP TELECOM ITALIA 4.875 10 01 10 4.875% DU CUSIP: 87927VAN8       480,000.000      479,510.400        467,514.720
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ITALY - USD                                                                                 1,167,801.53       1,159,763.51

JAPAN - USD

PVTPL CHUO MITSUI TR & BKG COMPANT LTD SUB NT PERP 144A 5 CUSIP: 17133PAA6        285,000.000      275,667.250        272,214.620
---------------------------------------------------------------------------------------------------------------------------------
TOTAL JAPAN - USD                                                                                   275,667.25         272,214.62

KOREA REPUBLIC OF - USD

PVTPL LG ELECTRONICS INC NEW NT 144A 5% DUE 06-17-2010 BEO CUSIP: 50186QAA1       120,000.000      118,704.300        117,604.080
---------------------------------------------------------------------------------------------------------------------------------
TOTAL KOREA REPUBLIC OF - USD                                                                       118,704.30         117,604.08

MEXICO - USD

PEMEX PROJ FDG MASTER TR GTD BD 6.625% DUE 06-15-2035 REG CUSIP: 706451BG5         45,000.000       44,116.650         46,035.000
PEMEX PROJ FDG MASTER TR GTD NT 5.75% DUE 12-15-2015 REG CUSIP: 706451BF7         210,000.000      207,666.900        208,530.000
TELEFONOS DE MEXICO S A SR NT 4.75% DUE 01-27-2010/08-16-2 CUSIP: 879403AP8       620,000.000      621,419.220        606,121.920
---------------------------------------------------------------------------------------------------------------------------------
TOTAL MEXICO - USD                                                                                  873,202.77         860,686.92

NETHERLANDS - USD

PVTPL CABOT FIN B V NT 144A 5.25 DUE 09-01-2013/08-31-2 CUSIP: 12707PAA3          285,000.000      283,355.550        276,925.100
ROYAL KPN NV FORMERLY ROYAL PTT NEDERLAND NV TO 07 CUSIP: 780641AH9               420,000.000      496,318.200        481,217.100
TELEFONICA EUROPE B V U S NT 8.25 DUE 09-15-2030 BEO CUSIP: 879385AD4             200,000.000      228,095.850        238,281.600
---------------------------------------------------------------------------------------------------------------------------------
TOTAL NETHERLANDS - USD                                                                           1,007,769.60         996,423.80

SOUTH AFRICA - USD

S AFRICA REP CORP NT 9.125 DUE 05-19-2009 BEO CUSIP: 836205AE4                    360,000.000      424,260.000        388,800.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL SOUTH AFRICA - USD                                                                            424,260.00         388,800.00

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 138 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
SPAIN - USD

TELEFONICA EMISIONES S A U SR NT 5.984% DUE 06-20-2011 REG CUSIP: 87938WAA1       220,000.000       220,000.000       223,944.380
---------------------------------------------------------------------------------------------------------------------------------
TOTAL SPAIN - USD                                                                                    220,000.00        223,944.38

UNITED KINGDOM - USD

AMVESCAP PLC SR NT 5.375 DUE 02-27-2013 BEO CUSIP: 03235EAK6                      275,000.000       275,153.300       272,150.450
BRIT SKY BROADCASTING GROUP PLC GTD NT 6.875 DUE 02-23-20 CUSIP: 111013AB4        255,000.000       279,630.450       262,507.970
PVTPL SABMILLER PLC 6.2% DUE 07-01-2011 BEO CUSIP: 78572MAC9                       65,000.000        64,953.850        66,529.580
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED KINGDOM - USD                                                                           619,737.60        601,188.00

UNITED STATES - USD

##EOP OPER LTD PARTNERSHIP GTD NT 7 DUE 07-15-2011/07-14 CUSIP: 268766BU5         250,000.000       292,527.500       270,544.750
ALLIED CAP CORP NEW NT DTD 12/07/2006 6% DUE 04-01-2012 CUSIP: 01903QAB4          250,000.000       249,790.000       246,405.750
AMEREN CORP SR NT 4.263% DUE 05-15-2007 BEO CUSIP: 023608AD4                      160,000.000       158,535.200       159,167.360
AMERN ELEC PWR INC SR NT 5.25 DUE 06-01-2015/05-31-2 CUSIP: 025537AE1             125,000.000       117,378.750       122,026.250
ANADARKO PETE CORP SR NT 5.375 DUE 03-01-2007/02-28-2 CUSIP: 032511AS6            500,000.000       499,420.000       499,702.500
ANADARKO PETE CORP SR NT 5.95% DUE 09-15-2016/09-19-2 CUSIP: 032511AX5            105,000.000       106,375.500       105,219.770
AOL TIME WARNER INC 6.75 DUE 04-15-2011/04-19-2  CUSIP: 00184AAB1                 300,000.000       332,298.310       314,042.400
AOL TIME WARNER INC 6.875 DUE 05-01-2012 BEO CUSIP: 00184AAF2                     400,000.000       417,700.000       422,699.600
APPALACHIAN PWR CO NT 6.375% DUE 04-01-2036/04-10-2 CUSIP: 037735CG0              140,000.000       146,859.200       143,751.440
ARCHSTONE-SMITH OPER TR NT 5.25% DUE 05-01-2015/05-11-2 CUSIP: 03958QAD0          100,000.000        99,911.500        98,117.800
ARCHSTONE-SMITH TR CORP BDS 5 DUE 08-15-2007/08-14-2 CUSIP: 039583AA7             160,000.000       164,479.450       159,594.240
ASSURANT INC SR NT DTD 02/18/2004 6.75% DUE 02-15-2034 REG CUSIP: 04621XAD0       355,000.000       393,573.700       381,424.070
AZ PUB SVC CO NT 5.8 DUE 06-30-2014/06-29-2 CUSIP: 040555CG7                      185,000.000       185,535.700       184,576.540
B.STEARNS MTG SECS INC SER 1998-2 CL B 6.75 PASSTHRU CTF CUSIP: 073914C27             985.790           962.460           983.970
BOARDWALK PIPELINES LP BOARDWALK PIPELINES LP BONDS CUSIP: 096630AA6              285,000.000       284,498.250       282,149.430
BOSTON SCIENTIFIC CORP NT STEP UP 11-15-2035  CUSIP: 101137AE7                     80,000.000        85,670.400        79,695.520
BRANDYWINE OPER PARTNERSHIP L P C CRF BDN DUE 04-01-2009 CUSIP: 105340AD5         200,000.000       200,000.000       200,000.000
BSTN PPTYS LTD PARTNERSHIP NT 5 DUE 06-01-2015/05-31-2 CUSIP: 10112RAE4            20,000.000        19,369.400        19,226.040
BSTN PPTYS LTD PARTNERSHIP SR NT 5.625 DUE 04-15-2015/04- CUSIP: 10112RAF1         90,000.000        89,908.200        90,320.400
BSTN PPTYS LTD PARTNERSHIP SR NT 6.25 DUE 01-15-2013/01- CUSIP: 10112RAB0         220,000.000       219,230.000       228,959.500
BURL NORTHN SANTA FE CORP NT DTD 03/10/1999 6.125 D CUSIP: 12189TAM6              130,000.000       134,048.200       132,052.700

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 139 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CAP 1 FINL CORP MTN 5.7 DUE 09-15-2011 CUSIP: 14040HAQ8                           160,000.000       159,923.200       162,371.520
CAP 1 FINL CORP NT 5.6 VAR RT DUE 09-10-2009 CUSIP: 14040HAP0                     560,000.000       560,000.000       562,530.080
CAP 1 MULTI-AST EXECUTION TR SER 2004-C1 CL C1 3.4 CUSIP: 14041NBE0               500,000.000       499,891.050       499,573.500
CAROLINA PWR & LT CO 1ST MORTGAGE BD 5.25% DUE 12-15-20 CUSIP: 144141CX4          205,000.000       203,733.750       201,580.400
CAROLINA PWR & LT CO 1ST MTG BD 5.125 DUE 09-15-2013/09-CUSIP: 144141CT3          180,000.000       178,070.400       176,957.820
CC FDG TR I SR NT 6.9% DUE 02-16-2007 BEO CUSIP: 124881AA1                        185,000.000       191,580.150       185,224.410
CHEVRON PHILLIPS CHEM CO LLC /CHEVRON PHILLIPS CHEM CO L CUSIP: 166754AC5         320,000.000       357,880.550       335,906.560
CLEV ELEC ILLUM CO CLEV ELEC ILLUM CO 5.95 DUE 12-15-203 CUSIP: 186108CE4         100,000.000        99,472.000        95,371.600
CLEVELAND ELEC ILLUM CO SR NT 5.65% DUE 12-15-2013/07-30-2 CUSIP: 186108CD6       115,000.000       114,080.000       114,617.510
CMO BEAR STEARNS COML MTG SECS INC 2003-TOP12 CL A3 4 CUSIP: 07383FXM5            290,000.000       291,588.620       280,608.350
CMO BEAR STEARNS COML MTG SECS INC 2005-T20 CL A2 5.1 CUSIP: 07387BCH4            575,000.000       578,140.650       572,651.700
CMO BEAR STEARNS COML MTG SECS INC 2006-TOP22 CL A-4 CUSIP: 07387BFS7             520,000.000       519,337.730       529,468.160
CMO BEAR STEARNS COML MTG SECS INC SER 2005-T20 CL A-AB D CUSIP: 07387BCK7        980,000.000       985,379.220       976,208.380
CMO DLJ COML MTG CORP COML MTG PASSTHRU CTF 1998-CF2 B-1 V CUSIP: 23322BDC9       515,000.000       567,230.450       530,092.590
CMO GLOBAL SIGNAL TR III 2006-1 CTF 144A6.052% DUE 02-15-2 CUSIP: 37945SAF5       190,000.000       190,000.000       191,734.130
CMO GNMA 2006-066 REMIC PASSTHRU CTF CL A 4.087 DUE 11-30- CUSIP: 38373MWH9       309,528.600       300,242.740       301,034.210
CMO GNMA 2006-67 REMIC PASSTHRU CTF CL A3.947 DUE 10-06-2 CUSIP: 38374N7X9        300,000.000       292,500.180       292,500.000
CMO J P MORGAN CHASE COML MTG SECS CORP SER 2005-LDP4 CL A CUSIP: 46625YTY9       250,000.000       251,243.000       246,207.750
CMO J P MORGAN MTG TR 2006-A4 CL 1-A-4 VAR RATE DUE 06-25 CUSIP: 46628LAD0        465,000.000       467,143.360       475,522.950
CMO LB COML CONDUIT MTG TR 1999-C1 MTG P/T CTF CL B 6.93 CUSIP: 501773CT0         290,000.000       322,584.370       299,838.830
CMO MERRILL LYNCH MTG TR SER 2005-CIP1 CL A2 FLT RT 4.96% CUSIP: 59022HJH6        260,000.000       261,427.220       257,722.660
CMO NEW YORK MTG TR SER 2006-1 CL 2-A-3 5.6665391922% DUE CUSIP: 649603AQ0        865,000.000       864,082.620       870,515.240
CMO SBA CMBS TR 2006-1 CMO 144A CL 5.314 DUE 11-15-2036 CUSIP: 80585BAL4          350,000.000       349,986.320       350,601.650
COMCAST CABLE COMMUNICATIONS INC COMCASTCABLE COMM 6.75 DU CUSIP: 20029PAL3       100,000.000       108,413.650       104,778.900
COMCAST CORP NEW NT 5.5 DUE 03-15-2011/03-14-2 CUSIP: 20030NAD3                   250,000.000       263,037.000       251,054.250
COMCAST CORP NEW NT 5.875% DUE 02-15-2018/11-17-2 CUSIP: 20030NAR2                295,000.000       294,575.200       291,830.230
COML NET LEASE RLTY INC COML NET LEASE RLT LONG 1ST CPN 6 CUSIP: 202218AH6        105,000.000       104,727.000       106,163.090
COMM GROUP INC MASS SR NT 5.95 DUE 12-09-2013 REG CUSIP: 200641AA6                255,000.000       261,810.900       253,575.570
CONAGRA INC CONAGRA INC BONDS 7.000 OCT 01 2028 7 DUE 10-0 CUSIP: 205887AR3        55,000.000        58,916.450        59,585.740
CONAGRA INC NT 8.25 DUE 09-15-2030 BEO CUSIP: 205887AX0                            95,000.000       116,675.350       116,678.530
CONAGRA INC 7.125 SR NT DUE 10-1-2026/ 06 BEO PUTTABLE 10 CUSIP: 205887AF9         85,000.000        95,843.150        93,255.200

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 140 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CONS NAT GAS CO SR NT SER C 6.25 DUE 11-01-2011 BEO CUSIP: 209615BX0               80,000.000        82,023.460        82,626.640
CONS NAT GAS CO 6.625 DUE 12-01-2013 REG CUSIP: 209615BN2                         270,000.000       285,192.900       285,525.270
CONSOLIDATED NAT GAS CO SR NT 5% DUE 12-01-2014/11-18-2 CUSIP: 209615CA9          205,000.000       190,636.050       197,117.340
CONSUMERS ENERGY CO 1ST MTG BD SER H 4.8 DUE 02-17-2009 REG CUSIP: 210518BX3      110,000.000       112,558.600       108,558.560
COORS BREWING CO SR NT 6.375 DUE 05-15-2012 BEO CUSIP: 21701RAB4                  255,000.000       261,037.300       263,877.570
COUNTRYWIDE FINL CORP MEDIUM TERM NTS BOTRANCHE # TR 001 CUSIP: 22238HEL0         925,000.000       925,000.000       924,786.330
CRH AMER INC 6 DUE 09-30-2016 BEO CUSIP: 12626PAG8                                405,000.000       402,817.950       408,804.980
CSX CORP 6.25 DUE 10-15-2008 BEO CUSIP: 126408BR3                                 700,000.000       707,322.000       709,821.700
CVS CORP SR NT 5.75% DUE 08-15-2011/08-15-2 CUSIP: 126650BD1                       90,000.000        89,838.000        91,082.340
DAIMLERCHRYSLER NORTH AMER HLDG CORP NT 8.5% DUE 01-18-203 CUSIP: 233835AQ0       185,000.000       225,809.900       220,230.110
DET EDISON CO 6.125 DUE 10-01-2010 BEO CUSIP: 250847DS6                            95,000.000       100,266.750        97,120.210
DETROIT EDISON CO DETROIT EDISON CO SRNT6.6250000 6.625% D CUSIP: 250847EB2        40,000.000        40,018.270        43,636.960
DETROIT EDISON CO 5.7% DUE 10-01-2037/09-30-2 CUSIP: 250847EA4                    100,000.000        99,195.340        96,276.400
DLJ COML MTG CORP MTG PASSTHRU CTF 1998-CF2 CL A-1B 6 CUSIP: 23322BCZ9            362,895.020       392,380.240       366,856.020
DOMINION RES INC DEL REMARKETABLE NT SERE 7.195% DUE 09-15 CUSIP: 257469AC0       245,000.000       287,375.200       268,841.200
DOMINION RES INC DEL SR NT SER D 5.125% DUE 12-15-2009/12-CUSIP: 257469AH9        800,000.000       823,239.800       794,893.600
DOMINION RES INC VA NEW FLT RT SR NT VARRT DUE 09-28-2007/ CUSIP: 25746UAX7       270,000.000       270,000.000       270,107.460
DOMINION RES INC VA NEW SR NT STEP UP 05-15-2008 CUSIP: 25746UAH2                 185,000.000       186,068.560       185,267.700
DTE ENERGY CO C CRP DTE 6.35% DUE 06-01-2016/05-26-2 CUSIP: 233331AM9             140,000.000       139,916.000       145,430.040
DUKE ENERGY CORP SR NT 4.2 DUE 10-01-2008/09-30-2 CUSIP: 264399EL6                500,000.000       485,640.000       489,938.500
DUKE ENERGY CORP 1ST & REF MTG BD 3.75% DUE 03-05-2008/03-CUSIP: 264399EK8        200,000.000       199,418.000       196,274.800
DUKE RLTY LTD PARTNERSHIP NEW FORMERLY DUKE RLTY LTD PART CUSIP: 26441YAF4        285,000.000       283,783.050       280,244.210
DUKE-WEEKS RLTY LTD PARTNERSHIP 7.75 DUE 11-15-2009 BEO CUSIP: 26441YAC1          260,000.000       307,039.200       275,204.020
EMBARQ CORP NT 7.082% DUE 06-01-2016 REG CUSIP: 29078EAB1                         280,000.000       288,388.350       285,045.600
ENERGY TRANSFER PARTNERS L P ENERGY TRANSFER PARTNERS CUSIP: 29273RAF6            105,000.000       104,406.750       108,115.140
ENTERGY GULF STS INC 1ST MTG BD FLTG RATE DUE 12-01-200 CUSIP: 29364LAR3          100,000.000        99,762.000        99,784.100
ENTERGY GULF STS INC 1ST MTG BD 3.6% DUE 06-01-2008/06-01-2 CUSIP: 29364LAH5       75,000.000        73,632.450        73,019.250
EOP OPER LTD PARTNERSHIP NT 6.763 DUE 06-15-2007/06-14-2 CUSIP: 268766AV4         110,000.000       125,250.400       110,710.820
FEDERAL RLTY INVT TR BD 5.65% DUE 06-01-2016/12-02-2 CUSIP: 313747AL1             155,000.000       155,000.000       154,355.050
FEDERAL RLTY INVT TR NT 6% DUE 07-15-2012 BEO CUSIP: 313747AM9                     75,000.000        74,925.750        76,547.930
FEDERATED RETAIL HLDGS INC GTD SR NT 5.9% DUE 12-01-201 CUSIP: 314275AA6           95,000.000        94,935.400        94,852.280

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 141 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FEDEX CORP NT 2.65 DUE 04-01-2007 REG CUSIP: 31428XAL0                            310,000.000       309,767.500       307,894.480
GEN MLS INC BD DTD 11/20/2002 3.875 DUE 11-30-2007/11-29-2 CUSIP: 370334AW4        80,000.000        82,460.800        78,801.680
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS TRANCHE # TR 00236 CUSIP: 38141EKV0     1,000,000.000     1,000,000.000       999,766.000
HEALTH CARE PPTY INVS INC NT 6.3% DUE 09-15-2016/09-19-2 CUSIP: 421915EG0       1,110,000.000     1,108,634.700     1,127,695.620
HEALTHCARE RLTY TR INC HEALTHCARE RLTY 8.125 DUE 05-01-20 CUSIP: 421946AE4        225,000.000       272,772.000       244,028.930
HEINZ H J CO DEALER REMARKETABLE SECS-DRS 144A DUE CUSIP: 423074AH6               125,000.000       128,723.750       127,230.000
HRPT PPTYS TR FLT RT NT DUE 03-16-2011/09-16-2 CUSIP: 40426WAT8                   275,000.000       275,000.000       275,094.330
HRPT PPTYS TR SR NT 5.75% DUE 11-01-2015/10-31-2 CUSIP: 40426WAS0                 240,000.000       239,277.600       239,747.040
HRPT PPTYS TR SR NT 6.25% DUE 08-15-2016/08-15-2 CUSIP: 40426WAR2                 155,000.000       159,383.610       159,766.560
ICI WILMINGTON INC GTD NT 4.375% DUE 12-01-2008/11-30-2 CUSIP: 449909AK6          170,000.000       169,467.590       166,801.960
IN MICH PWR CO IND MICH PWR 6.05 DUE 03-15-2037 BEO CUSIP: 454889AM8              500,000.000       498,740.000       490,766.500
JEFFERIES GROUP INC NEW DEB 6.25% DUE 01-15-2036/01-26-2 CUSIP: 472319AC6          95,000.000        93,546.500        92,154.850
JEFFERIES GROUP INC NEW SR NT 5.5% DUE 03-15-2016/03-14-2 CUSIP: 472319AB8         75,000.000        74,530.500        73,031.250
JEFFERIES GROUP INC 7.5 BD DUE 08-15-2007 SR NT S CUSIP: 472318AG9                260,000.000       284,307.400       262,088.320
JONES INTERCABLE INC 7.625 DUE 04-15-2008 REG CUSIP: 480206AL5                    500,000.000       516,915.000       513,348.000
KINDER MORGAN ENERGY PARTNERS L P SR NT 2033 7.3 DUE 08-15 CUSIP: 494550AQ9       300,000.000       319,869.000       325,338.900
KINDER MORGAN ENERGY PARTNERS L P SR NT 7.5 DUE 11-01-2010 CUSIP: 494550AG1       600,000.000       687,468.000       639,757.800
KRAFT FOODS INC NT 5.25% DUE 06-01-2007 BEO CUSIP: 50075NAG9                      110,000.000       118,816.500       109,913.870
KRAFT FOODS INC NT 6.25% DUE 06-01-2012 BEO CUSIP: 50075NAH7                      100,000.000       100,926.000       103,880.100
LENFEST COMMUNICATIONS INC SR NT 7.625 DUE 02-15-2008/02- CUSIP: 526055AG3         30,000.000        33,692.100        30,700.140
LIBERTY PPTY LTD PARTNERSHIP BD 5.5 DUE 12-15-2016 BEO CUSIP: 53117CAK8           115,000.000       114,173.150       113,373.790
LUBRIZOL CORP SR NT 5.5 DUE 10-01-2014/09-28-2 CUSIP: 549271AE4                   160,000.000       154,385.600       155,978.880
MACK-CALI RLTY L P C CRP CLI 5.25% DUE 01-15-2012 BEO CUSIP: 55448QAN6            350,000.000       347,620.000       344,270.150
MACK-CALI RLTY L P MACK-CALI NTS 5.125% DUE 01-15-2015 BEO CUSIP: 55448QAK2       125,000.000       124,231.250       120,183.880
MACK-CALI RLTY L P NT 5.05% DUE 04-15-2010/04-15-2 CUSIP: 55448QAL0                85,000.000        84,844.450        83,617.900
MARKEL CORP NT 7.35% DUE 08-15-2034 BEO CUSIP: 570535AG9                           90,000.000        95,080.670        97,127.370
MAY DEPT STORES CO SR NT 6.7 DUE 07-15-2034/07-20-2 CUSIP: 577778CE1              215,000.000       213,612.100       212,069.770
METLIFE INC JR SUB DEB FXD TO FLTG RATE DUE 12-15-2036 REG CUSIP: 59156RAP3        60,000.000        59,889.600        60,276.420
MEYER FRED INC DEL NEW 7.45 SR NT DUE 03-01-2008 CUSIP: 592907AB5                 175,000.000       181,132.000       178,788.580
MOHAWK INDS INC NT 7.2% DUE 04-15-2012/04-14-2 CUSIP: 608190AF1                   105,000.000       109,581.730       109,060.350
MOHAWK INDS INC SR NT 5.75% DUE 01-15-2011 BEO CUSIP: 608190AG9                   225,000.000       224,770.500       225,154.580

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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
Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MOHAWK INDS INC SR NT 6.125% DUE 01-15-2016/01-17-2 CUSIP: 608190AH7              200,000.000       196,816.000       198,560.800
NEW AMER HLDGS INC 7.7 DEB DUE 10-30-2025 CUSIP: 652478AZ1                        360,000.000       436,579.200       404,862.120
NEXTEL COMMUNICATIONS INC SR SERIAL RED NT SER E 6.875 DUE CUSIP: 65332VBH5       460,000.000       463,252.600       464,751.800
NISOURCE FIN CORP NISOURCE FINANCE 5.25% DUE 09-15-2017/09-CUSIP: 65473QAQ6       185,000.000       184,326.600       173,392.180
NISOURCE FIN CORP NT DUE 11-23-2009/11-23-2 CUSIP: 65473QAP8                      270,000.000       270,675.720       270,080.200
NISSAN AUTO RECEIVABLES 2006-B OWNER TR NAROT 06-B A1 05-1 CUSIP: 65475CAA0        11,751.150        11,751.150        11,752.870
NORFOLK SOUTHN CORP NT DTD 02/06/2001 6.75 DUE 02-15-201 CUSIP: 655844AP3          90,000.000       100,885.500        94,649.760
NORFOLK SOUTHN CORP 7.35 NT DUE 05-15-2007 CUSIP: 655844AH1                       110,000.000       118,563.800       110,762.300
NUVEEN INVTS INC SR NT 5% DUE 09-15-2010/09-12-2 CUSIP: 67090FAA4                 145,000.000       144,599.800       142,646.940
OH PWR CO 6 DUE 06-01-2016 BEO CUSIP: 677415CL3                                   175,000.000       174,513.350       179,693.150
ONCOR ELEC DELIVERY CO SR SECD NT DTD 05/06/2002 6.375 CUSIP: 68233DAS6           360,000.000       379,353.600       370,585.800
ONEOK PARTNERS L P GTD SR NT 5.9% DUE 04-01-2012 REG CUSIP: 68268NAA1             750,000.000       762,270.000       758,527.500
ONEOK PARTNERS L P GTD SR NT 6.15% DUE 10-01-2016 REG CUSIP: 68268NAB9            170,000.000       169,984.700       172,492.030
PACIFIC GAS & ELEC CO 1ST MTG BD 3.6% DUE 03-01-2009 REG CUSIP: 694308GB7          95,000.000        94,907.850        91,762.780
PANHANDLE EASTN PIPE LINE CO SR NT SER B2.75 DUE 03-15-200 CUSIP: 698465BL4        35,000.000        34,966.750        34,793.220
PANHANDLE EASTN PIPE LINE CO SR NT 4.8 DUE 08-15-2008 REG CUSIP: 698465BG5      1,000,000.000       985,735.000       985,159.000
PEPCO HLDGS INC NT 5.5 DUE 08-15-2007/08-14-2 CUSIP: 713291AF9                    215,000.000       226,861.550       214,827.790
PETRO-CDA DEB DTD 10/15/1991 9.25% DUE 10-15-2021 BEO CUSIP: 71644EAB8            220,000.000       274,214.600       282,657.320
PHILIP MORRIS COS INC 7.75 DEB DUE 01-15-2027 CUSIP: 718154CF2                    255,000.000       292,536.000       309,286.700
PLAINS ALL AMERN PIPELINE L P / PAA FIN CORP SR NT 6.7% DU CUSIP: 72650RAM4       180,000.000       179,204.600       185,152.680
PLATINUM UNDERWRITERS FIN INC GTD NT SERB 7.50 DUE 06-01-2 CUSIP: 72766CAD8       130,000.000       129,993.500       137,094.880
PLATINUM UNDERWRITERS FIN INC SR GTD NT SER B 6.371% DUE 1 CUSIP: 72766CAE6       130,000.000       131,389.520       129,192.050
POPULAR N AMER INC MEDIUM TERM NTS B TRANCHE # TR 00015 CUSIP: 73318EAQ6          365,000.000       364,591.200       365,859.940
PROGRESS ENERGY INC 6.85 DUE 04-15-2012/04-17-2 CUSIP: 743263AJ4                  180,000.000       188,883.000       191,370.060
PSI ENERGY INC BD 6.12% DUE 10-15-2035 BEO CUSIP: 693627AY7                       150,000.000       151,737.000       150,692.100
PTVPL REALOGY CORP SR NT 144A DUE 10-15-2016 BEO CUSIP: 75605EAG5                 105,000.000       109,021.500       107,505.200
PVTPL ACLC FRANCHISE LN RECEIVABLES TR 1997-A CL A-1 144A CUSIP: 00086RAA5         72,146.320        72,193.050        73,237.820
PVTPL BAE SYS HLDGS INC NT 144A 5.2% DUE 08-15-2015/07-25-2 CUSIP: 05523UAD2      240,000.000       223,540.800       228,609.600
PVTPL BALTIMORE GAS & ELEC CO BD 144A 5.9 DUE 10-01-2016 CUSIP: 059165EA4         205,000.000       204,516.200       205,912.250
PVTPL CMO BAYVIEW COML AST TR SER 2005-4CL B2 144A VAR RT CUSIP: 07324SDA7        162,441.490       162,441.490       158,979.860
PVTPL CMO CROWN CASTLE TOWERS LLC / SER 2005-1 CL D 144A V CUSIP: 22822RAD2        75,000.000        75,000.000        74,607.080

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

PVTPL CMO GLOBAL SIGNAL TR III 2006-1 COML 144A 6.495% D CUSIP: 37945SAG3          95,000.000        95,000.000        96,296.560
PVTPL CVS CORP PASSTHRU CTF 144A 6.036% DUE 12-10-2028/12- CUSIP: 126650BF6       295,000.000       295,493.200       293,778.700
PVTPL FARMERS EXCHANGE CAP TR SURP NT SECS 144A 7.05 DUE CUSIP: 309588AC5         440,000.000       443,143.230       459,154.960
PVTPL FBG FIN LTD GTD NT 144A 5.125% DUE 06-15-2015 BEO CUSIP: 30239XAC1          175,000.000       174,167.000       165,429.430
PVTPL GLENCORE FDG LLC GLENCORE FDG LLC NT 144A \ 6% DUE 0 CUSIP: 378272AA6       155,000.000       153,095.690       151,098.650
PVTPL GLITNIR BANKI HF SUB NT FIXED/FLTG144A 6.693% DUE 06 CUSIP: 379308AA7       220,000.000       220,000.000       227,121.840
PVTPL HYATT EQUITIES L L C NT 144A 6.875 DUE 06-15-2007/06- CUSIP: 448574AA1      180,000.000       180,106.900       180,747.900
PVTPL JOY GLOBAL INC SR NT 144A 6.625% DUE 11-15-2036 BEO CUSIP: 481165AG3        135,000.000       136,302.750       134,200.130
PVTPL MILLER BREWING CO GTD NT 144A 4.25 DUE 08-15-2008 BEO CUSIP: 600388AA0      170,000.000       172,105.700       166,991.000
PVTPL OWENS CORNING REORG INC OWENS CORNING INC 7% DUE CUSIP: 690743AC3            65,000.000        66,587.300        65,637.070
PVTPL OWENS CORNING REORG INC SR NT 144A 6.5% DUE 12-01-201 CUSIP: 690743AB5       75,000.000        74,800.500        76,187.850
PVTPL PHOENIX LIFE INS CO SURPLUS NT 144A 7.15% DUE 12- CUSIP: 71909VAA2          270,000.000       281,466.390       285,598.980
PVTPL RELIANCE STL & ALUM CO RELIANCE STAL 6.2% DUE 11-15- CUSIP: 759509AC6       155,000.000       156,244.650       153,862.300
PVTPL SEALED AIR CORP NEW 144A 5.625 DUE 07-15-2013 BEO CUSIP: 81211KAJ9          300,000.000       300,729.000       296,838.300
PVTPL SOVEREIGN BANCORP INC SOVEREIGN BANC 144A 4.8% DUE CUSIP: 845905AT5         600,000.000       588,781.100       587,110.800
PVTPL SUMITOMO MITSUI BK CORP FLT RT NT 144A 5.625% DUE 07 CUSIP: 865622AB0       160,000.000       159,156.800       156,406.240
PVTPL WYNDHAM WORLDWIDE CORP NT 144A 6 DUE 12-01-2016 BEO CUSIP: 98310WAA6         75,000.000        74,655.750        73,680.680
QUEST DIAGNOSTICS INC SR NT 5.125 DUE 11-01-2010/03-20-2 CUSIP: 74834LAK6         110,000.000       109,793.200       108,325.580
RAYTHEON CO NT DTD 11/15/2002 5.5 DUE 11-15-2012/11-14-2 CUSIP: 755111BL4          60,000.000        61,273.800        60,376.500
RAYTHEON CO 6.75 DUE 08-15-2007 REG CUSIP: 755111AE1                              500,000.000       505,660.000       503,682.500
REGENCY CTRS L P 5.25% DUE 08-01-2015/07-31-2 CUSIP: 75884RAP8                     95,000.000        95,064.600        92,105.260
REP SVCS INC 6.75 DUE 08-15-2011 BEO CUSIP: 760759AC4                             260,000.000       268,307.000       272,526.800
RESDNTL CAP CORP RESDNTL CAP 6.5 4 17 136.5 DUE 04-17-20 CUSIP: 76113BAR0          85,000.000        84,755.200        86,141.980
RESIDENTIAL CAP CORP NT 6.125% DUE 11-21-2008/11-21-2 CUSIP: 76113BAK5            140,000.000       139,806.800       140,693.560
RESIDENTIAL CAP CORP NT 6.375% DUE 06-30-2010 REG CUSIP: 76113BAF6                430,000.000       432,255.820       435,004.340
RESONA BK FLT RT NT 144A DUE 09-29-2049/04-15-2 CUSIP: 76117JAB4                  240,000.000       239,832.000       234,349.680
SAFEWAY INC NT 4.95 DUE 08-16-2010/08-12-2 CUSIP: 786514BL2                        75,000.000        74,817.000        73,583.930
SAFEWAY INC NT 5.625% DUE 08-15-2014/08-12-2 CUSIP: 786514BM0                     230,000.000       223,923.400       226,955.260
SARA LEE CORP NT DTD 10/31/2002 6.125 DUE 11-01-2032/10- CUSIP: 803111AM5         110,000.000       101,450.950        99,530.750
SEMPRA ENERGY SR NT 4.621% DUE 05-17-2007 BEO CUSIP: 816851AE9                    115,000.000       115,723.250       114,561.280
SLM CORP MEDIUM TERM NTS BOOK ENTRY TRANCHE # TR 00100 CUSIP: 78442FED6           170,000.000       169,415.200       170,155.210

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

SOUTHN CAL EDISON CO 1ST & REF MTG BD SER 2004-F 4.65 DU CUSIP: 842400EU3         130,000.000       129,555.400       122,846.490
SOUTHN PWR CO SR NT 4.875 DUE 07-15-2015/07-14-2 CUSIP: 843646AF7                 240,000.000       230,556.480       227,420.640
SOUTHN UN CO NEW 7.6 DUE 02-01-2024 REG CUSIP: 844030AA4                           90,000.000        97,962.300        93,362.940
SPRINT CAP CORP NT 6.125% DUE 11-15-2008 BEO CUSIP: 852060AC6                     500,000.000       513,945.000       505,909.000
SPRINT CAP CORP NT 8.75% DUE 03-15-2032 BEO CUSIP: 852060AT9                      280,000.000       339,340.750       337,011.090
SPRINT CAP CORP 6.9 DUE 05-01-2019 BEO CUSIP: 852060AG7                           120,000.000       127,868.400       123,724.320
TCI COMMUNICATIONS INC 7.875% DUE 02-15-2026 REG CUSIP: 872287AF4                 100,000.000       102,932.810       114,197.200
TEMPLE-INLAND INC SR NT 6.625% DUE 01-15-2018 REG CUSIP: 879868AL1                100,000.000        99,379.000       103,695.400
TEVA PHARMACEUTICAL FIN LLC GTD SR NT 6.15% DUE 02-01-20 CUSIP: 88163VAD1         185,000.000       184,974.100       179,750.810
TIME WARNER ENTMT CO L P SR SUB DEB 8.375% DUE 07-15-2 CUSIP: 88731EAJ9           550,000.000       628,793.000       664,724.500
TIME WARNER INC NEW NT DUE 11-13-2009 BEO CUSIP: 887317AA3                        360,000.000       360,237.900       360,233.640
TIME WARNER INC NEW NT 5.875% DUE 11-15-2016 BEO CUSIP: 887317AC9                 145,000.000       144,285.150       144,633.880
TRICON GLOBAL RESTAURANTS INC 8.875 DUE 04-15-2011 BEO CUSIP: 895953AD9           105,000.000       118,309.400       117,785.960
TX EASTN TRANSM CORP SR NT 2032 7 DUE 07-15-2032/07-14-2 CUSIP: 882389CC1          90,000.000        99,438.700       101,043.900
TYCO INTL GROUP S A GTD NT 6.875 DUE 01-15-2029 BEO CUSIP: 902118AK4               30,000.000        33,503.400        34,103.550
UN ELEC CO SR SECD NOTES 5.25 DUE 09-01-2012/08-31-2 CUSIP: 906548BX9             205,000.000       199,987.750       199,574.270
UN PAC CORP MEDIUM TERM NTS BOOK ENTRY TRANCHE # TR 00164 CUSIP: 90782EGV0        105,000.000       122,596.950       106,010.840
USA WASTE SVCS INC 7 DUE 07-15-2028 REG CUSIP: 902917AH6                           70,000.000        71,699.600        75,126.310
VIACOM INC SR NT 6.25% DUE 04-30-2016 CUSIP: 925524BB5                            100,000.000        99,580.570        99,307.300
VIACOM INC SR NT 6.875% DUE 04-30-2036/10-18-2 CUSIP: 925524AX8                   180,000.000       176,998.500       177,962.220
WA MUT INC SUB NT 8.25 DUE 04-01-2010 BEO CUSIP: 939322AE3                        260,000.000       279,872.680       280,055.360
WA MUT INC 4.625 DUE 04-01-2014 BEO CUSIP: 939322AN3                              515,000.000       486,752.250       482,118.280
WACHOVIA CORP NEW 5.625% DUE 10-15-2016 BEO CUSIP: 929903CH3                      645,000.000       644,985.650       650,601.180
WASTE MGMT INC DEL SR NT 6.875% DUE 05-15-2009 BEO CUSIP: 94106LAE9               385,000.000       427,684.150       397,994.140
WASTE MGMT INC DEL WMI 7.375 DUE 08-01-2010 BEO CUSIP: 94106LAK5                   35,000.000        39,398.800        37,229.750
WEATHERFORD INTL LTD GTD SR NT 6.5% DUE 08-01-2036 REG CUSIP: 947075AB3           590,000.000       585,775.600       592,283.300
WELLPOINT INC NT 5% DUE 01-15-2011/01-10-2 CUSIP: 94973VAJ6                       140,000.000       139,766.200       138,291.580
WELLS FARGO BANK BD 4.75% DUE 02-09-2015 BEO CUSIP: 94980VAA6                     545,000.000       519,404.750       521,785.730
WESTVACO CORP DEL WESTVACO CORP 7.95 02-15-2031 7.95 DU CUSIP: 961548AY0          185,000.000       236,307.900       202,552.250
WEYERHAEUSER CO NT 6.125% DUE 03-15-2007/09-15-2 CUSIP: 962166BM5                  18,000.000        19,943.820        18,012.780
WEYERHAUSER CO 7.125 DEB DUE 7-15-2023 REG CUSIP: 962166AS3                       130,000.000       134,154.800       129,964.380

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 145 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

YUM BRANDS INC YUM BRANDS INC 6.25% DUE 04-15-2016 BEO CUSIP: 988498AB7            80,000.000        79,911.200        81,970.240
ZIONS BANCORPORATION SR MED TERM NT FLTGRATE DUE 04-15-200 CUSIP: 989701AP2       200,000.000       200,000.000       200,128.800
ZIONS BANCORPORATION SUB NT 6 DUE 09-15-2015 BEO CUSIP: 989701AJ6                 280,000.000       279,451.200       285,130.720
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                         51,668,659.24     51,173,216.22
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - OTHER                                                          59,792,980.64     59,214,548.32

Corporate Stock -  Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

US AIRWAYS GROUP INC PFD SER A NEW CUSIP: 911905701                                   166.000             0.000           166.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                  0.00            166.00
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - PREFERRED                                                                          0.00            166.00

Corporate Stock -  Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

U.S AIR WT SER A EXP 4-1-10  CUSIP: 99V013U08                                         166.000             0.000           166.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                  0.00            166.00
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - COMMON                                                                             0.00            166.00

Value of Interest in Common/Collective Trusts
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

COLTV STIF CUSIP: 195997KR1                                                     3,865,467.350     3,865,467.350     3,865,467.350
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          3,865,467.35      3,865,467.35
---------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN COMMON/COLLECTIVE TRUSTS                                                3,865,467.35      3,865,467.35

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 146 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Value of Interest in Registered Investment Companies
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MFO FFTW FDS INC U S SHORT-TERM PORTFOLIO ADV CL  CUSIP: 30242R105                447,890.080     4,163,608.410     4,165,377.740
MFO FFTW MTG-BACKED PORTFOLIO FD CUSIP: 30242R865                               3,972,591.330    40,483,904.080    39,527,283.730
MFO MORGAN STANLEY INSTL FD ADVISORY FGNFXD INC CUSIP: 617440748                   10,508.290       121,593.890       126,940.140
MFO MORGAN STANLEY INSTL FD TR ADVISORY MTG PORTFOLIO INST CUSIP: 617440763     7,213,145.770    74,076,877.750    67,082,255.660
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                        118,845,984.13    110,901,857.27
---------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN REGISTERED INVESTMENT COM                                             118,845,984.13    110,901,857.27

Other
---------------------------------------------------------------------------------------------------------------------------------
CANADA - USD

QUE PROV CDA BD 5.125 DUE 11-14-2016 BEO CUSIP: 748148RS4                         165,000.000       164,336.700       163,943.340
QUE PROV CDA DEB DTD 02/09/1994 7.125 DUE 02-09-2024  REG CUSIP: 748148PD9        110,000.000       127,172.100       130,656.460
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CANADA - USD                                                                                   291,508.80        294,599.80

ITALY - USD

ITALY REP NT DTD 02/22/2001 6% DUE REG 02-22-2011 CUSIP: 465410AW8                120,000.000       124,154.400       123,851.160
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ITALY - USD                                                                                    124,154.40        123,851.16

KOREA REPUBLIC OF - USD

EXPORT IMPORT BK KOREA DEB SECS 4.5% DUE 08-12-2009 REG CUSIP: 302154AK5          215,000.000       213,821.800       210,736.340
---------------------------------------------------------------------------------------------------------------------------------
TOTAL KOREA REPUBLIC OF - USD                                                                        213,821.80        210,736.34

MEXICO - USD

UTD MEXICAN STS MEDIUM TERM NTS BOOK ENTRY 6.75 DUE 09 CUSIP: 91086QAS7           215,000.000       234,463.950       232,200.000
UTD MEXICAN STS MEDIUM TERM NTS BOOK TRANCHE # TR 00009 CUSIP: 91086QAJ7          235,000.000       281,412.500       287,170.000
UTD MEXICAN STS MTN BOOK ENTRY US91086QAD07 9.875 CUSIP: 91086QAD0                110,000.000       134,035.000       124,465.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL MEXICO - USD                                                                                   649,911.45        643,835.00

MULTI-NATIONAL AGENCIES REGION - USD

AFRICAN DEV BK SUB NT DTD 10/23/1995 6.875 DUE 10-15-20 CUSIP: 008281AL1          250,000.000       276,498.140       275,334.750
---------------------------------------------------------------------------------------------------------------------------------
TOTAL MULTI-NATIONAL AGENCIES REGION - USD                                                           276,498.14        275,334.75

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 147 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

&&&BOND FUTURES OFFSET - LONG CUSIP: 999959927                                        -85.000    -9,093,609.360    -9,012,156.250
A-99KAUPD14 KAUPTHING BANK SELL @65 EXP 9/20/07 DEITSC CUSIP: 777999004           150,000.000             0.000           485.450
A-99KAUPD22 KAUPTHING BANK SELL @ 52 EXP 09/20/2007 DEU CUSIP: 777999004          650,000.000             0.000         1,496.370
CDS BUY PROT ON KIMBERLY CLARK 12-20-2016 99KMBJP CUSIP: 777999004                 60,000.000             0.000           111.560
CDS BUY PROT ON KIMBERLY CLARK 12-20-2016 99KMJP3 CUSIP: 777999004                 90,000.000             0.000           167.340
ERIE CNTY N Y TOB AST SECURITIZATION C TAXABLE-AST BKD-SE CUSIP: 295095BF9        200,000.000       195,102.000       193,926.000
FUT CALL MAR 07 T-NOTE OPTION 110 CUSIP: 999999OA8                                    -50.000       -21,699.000        -3,906.500
FUT MAR 07 10 YR T-NOTES CUSIP: 999599GH0                                              31.000     3,374,882.810     3,331,531.250
FUT MAR 07 5 YR T NOTE CUSIP: 999599GH0                                                54.000     5,718,726.550     5,673,375.000
FUT PUT MAR 07 T-NOTE OPTION 106 CUSIP: 999999OA8                                     -50.000       -20,918.000       -10,156.500
FUT PUT MAR 07 T-NOTE OPTION 108 CUSIP: 999999OA8                                     -50.000       -22,479.000       -50,000.000
L-CENTURY TEL BUY @ 119 CITI EXPIRES 09/20/15 CUSIP: 777999004                   -545,000.000             0.000          -628.330
L-99MABSJ11 MABS 2005 ABS CDS BUY @130 EXP 04/25/09 JPMOR CUSIP: 777999004       -550,000.000             0.000        -2,048.200
L-99VFCMS12 CDS BUY @72 MORGAN EXP 6/20/2016 CUSIP: 777999004                    -350,000.000             0.000        -1,321.850
L-99VFCMS38 VFC BUY @ 45 MORGAN EXP 6/20/11 CUSIP: 777999004                     -270,000.000             0.000          -599.620
MI TOB SETTLEMENT FIN AUTH TOB SET SER A0 06-01-34 REG TAX CUSIP: 594751AB5       825,000.000       825,157.500       856,333.500
MI TOB SETTLEMENT FIN AUTH TOB SET TAX - INDEXED FLTG-TURB CUSIP: 594751AA7       375,000.000       375,218.750       375,405.000
NY N Y PRERFD-TAXABLE-SER C 7.55 DUE 11-15-2020 BEO TAX CUSIP: 64966AKR5          790,000.000       885,795.400       812,949.500
ONTARIO PROV CDA NOTES 5% DUE 10-18-2011 BEO CUSIP: 683234YS1                     275,000.000       274,326.250       274,585.850
OTC 99CAPDB18 CAP 3M LBR 5.75% E-PUT OPT EXP 06/27/2007 W/S CUSIP: 8889990BB   21,800,000.000        21,582.000           507.720
OTC 99FL3M9Z 2YR FLR 3M LBR E-CALL OPT EXP 01/13/2009 W/S CUSIP: 8889990BB      5,650,000.000         7,345.000         7,345.000
TOB SETTLEMENT AUTH IA TOB SETTLEMENT REV 6.5 06-01-2023 CUSIP: 888805AP3         765,000.000       755,597.060       757,258.200
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          3,275,027.96      3,204,660.49
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                                        4,830,922.55      4,753,017.54

Other Liabilities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

LIAB: WRAPPER FOR SYNTHETIC CONTRACTS                                                   1.000             0.000    -1,689,224.560
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                  0.00     -1,689,224.56

NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 06                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 148 of 156
o    Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Other Liabilities
---------------------------------------------------------------------------------------------------------------------------------

Pending trade purchases: United States dollar                                           0.000   -46,121,329.670   -46,121,329.670
---------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                           -46,121,329.67    -46,121,329.67
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER LIABILITIES                                                                          -46,121,329.67    -47,810,554.23

Payable Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP: 999766066                                4.000             0.000             0.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                  0.00              0.00
---------------------------------------------------------------------------------------------------------------------------------
TOTAL PAYABLE OTHER                                                                                        0.00              0.00
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                            469,664,940.52    458,141,326.39



NORTHERN TRUST      Generated by Northern Trust from periodic data on 22 Feb 07

MONSANTO SAVINGS AND INVESTMENT PLAN

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DEC. 31, 2006
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                             ------------------------------------------
Identity of issue, borrower, lessor or similar party                                COST            CURRENT VALUE
Total Assets Held per page 35 of attached detail                               $    1,437,771       $    2,149,074

Reconciling Items:
------------------
         Pending Trade Sales listed on Detail                                          (1,026)              (1,026)
         Pending Trade Purchases listed on Detail                                       4,127                4,127
         ESOP Loan Balance*                                                            12,224               12,224
         Adjustment from fair value to contract value for fully
                  benefit-responsive investment contracts                                  --                1,689
                                                                             ------------------------------------------

                  Total investments per financial statements                        1,453,096            2,166,088
                                                                             ==========================================


* Represents party-in-interest to the Plan.

                                                                             ------------------------------------------
Identity of issue, borrower, lessor or similar party                                COST            CURRENT VALUE
Total Investment Contract Assets per page 66 of attached detail                $      469,665       $      458,141

Reconciling Items:
------------------
         Accrued interest income                                                        1,731                1,731
         Adjustment from fair value to contract value for fully
                  benefit-responsive investment contracts                                  --                1,689
                                                                             ------------------------------------------

                  Total investment contracts per financial statements                 471,396              461,561
                                                                             ==========================================

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 2
--------------------------------------------------------------------------------












         Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year) for the Plan Year Ended Dec. 31, 2006

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 52 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                  Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------

CH89234712    ##UBS AG
                                                                    Free Delivery      -54,400.00
                                                                    Free Receipt        54,400.00
C656568102    #REORG NORTEL NETWORKS REV SPLIT TO NORTEL NETWORKS
              2-029160 REV EFF 12-1-06
                                                                    Acquisitions             0.00             0.00
                                                                    Free Delivery      -41,500.00
                                                                    Free Receipt        41,500.00
C983100108    #REORG WYNDHAM HOTEL CORP XCHGD FOR PAT AMERN
              HOSP/PAT AMERN HOSP OPER 1.372 1/7
                                                                    Free Delivery      -11,460.00
                                                                    Free Receipt        11,460.00
C92857W100    #REORG/ADR VODAFONE GROUP PLC SPONSORED ADR REVERSE
              SPLIT 2026812 EFF 07/13/06
                                                                    Acquisitions        15,000.00      -334,199.00
                                                                    Free Delivery      -92,200.00
C013104104    #REORG/ALBERTSONS INC CASH & STK MERGER TO SUPER
              VALUE SEC 2850804 EFF 6/2/06
                                                                    Acquisitions         1,400.00       -30,767.62
                                                                    Dispositions       -19,258.55                        493,588.95
                                                                    Free Delivery          -41.45
C079860102    #REORG/BELLSOUTH CORP STK MERGER TO AT &T
              SEC# 2017924 EFF 12/29/06
                                                                    Acquisitions        18,100.00      -538,464.14
                                                                    Dispositions        -1,600.00                         64,702.01
C151313103    #REORG/CENDANT CORP N/C REV SPLIT TO AVIS BUDGET
              2026884 EFF DATE 9-5-06
                                                                    Acquisitions        18,500.00      -294,531.66
                                                                    Free Delivery      -57,300.00
C171779101    #REORG/CIENA CORP REV SPLIT TO CIENA CORP
              SEC # 2027942 EFF 9/22/06
                                                                    Acquisitions        34,600.00      -158,906.00
                                                                    Dispositions       -34,600.00                        134,849.85
C204912109    #REORG/COMPUTER ASSOC INTL INC NAME CHANGE TO CA
              INC 2020021
                                                                    Acquisitions        10,700.00      -311,148.51
                                                                    Dispositions          -136.00                          3,821.48
                                                                    Free Delivery      -64,700.00
                                                                    Free Receipt           136.00
C208264101    #REORG/CONOR MEDSYSTEMS INC CASH MERGER EFF 2/2/07
                                                                    Acquisitions         8,080.00      -198,449.30
                                                                    Dispositions        -8,080.00                        261,379.96
C25385P106    #REORG/DIGITAL INSIGHT CORP CASH MERGER
              EFF DATE 2-6-07
                                                                    Acquisitions         9,600.00      -312,503.32
                                                                    Dispositions        -9,600.00                        283,928.09
C404119109    #REORG/HCA INC CASH MERGER EFF 11/17/06

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 53 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                  Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    Acquisitions         5,300.00      -250,502.29
                                                                    Dispositions       -75,100.00                      3,799,363.54
C428565105    #REORG/HIBBETT SPORTING GOODS INC N/C TOHIBBETT
              SPORTS INC 2016604 EFF 2/12/07
                                                                    Acquisitions         3,440.00       -91,701.73
                                                                    Dispositions          -140.00                          4,173.47
C458683109    #REORG/INTEGRAPH CORPORATION CASH MERGEREFF 11/28/06
                                                                    Acquisitions         1,250.00       -47,257.75
                                                                    Dispositions        -4,250.00                        179,027.46
C725811103    #REORG/PIXAR STK MERGER TO DISNEY (WALT)CO HLDG SEC
              #2279467 EFF 5/5/06
                                                                    Acquisitions           700.00       -39,427.01
                                                                    Dispositions        -9,950.00                        635,450.60
C757209507    #REORG/REDBACK NETWORKS INC CASH MERGER EFF 1/25/07
                                                                    Acquisitions         9,400.00      -176,334.59
                                                                    Dispositions        -9,400.00                        152,630.25
C73278L105    #REORG/SCP POOL CORP NAME CHANGE TO POOLCORP 2024345
              EFF 5/17/06
                                                                    Acquisitions         1,010.00       -44,516.25
                                                                    Dispositions           -10.00                            386.78
                                                                    Free Delivery       -4,500.00
C85590A203    #REORG/STARWOOD HOTELS & RESORTS WRLDWIDE INC
              #2022460 & #2022461 4/7/06
                                                                    Acquisitions        12,250.00      -832,144.85
                                                                    Free Delivery      -12,250.00
CH8920M855    #REORG/UBS AG COM MANDATORY EXCHANGE TO UBS AG
              2026281 EFF 7/10/06
                                                                    Acquisitions        11,600.00    -1,200,121.77
                                                                    Dispositions          -100.00                         11,539.64
                                                                    Free Delivery      -27,200.00
C922793104    #REORG/VENTIV HLTH INC N/C TO INVENTIVE HHEALTH INC
              SEC # 2025564 EFF 6/19/06
                                                                    Acquisitions         2,200.00       -66,234.96
                                                                    Dispositions          -150.00                          3,865.38
                                                                    Free Delivery       -8,040.00
C002824100    ABBOTT LAB COM
                                                                    Acquisitions        23,600.00    -1,048,221.84
                                                                    Dispositions       -15,100.00                        677,677.15
CG0070K103    ACE LTD ORD STK USD0.0416
                                                                    Acquisitions         1,800.00       -98,416.08
                                                                    Dispositions       -16,200.00                        910,012.18
                                                                    Free Delivery       -1,800.00
                                                                    Free Receipt         1,800.00
C004764106    ACME PACKET INC COM STK

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 54 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                  Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions         7,400.00       -70,300.00
                                                                    Dispositions        -7,400.00                        110,117.49
C00508X203    ACTUANT CORP CL A NEW
                                                                    Acquisitions         3,700.00      -197,813.83
                                                                    Dispositions        -3,700.00                        173,934.67
C00724F101    ADOBE SYS INC COM
                                                                    Acquisitions         6,000.00      -230,272.05
                                                                    Dispositions          -300.00                         11,438.64
C00724X102    ADOLOR CORP COM
                                                                    Acquisitions         8,900.00      -172,075.57
                                                                    Dispositions        -8,900.00                         68,371.68
C007924103    ADR AEGON N V NY REGISTRY SHS SHS
                                                                    Acquisitions        20,000.00      -320,810.00
                                                                    Dispositions       -10,000.00                        160,349.07
C041232109    ADR ARKEMA SPONSORED ADR
                                                                    Dispositions           -75.00                          2,933.15
                                                                    Free Receipt            75.00
C055622104    ADR BP P L C SPONSORED ADR
                                                                    Acquisitions           700.00       -46,529.00
                                                                    Dispositions        -4,700.00                        327,156.95
                                                                    Free Delivery       -2,700.00
                                                                    Free Receipt         2,700.00
C37733W105    ADR GLAXOSMITHKLINE PLC SPONSORED ADR
                                                                    Acquisitions         3,000.00      -154,135.80
                                                                    Dispositions        -2,400.00                        131,193.17
C38012G100    ADR GMARKET INC SPONSORED ADR
                                                                    Acquisitions         1,300.00       -19,825.00
                                                                    Dispositions        -1,300.00                         21,234.06
C43713W107    ADR HOME INNS & HOTELS MGMT INC SPONSORED ADR
                                                                    Acquisitions         1,900.00       -26,220.00
                                                                    Dispositions        -1,900.00                         41,678.63
C585464100    ADR MELCO PBL ENTMT MACAU LTD ADR ADR
                                                                    Acquisitions        31,460.00      -666,121.02
                                                                    Dispositions        -1,299.00                         28,767.93
C602675100    ADR MINDRAY MED INTL LTD SPONSORED ADR REPSTG CL A
                                                                    Acquisitions           600.00        -8,100.00
                                                                    Dispositions          -600.00                          9,608.10
C647581107    ADR NEW ORIENTAL ED & TECHNOLOGY GROUP INC SPONSORED
              ADR REPSTG COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 55 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                  Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions           900.00       -13,500.00
                                                                    Dispositions          -900.00                         19,772.39
C654902204    ADR NOKIA CORP SPONSORED ADR
                                                                    Acquisitions        15,200.00      -284,835.76
                                                                    Dispositions       -35,700.00                        704,681.78
                                                                    Free Delivery      -10,700.00
                                                                    Free Receipt        10,700.00
C66987V109    ADR NOVARTIS AG
                                                                    Acquisitions        11,800.00      -662,232.08
                                                                    Dispositions        -9,500.00                        548,993.79
C771195104    ADR ROCHE HLDG LTD SPONSORED ADR ISIN
              #US771195104
                                                                    Acquisitions         4,900.00      -396,763.36
                                                                    Dispositions        -2,200.00                        160,828.46
C80105N105    ADR SANOFI-AVENTIS SPONSORED ADR
                                                                    Acquisitions        51,100.00    -2,322,990.72
                                                                    Dispositions       -13,700.00                        590,477.00
C803054204    ADR SAP AKTIENGESELLSCHAFT SPONSORED ADR
                                                                    Acquisitions         2,800.00      -145,171.40
                                                                    Dispositions        -6,300.00                        296,638.31
C82706C108    ADR SILICON MOTION TECHNOLOGY CORP SPONSORED
              ADR REPSTG SHS
                                                                    Acquisitions        10,300.00      -148,747.36
                                                                    Dispositions       -10,300.00                        173,847.32
C83415U108    ADR SOLARFUN PWR HLDGS CO LTD SPONSORED ADR
                                                                    Acquisitions         3,078.00       -38,475.00
                                                                    Dispositions        -3,078.00                         35,684.00
C881624209    ADR TEVA PHARMACEUTICAL INDS
                                                                    Acquisitions        21,100.00      -814,255.55
                                                                    Dispositions       -84,950.00                      2,781,833.68
C89151E109    ADR TOTAL SA
                                                                    Dispositions        -2,400.00                        326,011.98
                                                                    Free Delivery       -1,500.00
                                                                    Free Receipt         1,500.00
C892331307    ADR TOYOTA MTR CORP ADR FOR 2 COM
                                                                    Acquisitions        14,400.00    -1,642,427.13
                                                                    Dispositions        -9,100.00                      1,014,851.21
                                                                    Free Delivery       -1,900.00
                                                                    Free Receipt         1,900.00
C904784709    ADR UNILEVER N V NEW YORK SHS NEW

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 56 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                 Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions         7,800.00      -547,027.92
                                                                    Dispositions       -59,400.00                      1,523,828.55
                                                                    Free Delivery       -2,800.00
                                                                    Free Receipt         2,800.00
C904767704     ADR UNILEVER PLC SPONSORED ADR NEW
                                                                    Acquisitions         5,100.00      -181,363.77
                                                                    Dispositions        -3,500.00                         83,005.33
C92932M101     ADR WNS HLDGS LTD SPONSORED ADR
                                                                    Acquisitions         1,700.00       -34,000.00
                                                                    Dispositions        -1,700.00                         41,690.79
C00752J108     ADVANCED ANALOGIC TECHNOLOGIES INC COM
                                                                    Acquisitions         6,360.00       -72,820.33
                                                                    Dispositions        -3,160.00                         47,410.89
C007903107     ADVANCED MICRO DEVICES INC COM
                                                                    Acquisitions       109,900.00    -3,734,705.18
                                                                    Dispositions       -49,800.00                      1,204,936.71
C00762W107     ADVISORY BRD CO COM
                                                                    Acquisitions           500.00       -24,407.00
                                                                    Dispositions           -40.00                          1,900.34
C007768104     AEROFLEX INC COM
                                                                    Acquisitions         4,930.00       -65,635.67
                                                                    Dispositions           -30.00                            359.08
C00817Y108     AETNA INC
                                                                    Acquisitions         1,700.00      -144,886.50
                                                                    Dispositions       -39,900.00                      1,560,856.50
C008252108     AFFILIATED MANAGERS GROUP INC COM STK
                                                                    Acquisitions         1,220.00      -108,906.85
                                                                    Dispositions        -2,040.00                        202,913.10
C001055102     AFLAC INC COM
                                                                    Acquisitions        11,600.00      -566,409.12
                                                                    Dispositions       -21,200.00                        954,671.02
C00845V308     AGERE SYS INC COM
                                                                    Acquisitions         9,000.00      -112,320.00
                                                                    Free Delivery       -9,000.00
                                                                    Free Receipt         9,000.00
C00846U101     AGILENT TECHNOLOGIES INC COM
                                                                    Acquisitions         7,200.00      -266,206.48
                                                                    Dispositions        -8,100.00                        252,286.84

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 57 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                  Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C013716105    ALCAN INC
                                                                    Acquisitions         1,000.00       -42,691.00
                                                                    Dispositions       -11,000.00                        570,625.88
C013817101    ALCOA INC COM STK
                                                                    Acquisitions        18,800.00      -546,623.76
                                                                    Dispositions        -7,200.00                        223,558.77
CH01301102    ALCON INC COM CHF0.20
                                                                    Acquisitions        15,850.00    -1,744,840.78
                                                                    Dispositions        -3,500.00                        397,638.65
C01642T108    ALKERMES INC COM
                                                                    Acquisitions         9,700.00      -181,826.72
                                                                    Dispositions        -5,300.00                        129,349.75
C01748X102    ALLEGIANT TRAVEL CO COM
                                                                    Acquisitions         8,260.00      -148,680.00
                                                                    Dispositions        -8,260.00                        221,434.43
C020002101    ALLSTATE CORP COM
                                                                    Acquisitions         1,100.00       -58,715.52
                                                                    Dispositions       -23,700.00                      1,242,811.38
                                                                    Free Delivery       -4,500.00
                                                                    Free Receipt         4,500.00
C020039103    ALLTEL CORP COM
                                                                    Acquisitions           400.00       -24,585.40
                                                                    Dispositions       -17,100.00                      1,011,801.94
                                                                    Free Delivery         -200.00
                                                                    Free Receipt           200.00
C02209S103    ALTRIA GROUP INC COM
                                                                    Acquisitions         8,900.00      -657,978.16
                                                                    Dispositions       -12,100.00                        955,069.59
                                                                    Free Delivery      -11,100.00
                                                                    Free Receipt        11,100.00
C023436108    AMEDISYS INC COM
                                                                    Acquisitions           550.00       -23,160.06
                                                                    Dispositions        -5,550.00                        185,438.57
C025816109    AMER EXPRESS CO COM
                                                                    Acquisitions         1,800.00       -95,487.26
                                                                    Dispositions       -29,900.00                      1,590,203.50
C02364W105    AMER MOVIL SAB DE C V SPONSORED ADR
              REPSTG SER L SHS
                                                                    Acquisitions        18,800.00      -616,599.71

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 58 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                 Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    Dispositions       -21,600.00                        935,549.80
C026874107     AMERN INTL GROUP INC COM
                                                                    Acquisitions        28,000.00    -1,844,783.39
                                                                    Dispositions        -1,900.00                        127,146.84
                                                                    Free Delivery      -13,000.00
                                                                    Free Receipt        13,000.00
C031162100     AMGEN INC COM
                                                                    Acquisitions        27,900.00    -1,995,212.58
                                                                    Dispositions       -44,750.00                      3,159,357.10
C03475V101     ANGIODYNAMICS INC COM STK
                                                                    Acquisitions         7,100.00      -165,289.22
                                                                    Dispositions        -3,400.00                         91,833.50
C037411105     APACHE CORP COM
                                                                    Acquisitions         2,700.00      -174,653.64
                                                                    Dispositions        -2,700.00                        175,568.79
C037833100     APPLE INC
                                                                    Acquisitions        50,100.00    -3,395,194.96
                                                                    Dispositions       -41,250.00                      3,358,289.05
C038222105     APPLIED MATERIALS INC COM
                                                                    Acquisitions         2,400.00       -49,122.96
                                                                    Dispositions       -34,500.00                        672,236.12
CG0450A105     ARCH CAPITAL GROUP COM STK
                                                                    Acquisitions           620.00       -34,576.84
                                                                    Dispositions        -3,220.00                        198,466.12
C039483102     ARCHER-DANIELS-MIDLAND CO COM
                                                                    Acquisitions         6,000.00      -205,629.58
                                                                    Dispositions        -6,000.00                        211,032.11
C042735100     ARROW ELECTR INC COM
                                                                    Acquisitions         2,900.00      -101,150.55
                                                                    Free Delivery       -2,900.00
                                                                    Free Receipt         2,900.00
C043136100     ARTHROCARE CORP COM
                                                                    Acquisitions         1,300.00       -53,226.29
                                                                    Dispositions           -20.00                            879.57
C04621X108     ASSURANT INC COM
                                                                    Acquisitions         1,300.00       -59,987.77
                                                                    Dispositions        -4,300.00                        233,978.68
C04743P108     ATHEROS COMMUNICATIONS INC COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 59 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                 Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions         3,400.00       -77,486.00
                                                                    Dispositions        -3,400.00                         89,083.04
C053015103     AUTOMATIC DATA PROCESSING INC COM
                                                                    Acquisitions         3,900.00      -179,853.91
                                                                    Dispositions       -17,900.00                        800,992.83
C053499109     AVAYA INC COM
                                                                    Acquisitions        15,000.00      -157,606.50
                                                                    Dispositions        -1,700.00                         21,191.61
C053611109     AVERY DENNISON CORP COM
                                                                    Acquisitions         3,500.00      -207,279.80
                                                                    Dispositions        -7,300.00                        434,184.09
C053774105     AVIS BUDGET GROUP INC COM STK
                                                                    Acquisitions           600.00       -11,572.20
                                                                    Dispositions          -500.00                          9,297.21
                                                                    Free Receipt         5,730.00
C057224107     BAKER HUGHES INC COM
                                                                    Acquisitions        19,600.00    -1,399,791.71
                                                                    Dispositions       -14,700.00                      1,085,275.23
C060505104     BANK AMER CORP COM
                                                                    Acquisitions         4,600.00      -220,082.53
                                                                    Dispositions       -20,345.00                        907,352.68
                                                                    Free Delivery      -33,900.00
                                                                    Free Receipt        44,518.00
C064057102     BANK N.Y. CO INC COM
                                                                    Acquisitions         4,000.00      -143,661.60
                                                                    Dispositions       -29,000.00                        954,593.16
C065908501     BANKATLANTIC BANCORP INC CL A
                                                                    Acquisitions        13,660.00      -202,485.58
                                                                    Dispositions       -13,660.00                        175,911.33
C067511105     BARE ESCENTUALS INC COM
                                                                    Acquisitions         1,400.00       -30,800.00
                                                                    Dispositions        -1,400.00                         39,288.25
C06985P100     BASIC ENERGY SVCS INC NEW COM
                                                                    Acquisitions         4,500.00      -108,159.04
                                                                    Dispositions          -110.00                          2,844.51
C073685109     BEACON ROOFING SUPPLY INC COM
                                                                    Acquisitions         7,300.00      -224,325.54
                                                                    Dispositions        -9,400.00                        189,482.55

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 60 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                  Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
CO55482103    BJ SVCS CO COM
                                                                    Acquisitions        14,100.00      -585,417.54
                                                                    Dispositions       -14,100.00                        444,140.06
C055921100    BMC SOFTWARE INC COM STK
                                                                    Acquisitions        14,700.00      -391,950.53
                                                                    Dispositions        -1,300.00                         40,330.77
C097023105    BOEING CO COM
                                                                    Acquisitions        43,400.00    -3,480,160.83
                                                                    Dispositions       -12,700.00                      1,047,664.56
                                                                    Free Delivery       -2,900.00
                                                                    Free Receipt         2,900.00
C099724106    BORG WARNER INC COM
                                                                    Acquisitions         2,800.00      -154,010.08
                                                                    Free Delivery       -2,800.00
                                                                    Free Receipt         2,800.00
C104674106    BRADY CORP CL A
                                                                    Acquisitions         7,310.00      -273,763.56
                                                                    Dispositions        -7,310.00                        270,511.62
C109178103    BRIGHAM EXPL CO COM
                                                                    Acquisitions         4,220.00       -54,039.77
                                                                    Dispositions       -14,720.00                        133,129.68
C110122108    BRISTOL MYERS SQUIBB CO COM
                                                                    Acquisitions        35,900.00      -806,838.01
                                                                    Dispositions       -13,900.00                        347,478.20
                                                                    Free Delivery      -13,900.00
                                                                    Free Receipt        13,900.00
C111320107    BROADCOM CORP CL A CL A
                                                                    Acquisitions        31,650.00    -1,546,304.62
                                                                    Dispositions       -48,750.00                      2,027,585.20
C112211107    BRONCO DRILLING CO INC COM
                                                                    Acquisitions         3,210.00       -69,213.70
                                                                    Dispositions        -5,210.00                        124,189.50
C12189PAG7    BURL NORTHN SANTA FE RY CO PASS THRU TR SER
              2000-1 8.251 DUE 01-15-2021 BEO
                                                                    Acquisitions        72,243.53       -82,783.86
                                                                    Dispositions       -16,383.91                         16,383.91
C12673P105    CA INC COM
                                                                    Acquisitions        36,300.00      -829,376.44
                                                                    Dispositions        -6,754.00                        162,096.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 61 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                 Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C12709P103    CABOT MICROELECTRONICS CORP COM                      Free Receipt         64,700.00

                                                                   Acquisitions          1,650.00       -49,708.23
                                                                   Dispositions         -4,000.00                        132,579.70
C14040H105    CAP 1 FNCL COM
                                                                   Acquisitions          5,400.00      -435,771.54
                                                                   Dispositions         -4,300.00                        365,325.43
C14149Y108    CARDINAL HLTH INC
                                                                   Acquisitions          8,400.00      -532,477.38
                                                                   Dispositions         -2,000.00                        131,361.16
C141705103    CAREMARK RX INC COM
                                                                   Acquisitions         39,900.00    -1,998,956.28
                                                                   Dispositions        -90,200.00                      4,401,965.10
C143658300    CARNIVAL CORP COM PAIRED
                                                                   Acquisitions            800.00       -42,976.00
                                                                   Dispositions        -31,000.00                      1,671,756.48
C144285103    CARPENTER TECH CORP COM
                                                                   Acquisitions          3,580.00      -326,527.41
                                                                   Dispositions         -2,240.00                        234,109.33

C146229109    CARTER INC FORMERLY CARTER HLDGS INC TO
              09/13/2003 COM                                       Acquisitions          2,320.00       -73,012.26
                                                                   Dispositions         -2,550.00                         73,232.12
C124857202    CBS CORP NEW CL B
                                                                   Acquisitions         12,000.00      -298,817.37
                                                                   Dispositions        -15,300.00                        399,590.06
                                                                   Free Receipt         15,300.00
C136385101    CDN NAT RES LTD COM CDN NAT RES COM STK
                                                                   Acquisitions         27,600.00    -1,529,510.84
                                                                   Dispositions         -6,000.00                        301,612.53
C15101Q108    CELESTICA INC SUB VTG SHS SUB VTG SHS
                                                                   Acquisitions          9,800.00      -107,748.54
                                                                   Dispositions         -3,900.00                         46,685.46
C151020104    CELGENE CORP COM
                                                                   Acquisitions          9,000.00      -492,970.90
                                                                   Dispositions           -350.00                         14,475.79
C153435102    CENT EUROPEAN DISTR CORP COM STK
                                                                   Acquisitions          7,220.00      -259,408.81
                                                                   Dispositions         -5,320.00                        114,264.74

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 62 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
CG20045202     CENT EUROPEAN MEDIA ENTERPRISES LTD NEW COM STK
                                                                   Acquisitions          1,500.00       -93,328.95
                                                                   Dispositions         -1,510.00                         91,291.45
C152312104     CENTEX CORP COM
                                                                   Acquisitions         20,000.00    -1,105,609.17
                                                                   Dispositions         -7,100.00                        370,286.45
C153527106     CENTRAL GARDEN & PET CO COM
                                                                   Acquisitions          2,500.00      -101,585.74
                                                                   Dispositions         -5,400.00                        266,405.18
C163072101     CHEESECAKE FACTORY INC COM
                                                                   Acquisitions          7,100.00      -256,433.89
                                                                   Dispositions        -10,900.00                        296,762.32
C166764100     CHEVRON CORP COM
                                                                   Acquisitions          5,600.00      -360,592.00
                                                                   Free Delivery       -15,600.00
                                                                   Free Receipt         15,600.00
C167760107     CHGO MERCANTILE EXCHANGE HLDGS INC CL A
                                                                   Acquisitions          4,085.00    -1,905,644.17
                                                                   Dispositions         -1,285.00                        658,182.40
C168615102     CHICOS FAS INC COM
                                                                   Acquisitions          1,300.00       -57,601.05
                                                                   Dispositions        -18,500.00                        603,410.92
C169656105     CHIPOTLE MEXICAN GRILL INC CL A COM STK
                                                                   Acquisitions            400.00        -8,800.00
                                                                   Dispositions           -400.00                         17,107.63
C171232101     CHUBB CORP COM
                                                                   Acquisitions          5,300.00      -515,302.39
                                                                   Dispositions         -3,500.00                        176,332.98
                                                                   Free Delivery        -3,300.00
                                                                   Free Receipt          3,300.00
C125509109     CIGNA CORP COM
                                                                   Acquisitions          3,100.00      -337,796.06
                                                                   Dispositions         -7,200.00                        786,183.42
C17275R102     CISCO SYS INC COM
                                                                   Acquisitions        127,200.00    -2,925,172.75
                                                                   Dispositions        -58,700.00                      1,183,905.76
                                                                   Free Delivery        -8,500.00
                                                                   Free Receipt          8,500.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 63 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C125581108     CIT GROUP INC NEW COM
                                                                   Acquisitions          4,900.00      -225,324.54
                                                                   Dispositions        -15,200.00                        824,826.18
C17306X102     CITI TRENDS INC COM ORD USD1
                                                                   Acquisitions          6,540.00      -215,454.27
                                                                   Dispositions         -6,540.00                        277,619.99
C172967101     CITIGROUP INC COM
                                                                   Acquisitions         27,600.00    -1,304,251.26
                                                                   Free Delivery       -36,300.00
                                                                   Free Receipt         36,300.00
C177376100     CITRIX SYS INC COM
                                                                   Acquisitions          1,700.00       -62,637.52
                                                                   Dispositions         -1,700.00                         52,710.78
C189754104     COACH INC COM
                                                                   Acquisitions         11,100.00      -369,631.69
                                                                   Dispositions         -9,100.00                        291,985.31
C191216100     COCA COLA CO COM
                                                                   Acquisitions          9,600.00      -397,226.88
                                                                   Dispositions         -3,700.00                        164,593.14
                                                                   Free Delivery        -9,600.00
                                                                   Free Receipt          9,600.00
C192446102     COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A
                                                                   Acquisitions          8,400.00      -503,934.46
                                                                   Dispositions           -200.00                         14,720.54
C192479103     COHERENT INC COM
                                                                   Acquisitions          6,800.00      -242,382.63
                                                                   Dispositions         -6,800.00                        223,774.27
C194162103     COLGATE-PALMOLIVE CO COM
                                                                   Acquisitions          4,500.00      -248,940.00
                                                                   Free Delivery        -4,500.00
                                                                   Free Receipt          4,500.00
C20030N101     COMCAST CORP NEW CL A CL A
                                                                   Acquisitions         58,000.00    -1,806,942.64
                                                                   Dispositions         -6,000.00                        195,503.99
                                                                   Free Delivery       -13,700.00
                                                                   Free Receipt         13,700.00
C200340107     COMERICA INC COM
                                                                   Acquisitions          6,900.00      -384,350.10

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 64 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Dispositions           -500.00                         28,611.62
                                                                   Free Delivery        -4,600.00
                                                                   Free Receipt          4,600.00
C204166102     COMMVAULT SYS INC COM STK
                                                                   Acquisitions          2,500.00       -36,250.00
                                                                   Dispositions         -2,500.00                         39,377.79
C205862402     COMVERSE TECH INC COM PAR $0.10
                                                                   Acquisitions          1,200.00       -32,440.50
                                                                   Dispositions        -16,000.00                        418,455.93
C205887102     CONAGRA FOODS INC
                                                                   Acquisitions          7,000.00      -146,302.20
                                                                   Dispositions         -7,000.00                        154,726.04
                                                                   Free Delivery        -7,000.00
                                                                   Free Receipt          7,000.00
C20825C104     CONOCOPHILLIPS COM
                                                                   Acquisitions         14,000.00      -884,880.12
                                                                   Dispositions         -3,300.00                        223,953.56
                                                                   Free Delivery        -8,600.00
                                                                   Free Receipt          8,600.00
C208464883     CONSECO INC COM NEW STK
                                                                   Acquisitions          7,800.00      -163,608.75
                                                                   Dispositions           -300.00                          6,405.70
C219350105     CORNING INC COM
                                                                   Acquisitions         83,500.00    -2,176,017.25
                                                                   Dispositions       -154,900.00                      3,463,201.19
C21988R102     CORPORATE EXECUTIVE BRD CO COMMON STOCK
                                                                   Acquisitions          1,090.00       -95,457.79
                                                                   Dispositions         -1,310.00                        141,991.20
C225302108     CREDENCE SYS CORP DEL
                                                                   Acquisitions         25,000.00      -183,710.60
                                                                   Dispositions        -25,000.00                        127,229.33
C227046109     CROCS INC COM
                                                                   Acquisitions         10,520.00      -281,377.12
                                                                   Dispositions         -2,600.00                         69,637.29
C126408103     CSX CORP COM

                                                                   Acquisitions         18,300.00    -1,221,702.45
                                                                   Dispositions        -53,600.00                      2,488,285.50
C23251J106     CYBERSOURCE CORP DEL COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 65 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions          3,900.00       -25,451.79
                                                                   Dispositions        -31,900.00                        315,345.50
C232806109     CYPRESS SEMICONDUCTOR CORP COM
                                                                   Acquisitions          3,650.00       -68,070.54
                                                                   Dispositions        -14,050.00                        203,849.15
C24522P103     DEL MONTE FOODS CO COM
                                                                   Acquisitions          5,500.00       -58,135.00
                                                                   Dispositions         -5,500.00                         57,814.77
                                                                   Free Delivery        -5,500.00
                                                                   Free Receipt          5,500.00
C24702R101     DELL INC COM STK
                                                                   Acquisitions         85,900.00    -1,955,883.83
                                                                   Dispositions        -13,800.00                        411,469.82
C252131107     DEXCOM INC COM
                                                                   Acquisitions          8,000.00      -177,348.78
                                                                   Dispositions         -8,000.00                         73,957.72
C254687106     DISNEY WALT CO COM
                                                                   Acquisitions         39,800.00    -1,097,526.10
                                                                   Dispositions        -34,700.00                        907,398.67
                                                                   Free Delivery       -10,600.00
                                                                   Free Receipt         10,600.00
C25746U109     DOMINION RES INC VA NEW COM
                                                                   Acquisitions          4,700.00      -346,360.86
                                                                   Dispositions         -5,200.00                        391,703.97
C260543103     DOW CHEM CO COM
                                                                   Acquisitions         18,400.00      -780,117.47
                                                                   Dispositions        -18,254.00                        773,423.78
C23334L102     DSW INC CL A CL A
                                                                   Acquisitions            150.00        -5,008.50
                                                                   Dispositions         -4,650.00                        157,981.17
C263534109     DU PONT E I DE NEMOURS & CO COM STK
                                                                   Acquisitions          1,200.00       -47,238.24
                                                                   Dispositions         -9,200.00                        362,308.78
C26441C105     DUKE ENERGY CORP NEW COM STK
                                                                   Dispositions        -27,400.00                        849,026.01
                                                                   Free Receipt         67,000.00
C277461109     EASTMAN KODAK CO COM
                                                                   Acquisitions          1,300.00       -32,365.80

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 66 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Dispositions        -10,400.00                        267,307.53
C278058102     EATON CORP COM
                                                                   Acquisitions          3,700.00      -244,664.35
                                                                   Free Delivery        -3,700.00
                                                                   Free Receipt          3,700.00
C278642103     EBAY INC COM
                                                                   Acquisitions         60,900.00    -2,288,951.13
                                                                   Dispositions       -147,300.00                      4,290,208.63
C278856109     ECLIPSYS CORP COM
                                                                   Acquisitions         10,070.00      -241,680.00
                                                                   Dispositions        -20,270.00                        417,860.80
C28238P109     EHEALTH INC COM STK
                                                                   Acquisitions             30.00          -420.00
                                                                   Dispositions            -30.00                            652.66
C285512109     ELECTR ARTS COM
                                                                   Acquisitions          6,400.00      -346,435.24
                                                                   Dispositions        -37,700.00                      1,886,033.12
C285661104     ELECTR DATA SYS CORP NEW COM
                                                                   Acquisitions         32,400.00      -814,944.02
                                                                   Dispositions         -5,200.00                        141,986.05
                                                                   Free Delivery       -10,300.00
                                                                   Free Receipt         10,300.00
C532457108     ELI LILLY & CO COM
                                                                   Acquisitions         12,500.00      -713,409.66
                                                                   Dispositions        -12,500.00                        682,414.64
                                                                   Free Delivery        -3,900.00
                                                                   Free Receipt          3,900.00
C268648102     EMC CORP COM
                                                                   Acquisitions          4,500.00       -61,580.00
                                                                   Dispositions        -36,800.00                        499,890.92
C291011104     EMERSON ELEC CO COM
                                                                   Acquisitions         11,500.00      -973,799.97
                                                                   Dispositions        -25,900.00                      2,081,892.72
                                                                   Free Delivery        -3,000.00
                                                                   Free Receipt          3,000.00
CG30397106     ENDURANCE SPECIALTY HOLDINGS LTD COM USD1
                                                                   Acquisitions            950.00       -34,173.11
                                                                   Dispositions         -5,450.00                        175,043.90

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 67 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C26874Q100     ENSCO INTL INC COM
                                                                   Acquisitions          4,100.00      -195,406.00
                                                                   Free Delivery        -4,100.00
                                                                   Free Receipt          4,100.00
C29362U104     ENTEGRIS INC COM
                                                                   Acquisitions          2,300.00       -21,924.06
                                                                   Dispositions        -19,400.00                        206,730.33
C29364G103     ENTERGY CORP NEW COM
                                                                   Acquisitions          4,900.00      -341,030.33
                                                                   Dispositions         -4,300.00                        332,750.80
                                                                   Free Delivery        -4,100.00
                                                                   Free Receipt          4,100.00
C29426L108     EPICOR SOFTWARE CORP COM
                                                                   Acquisitions          3,100.00       -42,389.65
                                                                   Dispositions        -14,700.00                        173,904.04
C298736109     EURONET WORLDWIDE INC COM
                                                                   Acquisitions          8,550.00      -229,530.31
                                                                   Dispositions         -1,250.00                         37,105.10
CG3223R108     EVEREST RE GROUP COM
                                                                   Acquisitions          3,525.00      -351,069.82
                                                                   Dispositions         -4,500.00                        406,023.79
C300645108     EXAR CORP COM
                                                                   Acquisitions         19,400.00      -256,596.42
                                                                   Dispositions        -16,300.00                        232,429.97
C30161N101     EXELON CORP COM
                                                                   Acquisitions         30,600.00    -1,841,322.57
                                                                   Dispositions         -5,800.00                        331,561.16
                                                                   Free Delivery          -700.00
                                                                   Free Receipt            700.00
C30231G102     EXXON MOBIL CORP COM
                                                                   Acquisitions         21,484.00    -1,330,933.80
                                                                   Dispositions         -3,200.00                        222,521.16
                                                                   Free Delivery       -39,300.00
                                                                   Free Receipt         39,300.00
C302571104     F P L GROUP INC COM
                                                                   Acquisitions          7,200.00      -292,023.81
                                                                   Dispositions        -17,800.00                        820,331.90
C313400301     FEDERAL HOME LN MTG CORP MULTICLASS MTG PARTN COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 68 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions         13,000.00      -852,235.54
                                                                   Dispositions         -2,100.00                        132,283.19
                                                                   Free Delivery        -7,200.00
                                                                   Free Receipt          7,200.00
C31428X106     FEDEX CORP COM
                                                                   Acquisitions          6,800.00      -694,347.89
                                                                   Dispositions         -3,100.00                        345,401.89
C31410H101     FEDT DEPT STORES INC DEL COM
                                                                   Acquisitions          2,900.00      -212,887.49
                                                                   Dispositions        -14,400.00                        586,501.92
C31787A101     FINISAR CORP COM
                                                                   Acquisitions         68,200.00      -285,534.50
                                                                   Dispositions        -38,200.00                         97,265.65
C320841109     FIRST MERCURY FINL CORP COM
                                                                   Acquisitions         15,200.00      -258,400.00
                                                                   Dispositions           -700.00                         14,356.55
C336433107     FIRST SOLAR INC COM
                                                                   Acquisitions          1,060.00       -21,200.00
                                                                   Dispositions         -1,060.00                         29,724.45
C337932107     FIRSTENERGY CORP COM
                                                                   Acquisitions            700.00       -34,628.81
                                                                   Dispositions         -4,000.00                        197,181.64
CY2573F102     FLEXTRONICS INTL LTD COM STK
                                                                   Acquisitions         18,900.00      -195,975.99
                                                                   Free Delivery       -18,900.00
                                                                   Free Receipt         18,900.00
C343412102     FLUOR CORP NEW COM
                                                                   Acquisitions          6,100.00      -512,028.35
                                                                   Dispositions        -17,900.00                      1,518,519.63
C313586109     FNMA COM STK
                                                                   Acquisitions         10,000.00      -569,134.32
                                                                   Free Delivery        -8,700.00
                                                                   Free Receipt          8,700.00
C349631101     FORTUNE BRANDS INC COM STK
                                                                   Acquisitions         12,500.00      -969,626.38
                                                                   Dispositions         -5,700.00                        444,339.53
C35039W100     FOUNDATION COAL HLDGS INC COM STK
                                                                   Acquisitions            600.00       -22,987.02

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 69 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Dispositions         -5,600.00                        224,138.21
C302563101     FPIC INS GROUP INC COM
                                                                   Acquisitions            700.00       -26,943.00
                                                                   Dispositions         -5,500.00                        211,562.54
C364760108     GAP INC COM
                                                                   Acquisitions         40,200.00      -722,673.40
                                                                   Free Delivery       -10,900.00
                                                                   Free Receipt         10,900.00
C365558105     GARDNER DENVER INC COM
                                                                   Acquisitions          4,740.00      -301,468.38
                                                                   Dispositions         -1,780.00                         61,418.79
C370334104     GEN MILLS INC COM
                                                                   Acquisitions          5,800.00      -283,270.84
                                                                   Free Delivery        -5,800.00
                                                                   Free Receipt          5,800.00
C370425RX0     GEN MTRS ACCEP CORP NT DTD 09/12/2001 6.875
               DUE 09-15-2011 BEO
                                                                   Acquisitions        175,000.00      -164,281.25
                                                                   Dispositions       -475,000.00                        449,572.50
C368710406     GENENTECH INC COM STK
                                                                   Acquisitions         14,000.00    -1,183,908.72
                                                                   Dispositions        -23,600.00                      1,969,623.11
C369604103     GENERAL ELEC CO COM
                                                                   Acquisitions        171,800.00    -5,963,343.81
                                                                   Dispositions       -109,500.00                      3,661,478.00
                                                                   Free Delivery       -21,900.00
                                                                   Free Receipt         21,900.00
C37244C101     GENOMIC HEALTH INC COM
                                                                   Acquisitions         10,200.00      -121,409.47
                                                                   Dispositions        -10,200.00                        146,489.58
C372460105     GENUINE PARTS CO COM
                                                                   Acquisitions          8,000.00      -352,345.90
                                                                   Dispositions        -11,000.00                        475,988.34
C37247D106     GENWORTH FINL INC COM CL A
                                                                   Acquisitions         26,900.00      -894,972.79
                                                                   Dispositions         -2,900.00                         98,727.99
                                                                   Free Delivery        -7,400.00
                                                                   Free Receipt          7,400.00
C374276103     GETTY IMAGES INC COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 70 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions          2,600.00      -222,743.49
                                                                   Dispositions         -9,400.00                        562,201.70
C361652209     GFI GROUP INC COM STK
                                                                   Acquisitions          1,080.00       -60,525.22
                                                                   Dispositions            -70.00                          3,504.09
C999500FC0     GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR
               RATE: 5.64% (BLEND**INC
                                                                   Acquisitions     48,570,922.96   -48,570,922.96
                                                                   Dispositions    -25,000,000.00                     25,000,000.00
C375558103     GILEAD SCI INC COM
                                                                   Acquisitions         36,000.00    -2,167,944.73
                                                                   Dispositions        -18,800.00                      1,176,083.04
CG3930E101     GLOBALSANTAFE CORPORATION GLOBAL SANTA FE CORP
                                                                   Acquisitions          6,700.00      -385,594.28
                                                                   Dispositions         -8,500.00                        519,123.25
                                                                   Free Delivery        -3,300.00
                                                                   Free Receipt          3,300.00
C38011M108     GMX RES INC COM STK
                                                                   Acquisitions          1,600.00       -59,036.48
                                                                   Dispositions         -1,000.00                         32,263.14
C38141G104     GOLDMAN SACHS GROUP INC COM
                                                                   Acquisitions         13,975.00    -2,077,475.89
                                                                   Dispositions        -23,960.00                      4,149,270.37
                                                                   Free Delivery        -3,500.00
                                                                   Free Receipt          3,500.00
C38239A100     GOODMAN GLOBAL INC COM STK
                                                                   Acquisitions          1,500.00       -27,000.00
                                                                   Dispositions         -1,500.00                         29,985.87
C382388106     GOODRICH CORPORATION
                                                                   Dispositions        -11,000.00                        443,591.36
                                                                   Free Delivery        -5,000.00
                                                                   Free Receipt          5,000.00
C38259P508     GOOGLE INC CL A CL A
                                                                   Acquisitions         14,165.00    -5,707,334.95
                                                                   Dispositions        -11,890.00                      4,818,184.67
C402040109     GUITAR CTR INC COM
                                                                   Acquisitions            450.00       -22,885.51
                                                                   Dispositions         -5,130.00                        215,080.96
C404030108     H & E EQUIP SVCS INC COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 71 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions          4,900.00       -88,200.00
                                                                   Dispositions         -4,900.00                        123,144.47
C405024100     HAEMONETICS CORP MASS COM
                                                                   Acquisitions          2,250.00      -107,571.02
                                                                   Dispositions         -6,750.00                        306,218.58
C406216101     HALLIBURTON CO COM
                                                                   Acquisitions         11,400.00      -618,994.87
                                                                   Dispositions        -13,200.00                        652,674.35
C410345102     HANESBRANDS INC COM STK
                                                                   Dispositions         -2,750.00                         53,872.01
                                                                   Free Receipt          2,750.00
C411310105     HANSEN NAT CORP COM
                                                                   Acquisitions          3,800.00      -116,525.64
                                                                   Dispositions        -10,350.00                        658,285.33
C413619107     HARRAH S ENTMT INC COM STK
                                                                   Acquisitions          7,900.00      -528,259.38
                                                                   Dispositions         -3,600.00                        275,605.35
C416515104     HARTFORD FINL SVCS CORP -DEL COM
                                                                   Acquisitions          5,800.00      -474,510.28
                                                                   Dispositions         -3,000.00                        260,129.39
                                                                   Free Delivery        -4,200.00
                                                                   Free Receipt          4,200.00
C42222GAC2     HEALTH NET INC SR NT STEP UP 04-15-2011
               08-14-2006
                                                                   Acquisitions         50,000.00       -57,726.50
                                                                   Dispositions       -600,000.00                        676,440.00
C422211102     HEALTHEXTRAS INC COM STK
                                                                   Acquisitions          1,750.00       -45,842.46
                                                                   Dispositions         -5,250.00                        118,975.01
C42224N101     HEALTHSPRING INC COM STK
                                                                   Acquisitions          5,700.00      -111,150.00
                                                                   Dispositions         -5,700.00                        121,199.39
C42235N108     HEARTLAND PMT SYS INC COM STK
                                                                   Acquisitions          9,000.00      -218,574.06
                                                                   Dispositions         -9,000.00                        234,086.29
C42279M107     HEELYS INC COM
                                                                   Acquisitions          2,460.00       -51,660.00
                                                                   Dispositions         -2,460.00                         82,466.94
C422806208     HEICO CORP NEW CL A CL A

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 72 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions         10,650.00      -230,617.28
                                                                   Dispositions         -2,070.00                         59,540.35
C426281101     HENRY JACK & ASSOC INC COM
                                                                   Acquisitions          8,930.00      -181,308.80
                                                                   Dispositions         -8,930.00                        172,932.40
C42805T105     HERTZ GLOBAL HLDGS INC COM
                                                                   Acquisitions         26,900.00      -403,500.00
                                                                   Dispositions         -3,300.00                         55,998.69
C428236103     HEWLETT PACKARD CO COM
                                                                   Acquisitions        131,100.00    -4,799,085.88
                                                                   Dispositions        -60,300.00                      2,228,354.14
                                                                   Free Delivery       -24,200.00
                                                                   Free Receipt         24,200.00
C437076102     HOME DEPOT INC COM
                                                                   Acquisitions         39,000.00    -1,519,520.30
                                                                   Dispositions         -6,500.00                        232,772.06
C44107P104     HOST HOTELS & RESORTS INC
                                                                   Dispositions         -7,499.45                        153,225.81
                                                                   Free Receipt          7,499.45
C452327109     ILLUMINA INC COM
                                                                   Acquisitions          9,900.00      -167,615.29
                                                                   Dispositions         -6,400.00                        235,118.63
C999665037     INCOME FROM SECURITIES LENDING ACTIVITIES
                                                                   Acquisitions              1.00             0.00
                                                                   Dispositions             -1.00                              0.00
CG4776G101     INGERSOLL-RAND CO CL A COM STK
                                                                   Acquisitions          5,000.00      -197,512.00
                                                                   Dispositions         -2,900.00                        106,317.98
                                                                   Free Delivery        -5,000.00
                                                                   Free Receipt          5,000.00
C458140100     INTEL CORP COM
                                                                   Acquisitions          7,800.00      -177,158.66
                                                                   Dispositions        -60,600.00                      1,243,910.28
                                                                   Free Delivery        -9,300.00
                                                                   Free Receipt          9,300.00
C45865V100     INTERCONTINENTALEXCHANGE INC COM
                                                                   Acquisitions          2,600.00      -225,261.90
                                                                   Dispositions         -2,650.00                        164,736.60

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 73 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C458786100     INTERMEC INC COM
                                                                   Dispositions         -5,500.00                        180,263.59
                                                                   Free Receipt          5,500.00
C459200101     INTERNATIONAL BUSINESS MACHS CORP COM COM
                                                                   Acquisitions          3,900.00      -316,797.00
                                                                   Free Delivery        -3,900.00
                                                                   Free Receipt          3,900.00
C460690100     INTERPUBLIC GROUP COMPANIES INC COM
                                                                   Acquisitions         83,900.00      -754,978.86
                                                                   Dispositions         -6,500.00                         77,969.59
                                                                   Free Delivery       -10,100.00
                                                                   Free Receipt         10,100.00
C461148108     INTEVAC INC COM
                                                                   Acquisitions          4,750.00      -143,228.79
                                                                   Dispositions         -4,750.00                        103,816.34
C460146103     INTL PAPER CO COM
                                                                   Acquisitions          1,200.00       -39,798.47
                                                                   Dispositions        -22,317.00                        751,437.15
C462726100     IROBOT CORP COM
                                                                   Acquisitions          3,230.00       -86,416.63
                                                                   Dispositions         -8,980.00                        179,089.85
C46432L104     ISILON SYS INC COM
                                                                   Acquisitions            400.00        -5,200.00
                                                                   Dispositions           -400.00                          9,232.59
C47102X105     JANUS CAP GROUP INC COM
                                                                   Acquisitions         15,800.00      -279,692.21
                                                                   Dispositions         -5,100.00                        105,514.73
C471109108     JARDEN CORP COM
                                                                   Acquisitions            750.00       -22,721.03
                                                                   Dispositions         -8,800.00                        255,853.38
C478160104     JOHNSON & JOHNSON COM
                                                                   Acquisitions          8,200.00      -500,514.98
                                                                   Dispositions        -25,800.00                      1,664,436.68
C478366107     JOHNSON CTL INC COM
                                                                   Acquisitions          3,800.00      -262,861.50
                                                                   Dispositions         -3,800.00                        328,726.00
                                                                   Free Delivery        -3,800.00
                                                                   Free Receipt          3,800.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 74 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C480074103     JONES APPAREL GROUP INC COM
                                                                   Acquisitions          5,800.00      -182,584.00
                                                                   Free Delivery        -5,800.00
                                                                   Free Receipt          5,800.00
C48020Q107     JONES LANG LASALLE INC COM STK
                                                                   Acquisitions            450.00       -36,437.26
                                                                   Dispositions           -950.00                         77,127.06
C46625H100     JPMORGAN CHASE & CO COM
                                                                   Acquisitions         30,600.00    -1,287,986.18
                                                                   Dispositions        -76,772.00                      3,352,956.99
                                                                   Free Delivery       -23,500.00
                                                                   Free Receipt         23,500.00
C482423100     KBW INC COM STK
                                                                   Acquisitions          2,000.00       -42,000.00
                                                                   Dispositions         -2,000.00                         52,600.98
C487836108     KELLOGG CO COM
                                                                   Acquisitions          5,100.00      -223,992.51
                                                                   Free Delivery        -5,100.00
                                                                   Free Receipt          5,100.00
C493267108     KEYCORP NEW COM
                                                                   Acquisitions          3,800.00      -135,959.00
                                                                   Dispositions           -200.00                          7,419.37
                                                                   Free Delivery        -2,500.00
                                                                   Free Receipt          2,500.00
C494368103     KIMBERLY-CLARK CORP COM
                                                                   Acquisitions          5,100.00      -295,405.26
                                                                   Free Delivery        -5,100.00
                                                                   Free Receipt          5,100.00
C482480100     KLA-TENCOR CORP
                                                                   Acquisitions         15,400.00      -821,234.82
                                                                   Dispositions        -15,400.00                        762,731.95
C499064103     KNIGHT TRANSN INC COM
                                                                   Acquisitions         10,205.00      -194,347.44
                                                                   Dispositions        -19,205.00                        334,768.40
C499184109     KNOT INC COM STK
                                                                   Acquisitions         10,600.00      -172,530.97
                                                                   Dispositions         -1,800.00                         47,996.60
C500255104     KOHLS CORP COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 75 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions         44,900.00    -2,892,372.41
                                                                   Dispositions         -3,900.00                        214,136.93
C50075N104     KRAFT FOODS INC CL A CL A
                                                                   Acquisitions          3,400.00       -95,311.60
                                                                   Dispositions        -26,600.00                        842,947.80
C501044101     KROGER CO COM
                                                                   Acquisitions         12,000.00      -218,835.60
                                                                   Free Delivery       -12,000.00
                                                                   Free Receipt         12,000.00
C501577100     KYPHON INC COM
                                                                   Acquisitions          4,750.00      -191,631.26
                                                                   Dispositions         -4,750.00                        176,412.11
C505401208     LABOR READY INC COM NEW
                                                                   Acquisitions          4,800.00       -82,552.77
                                                                   Dispositions        -13,800.00                        260,395.09
C515098101     LANDSTAR SYS INC COM
                                                                   Acquisitions          7,250.00      -319,375.66
                                                                   Dispositions         -7,250.00                        312,073.93
C517834107     LAS VEGAS SANDS CORP COM STK
                                                                   Acquisitions         24,500.00    -1,465,414.61
                                                                   Dispositions        -17,800.00                      1,202,658.87
C521865105     LEAR CORP COM STK PAR $0.01
                                                                   Acquisitions          3,400.00       -78,228.90
                                                                   Dispositions         -3,400.00                         74,729.70
C524901105     LEGG MASON INC COM
                                                                   Acquisitions         11,150.00    -1,240,664.97
                                                                   Dispositions         -6,500.00                        654,875.57
C524908100     LEHMAN BROS HLDGS INC COM
                                                                   Acquisitions            300.00       -41,977.50
                                                                   Dispositions           -600.00                         37,908.33
                                                                   Free Delivery          -300.00
                                                                   Free Receipt            300.00
C999209430     LIAB. RE: TERM NOTE @ 4.6% DATED 12/10/04
               DUE 12/31/2012 ORIGINAL  **INC
                                                                   Acquisitions      2,721,384.70             0.00
                                                                   Dispositions        -38,273.00                              0.00
C53219L109     LIFEPOINT HOSPS INC COM ISIN US53219L1098
                                                                   Acquisitions          3,600.00      -124,108.92
                                                                   Dispositions         -3,600.00                        126,096.92

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 76 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C539320101     LIZ CLAIBORNE INC COM
                                                                   Acquisitions          5,300.00      -182,767.85
                                                                   Dispositions         -3,000.00                        122,823.72
                                                                   Free Delivery        -5,300.00
                                                                   Free Receipt          5,300.00
C501889208     LKQ CORP COM LKQ CORP
                                                                   Acquisitions         16,700.00      -355,272.47
                                                                   Dispositions         -4,400.00                         98,805.56
C539830109     LOCKHEED MARTIN CORP COM
                                                                   Acquisitions          5,400.00      -373,301.41
                                                                   Dispositions        -10,500.00                        902,574.13
                                                                   Free Delivery        -2,900.00
                                                                   Free Receipt          2,900.00
C539830AQ2     LOCKHEED MARTIN CORP NT 144A 6.15%
               DUE 09-01-2036 BEO
                                                                   Free Delivery      -325,000.00
                                                                   Free Receipt        325,000.00
C548661107     LOWES COS INC COM
                                                                   Acquisitions         15,000.00      -510,800.08
                                                                   Dispositions        -60,200.00                      2,435,047.63
C532716107     LTD BRANDS
                                                                   Acquisitions          8,300.00      -193,170.88
                                                                   Free Delivery        -8,300.00
                                                                   Free Receipt          8,300.00
C549271104     LUBRIZOL CORP COM
                                                                   Acquisitions          3,400.00      -153,678.98
                                                                   Free Delivery        -3,400.00
                                                                   Free Receipt          3,400.00
C559222401     MAGNA INTL INC CL A
                                                                   Acquisitions          3,800.00      -278,271.40
                                                                   Free Delivery        -2,700.00
                                                                   Free Receipt          2,700.00
C563571108     MANITOWOC INC COM
                                                                   Acquisitions          3,930.00      -235,760.25
                                                                   Dispositions         -3,930.00                        311,308.54
C565849106     MARATHON OIL CORP COM
                                                                   Acquisitions          4,800.00      -383,145.80
                                                                   Dispositions        -10,000.00                        759,076.68
C571903202     MARRIOTT INTL INC NEW COM STK CL A

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 77 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions          3,600.00      -246,142.86
                                                                   Dispositions         -4,600.00                        184,266.69
CG5876H105     MARVELL TECH GROUP COM USD0.002
                                                                   Acquisitions         32,200.00      -842,767.62
                                                                   Dispositions        -54,500.00                      2,889,175.91
C57636Q104     MASTERCARD INC CL A
                                                                   Acquisitions         17,000.00      -676,228.20
                                                                   Dispositions        -17,000.00                      1,336,134.82
C576817209     MATRIA HEALTHCARE INC COM NEW
                                                                   Acquisitions          2,800.00       -81,544.05
                                                                   Dispositions         -3,150.00                        130,943.29
C577081102     MATTEL INC COM
                                                                   Acquisitions          6,000.00       -99,484.20
                                                                   Free Delivery        -6,000.00
                                                                   Free Receipt          6,000.00
C57772K101     MAXIM INTEGRATED PRODS INC COM
                                                                   Acquisitions          1,500.00       -59,470.05
                                                                   Dispositions        -22,000.00                        633,652.79
C577778BM4     MAY DEPT STORES CO 8.5 DUE 06-01-2019 BEO
                                                                   Acquisitions         75,000.00       -91,275.75
                                                                   Dispositions       -225,000.00                        262,568.25
C580135101     MC DONALDS CORP COM
                                                                   Acquisitions         66,700.00    -2,320,497.14
                                                                   Dispositions        -24,300.00                        939,339.55
                                                                   Free Delivery       -13,800.00
                                                                   Free Receipt         13,800.00
C58405U102     MEDCO HLTH SOLUTIONS INC COM
                                                                   Acquisitions         25,600.00    -1,420,728.78
                                                                   Dispositions        -25,600.00                      1,267,703.86
C584699102     MEDIMMUNE INC COM
                                                                   Acquisitions            750.00       -26,435.37
                                                                   Dispositions           -750.00                         23,555.95
C585055106     MEDTRONIC INC COM
                                                                   Acquisitions          1,500.00       -88,260.00
                                                                   Dispositions        -20,400.00                      1,093,613.34
C587118100     MEN S WEARHOUSE INC COMMOM
                                                                   Acquisitions            950.00       -31,278.66
                                                                   Dispositions           -950.00                         37,535.50

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 78 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C587376104     MERCANTILE BK CORP COM
                                                                   Acquisitions            600.00       -23,246.52
                                                                   Dispositions         -5,950.00                        232,327.84
C589331107     MERCK & CO INC COM
                                                                   Acquisitions         42,300.00    -1,531,185.34
                                                                   Dispositions        -25,600.00                      1,025,280.24
                                                                   Free Delivery       -16,200.00
                                                                   Free Receipt         16,200.00
C590188108     MERRILL LYNCH & CO INC COM STK
                                                                   Acquisitions         10,500.00      -780,716.61
                                                                   Dispositions        -19,400.00                      1,490,952.56
                                                                   Free Delivery        -8,400.00
                                                                   Free Receipt          8,400.00
C591097209     METAL MGMT INC COM NEW STK NEW
                                                                   Acquisitions          6,600.00      -214,445.47
                                                                   Dispositions         -6,600.00                        173,517.49
C59156R108     METLIFE INC COM ISIN US59156R1086
                                                                   Acquisitions         15,900.00      -813,037.32
                                                                   Dispositions        -13,900.00                        778,494.52
                                                                   Free Delivery        -6,500.00
                                                                   Free Receipt          6,500.00
C594901100     MICROS SYS INC COM
                                                                   Acquisitions          5,690.00      -257,690.21
                                                                   Dispositions         -2,540.00                        126,382.85
C594918104     MICROSOFT CORP COM
                                                                   Acquisitions        206,600.00    -5,757,006.21
                                                                   Dispositions       -137,600.00                      3,309,499.90
                                                                   Free Delivery        -8,400.00
                                                                   Free Receipt          8,400.00
C610236101     MONRO MUFFLER BRAKE INC COM
                                                                   Acquisitions            750.00       -27,780.00
                                                                   Dispositions           -440.00                         14,683.13
C61166W101     MONSANTO CO NEW COM
                                                                   Acquisitions        366,813.00   -23,803,501.90
                                                                   Dispositions       -746,490.00                     46,365,756.06
                                                                   Free Delivery    -1,450,724.00
                                                                   Free Receipt      1,364,690.00
C999899602     MONSANTO PARTICIPANT LOANS

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 79 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions     10,957,822.91   -10,957,822.91
                                                                   Dispositions     -9,340,769.83                      9,340,769.83
C617446448     MORGAN STANLEY
                                                                   Dispositions        -20,100.00                      1,237,462.08
                                                                   Free Delivery        -9,300.00
                                                                   Free Receipt          9,300.00
C61945A107     MOSAIC CO COM
                                                                   Acquisitions         16,400.00      -250,323.30
                                                                   Dispositions        -43,200.00                        836,703.75
C620076109     MOTOROLA INC COM
                                                                   Acquisitions        185,500.00    -4,241,346.07
                                                                   Dispositions       -110,600.00                      2,462,072.53
C62541B101     MULTI-FINELINE ELECTRONIX INC COM
                                                                   Acquisitions          2,650.00      -110,206.24
                                                                   Dispositions         -4,950.00                        121,334.14
CG6359F103     NABORS INDUSTRIES COM USD0.10
                                                                   Acquisitions          3,900.00      -301,746.51
                                                                   Dispositions        -62,800.00                      1,935,068.93
C631103108     NASDAQ STK MKT INC COM ACCREDITED INVS
                                                                   Acquisitions         25,180.00      -976,320.06
                                                                   Dispositions        -25,180.00                        779,504.91
C635405103     NATL CY CORP COM
                                                                   Acquisitions          9,300.00      -317,439.30
                                                                   Free Delivery        -9,300.00
                                                                   Free Receipt          9,300.00
C636918302     NATL MED HLTH CARD SYS INC DEL
                                                                   Acquisitions          7,200.00      -193,918.50
                                                                   Dispositions         -7,200.00                        108,101.65
C63936L100     NAVTEQ CORP COM
                                                                   Acquisitions          7,500.00      -318,885.64
                                                                   Dispositions        -30,500.00                      1,330,228.78
C64120L104     NETWORK APPLIANCE INC DEL
                                                                   Acquisitions          8,000.00      -261,294.93
                                                                   Dispositions         -3,100.00                         93,755.06
C64126X201     NEUSTAR INC CL A
                                                                   Acquisitions            700.00       -21,276.01
                                                                   Dispositions         -7,200.00                        208,528.30
C65248E104     NEWS CORP CL A COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 80 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions         54,300.00      -979,597.37
                                                                   Dispositions        -18,100.00                        376,873.80
C62913F201     NII HLDGS INC COM NEW CL B NEW
                                                                   Acquisitions          8,100.00      -458,241.60
                                                                   Dispositions           -700.00                         37,128.34
C654106103     NIKE INC CL B CL B
                                                                   Acquisitions         22,700.00    -2,005,796.38
                                                                   Dispositions         -6,500.00                        530,474.29
C654798503     NITROMED INC COM
                                                                   Acquisitions          5,050.00       -59,985.95
                                                                   Dispositions        -11,050.00                         42,609.11
C656568508     NORTEL NETWORKS CORP NEW COM NEW STK
                                                                   Acquisitions          7,350.00      -155,751.44
                                                                   Free Delivery        -4,150.00
                                                                   Free Receipt          4,150.00
C665859104     NORTHERN TRUST CORP COM
                                                                   Acquisitions          3,600.00      -196,669.05
                                                                   Dispositions        -31,800.00                      1,818,157.75
C666807102     NORTHROP GRUMMAN CORP COM
                                                                   Acquisitions         20,000.00    -1,327,426.95
                                                                   Dispositions           -400.00                         27,196.36
                                                                   Free Delivery        -5,400.00
                                                                   Free Receipt          5,400.00
C67066G104     NVIDIA CORP COM
                                                                   Acquisitions         14,150.00      -654,067.92
                                                                   Dispositions         -4,500.00                         98,439.87
C649295102     NY & CO INC COM STK
                                                                   Acquisitions         11,000.00      -194,622.28
                                                                   Dispositions        -11,000.00                        156,518.57
C62948N104     NYMEX HLDGS INC COM STK
                                                                   Acquisitions            252.00       -14,868.00
                                                                   Dispositions           -252.00                         34,471.99
C62949W103     NYSE GROUP INC COM STK
                                                                   Acquisitions         29,600.00    -1,938,764.34
                                                                   Dispositions         -8,700.00                        878,581.56
C674599105     OCCIDENTAL PETE CORP COM
                                                                   Acquisitions            850.00       -77,601.51
                                                                   Dispositions         -1,700.00                        114,488.91

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 81 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C679580100     OLD DOMINION FGHT LINE INC COM
                                                                   Acquisitions          7,370.00      -200,078.29
                                                                   Dispositions         -7,270.00                        223,845.30
C68273G101     ONLINE RES CORP COM
                                                                   Acquisitions          8,900.00       -94,704.01
                                                                   Dispositions         -8,900.00                         92,245.65
C68389X105     ORACLE CORP COM
                                                                   Acquisitions         60,100.00    -1,091,563.08
                                                                   Dispositions        -33,300.00                        416,017.42
CG67743107     ORIENT-EXPRESS HOTELS COM
                                                                   Acquisitions          2,100.00       -73,727.26
                                                                   Dispositions         -5,450.00                        188,722.83
C701645103     PARLUX FRAGRANCES INC COM
                                                                   Acquisitions            750.00       -22,890.00
                                                                   Dispositions         -7,450.00                        226,863.85
C708160106     PENNEY J.C CO INC COM
                                                                   Acquisitions          9,100.00      -609,741.32
                                                                   Dispositions         -1,450.00                        108,947.47
C713448108     PEPSICO INC COM
                                                                   Acquisitions         10,100.00      -603,328.09
                                                                   Dispositions        -13,900.00                        820,806.67
                                                                   Free Delivery        -3,500.00
                                                                   Free Receipt          3,500.00
C71644E102     PETRO-CDA COM PETRO-CANADA
                                                                   Acquisitions          2,500.00      -103,577.77
                                                                   Dispositions         -1,900.00                         88,888.96
C717081103     PFIZER INC COM STK $.11 1/9 PAR
                                                                   Acquisitions         55,500.00    -1,361,751.35
                                                                   Dispositions     -2,475,083.00                     58,747,523.77
                                                                   Free Delivery       -67,640.00
                                                                   Free Receipt         60,620.00
C724479100     PITNEY BOWES INC COM
                                                                   Acquisitions          3,800.00      -156,517.82
                                                                   Dispositions         -9,800.00                        415,131.90
C69344F106     PMC SIERRA INC COM
                                                                   Acquisitions         14,590.00      -111,069.41
                                                                   Dispositions         -2,690.00                         27,308.35
C693506107     PPG IND INC COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 82 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions          4,400.00      -259,134.04
                                                                   Free Delivery        -4,400.00
                                                                   Free Receipt          4,400.00
C741113104     PRESSTEK INC COM
                                                                   Acquisitions         19,000.00      -225,708.28
                                                                   Dispositions        -19,000.00                        116,846.39
C742718109     PROCTER & GAMBLE CO COM
                                                                   Acquisitions         33,950.00    -1,974,688.57
                                                                   Dispositions        -36,790.00                      2,157,409.06
                                                                   Free Delivery        -3,300.00
                                                                   Free Receipt          3,300.00
C74332S102     PROGRESSIVE GAMING INTL CORP COM STK
                                                                   Dispositions        -12,300.00                         83,844.87
                                                                   Free Receipt         12,300.00
C744320102     PRUDENTIAL FINL INC COM
                                                                   Acquisitions            900.00       -68,392.37
                                                                   Dispositions        -15,000.00                      1,138,720.67
                                                                   Free Delivery          -500.00
                                                                   Free Receipt            500.00
C69366A100     PSS WORLD MED INC COM
                                                                   Acquisitions         10,000.00      -165,510.55
                                                                   Dispositions           -800.00                         15,002.53
C74439H108     PSYCHIATRIC SOLUTIONS INC COM
                                                                   Acquisitions          1,040.00       -32,829.16
                                                                   Dispositions         -1,570.00                         65,175.35
C744573106     PUB SERVICE ENTERPRISE GROUP INC COM
                                                                   Acquisitions          2,700.00      -178,805.12
                                                                   Dispositions        -12,200.00                        756,666.95
C745867101     PULTE HOMES INC COM
                                                                   Acquisitions         20,100.00      -684,939.69
                                                                   Dispositions         -3,300.00                        103,945.81
C747525103     QUALCOMM INC COM
                                                                   Acquisitions         45,600.00    -1,995,350.44
                                                                   Dispositions        -36,100.00                      1,429,985.90
C750077109     RACKABLE SYS INC COM
                                                                   Acquisitions          7,820.00      -280,743.28
                                                                   Dispositions           -820.00                         28,046.49
C755111507     RAYTHEON CO COM NEW COM NEW

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 83 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions          1,100.00       -44,834.13
                                                                   Dispositions         -9,200.00                        454,277.05
C75605E100     REALOGY CORP COM STK
                                                                   Acquisitions          6,600.00      -172,472.72
                                                                   Dispositions         -1,500.00                         31,673.02
                                                                   Free Receipt         14,325.00
C75689M101     RED ROBIN GOURMET BURGERS INC COM
                                                                   Acquisitions          6,500.00      -274,166.20
                                                                   Dispositions         -6,500.00                        221,163.36
C7591EP100     REGIONS FINL CORP NEW COM
                                                                   Acquisitions          8,800.00      -294,567.68
                                                                   Dispositions         -8,800.00                        317,468.28
                                                                   Free Delivery        -8,800.00
                                                                   Free Receipt          8,800.00
C761152107     RESMED INC COM
                                                                   Acquisitions            550.00       -24,788.50
                                                                   Dispositions         -6,840.00                        311,019.73
C76657R106     RIGHTNOW TECHNOLOGIES INC COM
                                                                   Acquisitions          5,900.00      -109,635.57
                                                                   Dispositions         -9,150.00                        154,844.61
C768573107     RIVERBED TECHNOLOGY INC COM
                                                                   Acquisitions          5,600.00       -54,600.00
                                                                   Dispositions         -5,600.00                         90,693.13
C774341101     ROCKWELL COLLINS INC COM
                                                                   Acquisitions         24,700.00    -1,423,555.41
                                                                   Dispositions        -17,900.00                        951,144.28
C779382100     ROWAN COMPANIES INC COM
                                                                   Acquisitions          4,700.00      -203,422.58
                                                                   Dispositions         -1,700.00                         55,696.06
                                                                   Free Delivery        -4,700.00
                                                                   Free Receipt          4,700.00
C74973W107     RTI INTL METALS INC COM
                                                                   Acquisitions          4,410.00      -182,641.49
                                                                   Dispositions         -4,410.00                        240,124.48
C783332109     RUTHS CHRIS STEAK HSE INC COM STK
                                                                   Acquisitions          2,370.00       -50,428.62
                                                                   Dispositions           -170.00                          3,433.19
C786514208     SAFEWAY INC COM NEW

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 84 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions         17,400.00      -424,731.12
                                                                   Dispositions        -12,700.00                        369,146.69
                                                                   Free Delivery        -8,700.00
                                                                   Free Receipt          8,700.00
C78390X101     SAIC INC COM STK USD0.0001
                                                                   Acquisitions          9,500.00      -142,500.00
                                                                   Dispositions         -9,500.00                        171,887.48
C80004C101     SANDISK CORP COM
                                                                   Acquisitions          2,650.00      -158,788.27
                                                                   Dispositions        -11,700.00                        493,911.54
C803111103     SARA LEE CORP COM
                                                                   Acquisitions         20,200.00      -344,053.11
                                                                   Dispositions        -22,000.00                        368,234.83
C806605101     SCHERING-PLOUGH CORP COM
                                                                   Acquisitions         56,900.00    -1,140,160.98
                                                                   Dispositions        -42,400.00                        835,180.74
C806857108     SCHLUMBERGER LTD COM STK
                                                                   Acquisitions         39,400.00    -2,970,718.95
                                                                   Dispositions        -19,500.00                      1,403,743.39
C808513105     SCHWAB CHARLES CORP COM NEW
                                                                   Acquisitions         65,400.00    -1,198,622.44
                                                                   Dispositions        -54,100.00                        858,864.06
C82568P304     SHUTTERFLY INC COM
                                                                   Acquisitions          2,600.00       -39,000.00
                                                                   Dispositions         -2,600.00                         40,999.43
C832727101     SMURFIT-STONE CONTAINER CORP COM
                                                                   Acquisitions          9,300.00      -125,279.37
                                                                   Free Delivery        -9,300.00
                                                                   Free Receipt          9,300.00
C834376105     SOLUTIA INC COM STK
                                                                   Dispositions        -41,052.00                         17,583.71
                                                                   Free Delivery       -13,444.00
                                                                   Free Receipt          6,722.00
C835495102     SONOCO PROD CO COM
                                                                   Acquisitions          5,000.00      -164,090.00
                                                                   Free Delivery        -5,000.00
                                                                   Free Receipt          5,000.00
C848574109     SPIRIT AEROSYSTEMS HLDGS INC CL A

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 85 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions         24,300.00      -689,152.40
                                                                   Dispositions         -1,700.00                         47,904.51
C852061100     SPRINT NEXTEL CORP
                                                                   Acquisitions        125,000.00    -2,498,662.00
                                                                   Dispositions        -22,195.00                        513,032.57
                                                                   Free Delivery       -22,800.00
                                                                   Free Receipt         22,800.00
C784635104     SPX CORP COM
                                                                   Acquisitions          3,300.00      -158,526.39
                                                                   Free Delivery        -3,300.00
                                                                   Free Receipt          3,300.00
C790148100     ST JOE CO COM
                                                                   Acquisitions          7,400.00      -411,083.05
                                                                   Dispositions           -600.00                         31,418.25
C790849103     ST JUDE MED INC COM
                                                                   Acquisitions         22,150.00      -949,209.87
                                                                   Dispositions        -43,990.00                      1,630,962.89
C792860108     ST PAUL TRAVELERS CORP
                                                                   Acquisitions         25,800.00    -1,181,141.53
                                                                   Dispositions        -10,600.00                        478,618.83
                                                                   Free Delivery        -8,500.00
                                                                   Free Receipt          8,500.00
C855244109     STARBUCKS CORP COM
                                                                   Acquisitions         17,600.00      -629,866.88
                                                                   Dispositions        -36,900.00                      1,352,858.25
C85590A401     STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK
                                                                   Acquisitions         31,750.00    -1,872,803.17
                                                                   Dispositions         -3,700.00                        218,583.11
                                                                   Free Receipt         12,250.00
C853626109     STD MICROSYSTEMS CORP COM
                                                                   Acquisitions          4,150.00      -113,911.38
                                                                   Dispositions        -10,400.00                        261,375.21
C863667101     STRYKER CORP COMMON COMMON
                                                                   Acquisitions         21,100.00    -1,012,251.03
                                                                   Dispositions        -21,100.00                      1,007,126.22
C866810104     SUN MICROSYSTEMS INC COM STK $.00067 PAR
                                                                   Acquisitions         20,000.00       -88,300.00
                                                                   Dispositions       -147,700.00                        742,183.80

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 86 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C867914103     SUN TR BANKS INC COM
                                                                   Acquisitions          5,000.00      -352,963.00
                                                                   Free Delivery        -5,000.00
                                                                   Free Receipt          5,000.00
C867229106     SUNCOR INC COM STK NPV
                                                                   Acquisitions            700.00       -47,638.54
                                                                   Dispositions         -1,900.00                        145,274.35
C867892101     SUNSTONE HOTEL INVS INC NEW COM
                                                                   Acquisitions          8,500.00      -243,469.32
                                                                   Dispositions         -1,500.00                         40,707.44
C868536103     SUPER VALU INC COM
                                                                   Acquisitions          5,200.00      -162,541.08
                                                                   Dispositions         -5,236.00                        145,003.78
                                                                   Free Delivery        -5,200.00
                                                                   Free Receipt          5,236.00
C868157108     SUPERIOR ENERGY SVCS INC COM
                                                                   Acquisitions          9,300.00      -247,177.25
                                                                   Dispositions           -800.00                         23,999.26
C86837X105     SUPERIOR WELL SVCS INC COM STK
                                                                   Acquisitions          3,050.00       -58,622.33
                                                                   Dispositions         -4,550.00                        155,776.20
C868532102     SUPERTEX INC COM
                                                                   Acquisitions          2,250.00       -72,789.60
                                                                   Dispositions         -7,750.00                        289,936.79
C78503N107     SWS GROUP INC COM
                                                                   Acquisitions          6,900.00      -182,671.57
                                                                   Dispositions         -6,900.00                        188,730.96
C871507109     SYMBION INC DEL COM
                                                                   Acquisitions          2,800.00       -53,502.84
                                                                   Dispositions         -9,800.00                        192,245.27
C87612E106     TARGET CORP COM
                                                                   Acquisitions         18,700.00    -1,055,608.47
                                                                   Dispositions        -48,400.00                      2,394,973.26
C878237106     TECH DATA CORP COM
                                                                   Acquisitions          2,800.00      -116,254.88
                                                                   Free Delivery        -2,800.00
                                                                   Free Receipt          2,800.00
C879664100     TELLABS INC COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 87 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions         18,200.00      -242,242.00
                                                                   Dispositions        -11,200.00                        125,096.79
                                                                   Free Delivery       -18,200.00
                                                                   Free Receipt         18,200.00
C88033G100     TENET HEALTHCARE CORP COM
                                                                   Acquisitions         45,300.00      -330,960.24
                                                                   Dispositions         -5,100.00                         42,566.86
C882508104     TEXAS INSTRS INC COM
                                                                   Acquisitions          6,200.00      -190,985.55
                                                                   Dispositions        -58,300.00                      1,853,291.02
C883203101     TEXTRON INC COM
                                                                   Acquisitions          8,500.00      -770,804.25
                                                                   Dispositions         -6,600.00                        594,553.25
                                                                   Free Delivery        -2,900.00
                                                                   Free Receipt          2,900.00
C88338T104     THERAVANCE INC COM STK
                                                                   Acquisitions          4,750.00      -137,344.64
                                                                   Dispositions         -4,750.00                        145,434.82
C883556102     THERMO FISHER CORP
                                                                   Acquisitions          9,000.00      -280,838.00
                                                                   Dispositions         -5,000.00                        180,594.45
C884481102     THOMAS WEISEL PARTNERS GROUP INC COM
                                                                   Acquisitions          7,600.00      -122,942.59
                                                                   Dispositions         -7,600.00                        159,234.95
C887317105     TIME WARNER INC NEW COM
                                                                   Acquisitions        124,400.00    -2,381,616.69
                                                                   Free Delivery       -38,000.00
                                                                   Free Receipt         38,000.00
C891027104     TORCHMARK CORP COM
                                                                   Acquisitions          4,200.00      -234,463.83
                                                                   Free Delivery        -4,200.00
                                                                   Free Receipt          4,200.00
C892356106     TRACTOR SUP CO COM
                                                                   Acquisitions          3,100.00      -158,916.80
                                                                   Dispositions         -7,180.00                        354,398.16
C893416107     TRANSACTION SYS ARCHITECTS INC COM
                                                                   Acquisitions         12,500.00      -418,898.54
                                                                   Dispositions         -2,050.00                         67,761.39

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 88 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
CG90078109     TRANSOCEAN INC
                                                                   Acquisitions          8,150.00      -662,320.94
                                                                   Dispositions        -10,750.00                        847,969.40
C895919108     TRIDENT MICROSYSTEMS INC COM
                                                                   Acquisitions          8,200.00      -187,216.30
                                                                   Dispositions         -7,200.00                        175,225.02
C902124106     TYCO INTL LTD NEW COM
                                                                   Acquisitions        103,200.00    -2,678,867.56
                                                                   Dispositions         -5,600.00                        151,826.13
CH89231338     UBS AG SHS COM
                                                                   Acquisitions          4,600.00      -238,785.20
                                                                   Dispositions        -45,000.00                      2,722,895.84
                                                                   Free Receipt         54,400.00
C90385D107     ULTIMATE SOFTWARE GROUP INC COM
                                                                   Acquisitions         10,100.00      -213,873.04
                                                                   Dispositions        -11,100.00                        243,002.59
C907818108     UNION PAC CORP COM
                                                                   Acquisitions          2,000.00      -160,552.40
                                                                   Dispositions         -4,000.00                        357,673.00
C908906100     UNIONBANCAL CORP DE COM STK
                                                                   Acquisitions          1,700.00      -104,807.27
                                                                   Dispositions           -100.00                          6,126.11
C90984P105     UNITED CMNTY BKS INC BLAIRSVILLE GA
               CDT-CAP STK CDT-CAP STK
                                                                   Acquisitions          4,820.00      -136,463.52
                                                                   Dispositions         -1,320.00                         40,499.80
C911163103     UNITED NAT FOODS INC COM
                                                                   Acquisitions          4,500.00      -136,748.35
                                                                   Dispositions         -8,180.00                        282,268.34
C911312106     UNITED PARCEL SVC INC CL B
                                                                   Acquisitions         14,000.00    -1,147,737.80
                                                                   Dispositions        -14,000.00                        973,440.66
C913017109     UNITED TECHNOLOGIES CORP COM
                                                                   Acquisitions         21,000.00    -1,317,041.40
                                                                   Dispositions        -29,725.00                      1,832,256.85
C91324P102     UNITEDHEALTH GROUP INC CO
                                                                   Acquisitions         46,950.00    -2,498,713.39
                                                                   Dispositions        -73,400.00                      3,408,058.06
C91529Y106     UNUMPROVIDENT CORP COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 89 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions         46,400.00      -914,433.17
                                                                   Free Delivery       -11,500.00
                                                                   Free Receipt         11,500.00
C913431102     UNVL COMPRESSION HLDGS INC COM STK
                                                                   Acquisitions          4,050.00      -188,297.49
                                                                   Dispositions         -1,670.00                         88,943.60
C917047102     URBAN OUTFITTERS INC COM
                                                                   Acquisitions          8,700.00      -226,640.82
                                                                   Dispositions         -8,700.00                        194,262.41
C902973304     US BANCORP
                                                                   Acquisitions          7,900.00      -234,476.74
                                                                   Free Delivery        -7,900.00
                                                                   Free Receipt          7,900.00
CG87210103     UTI WORLDWIDE INC ORD NPV
                                                                   Acquisitions          5,310.00      -134,065.70
                                                                   Dispositions         -5,820.00                        169,734.78
C91913Y100     VALERO ENERGY CORP COM STK NEW
                                                                   Acquisitions          6,800.00      -384,189.49
                                                                   Dispositions        -21,300.00                      1,387,614.23
C92046N102     VALUECLICK INC COM STK ISIN#US92046N1028
                                                                   Acquisitions          8,700.00      -154,429.26
                                                                   Dispositions         -2,900.00                         68,805.31
C922207105     VARIAN SEMICONDUCTOR EQUIPTMENT ASSOCS INC COM
                                                                   Acquisitions          3,400.00       -95,336.00
                                                                   Dispositions         -3,380.00                        133,135.48
C92230Y104     VASCO DATA SEC INTL INC COM
                                                                   Acquisitions          8,220.00       -68,867.98
                                                                   Dispositions        -24,220.00                        202,712.49
C92336G106     VERASUN ENERGY CORP COM
                                                                   Acquisitions          2,000.00       -46,000.00
                                                                   Dispositions         -2,000.00                         57,474.63
CY93691106     VERIGY LTD ORD SHS
                                                                   Acquisitions          8,100.00      -129,532.08
                                                                   Dispositions         -9,532.00                        168,515.22
                                                                   Free Receipt          1,432.00
C92343V104     VERIZON COMMUNICATIONS COM
                                                                   Acquisitions         24,300.00      -771,809.31
                                                                   Free Delivery       -24,300.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 90 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Free Receipt         24,300.00
C92553P201     VIACOM INC NEW CL B
                                                                   Dispositions        -12,500.00                        513,100.60
                                                                   Free Delivery        -6,000.00
                                                                   Free Receipt         21,300.00
C92553Q209     VIASYS HEALTHCARE INC COM NEW
                                                                   Acquisitions          5,730.00      -155,476.23
                                                                   Dispositions            -80.00                          2,221.53
C936258102     WA#REORG/WARRIOR ENERGY SVCS CORP CASH &STK MGR
               TO 2023114 EFF DATE 12-12-06
                                                                   Acquisitions          9,000.00      -249,923.40
                                                                   Dispositions         -9,000.00                        183,893.02
C929903102     WACHOVIA CORP NEW COM
                                                                   Acquisitions         12,000.00      -646,899.12
                                                                   Dispositions         -5,700.51                        309,744.79
                                                                   Free Delivery       -13,300.00
                                                                   Free Receipt         42,833.10
C930059100     WADDELL & REED FINL INC CL A COM
                                                                   Acquisitions          4,200.00       -95,392.08
                                                                   Free Delivery        -4,200.00
                                                                   Free Receipt          4,200.00
C931142103     WAL-MART STORES INC COM
                                                                   Acquisitions         77,700.00    -3,725,108.13
                                                                   Dispositions        -51,100.00                      2,359,353.70
C931422109     WALGREEN CO COM
                                                                   Acquisitions         12,900.00      -580,982.10
                                                                   Dispositions        -44,700.00                      1,987,025.50
C94106L109     WASTE MGMT INC DEL COM STK
                                                                   Acquisitions          2,700.00       -89,079.14
                                                                   Dispositions         -1,200.00                         41,741.03
C947684106     WEBSENSE INC COM STK ISIN# US9476841062
                                                                   Acquisitions          4,040.00      -264,488.17
                                                                   Dispositions         -7,180.00                        212,842.78
C947685103     WEBSIDESTORY INC COM
                                                                   Acquisitions          4,600.00       -62,328.71
                                                                   Dispositions        -12,600.00                        168,363.63
C94973V107     WELLPOINT INC COM
                                                                   Acquisitions         64,000.00    -4,668,124.99
                                                                   Dispositions         -8,100.00                        599,224.14

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 91 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C949746101     WELLS FARGO & CO NEW COM STK
                                                                   Acquisitions          7,700.00      -473,922.50
                                                                   Dispositions         -2,000.00                        141,299.46
                                                                   Free Delivery        -6,200.00
                                                                   Free Receipt          6,200.00
C959319104     WESTN REFNG INC COM
                                                                   Acquisitions            830.00       -14,110.00
                                                                   Dispositions           -830.00                         15,570.32
C962166104     WEYERHAEUSER CO COM
                                                                   Acquisitions          2,700.00      -163,112.54
                                                                   Dispositions           -600.00                         36,270.76
C966837106     WHOLE FOODS MKT INC COM
                                                                   Acquisitions          5,900.00      -384,794.99
                                                                   Dispositions        -13,400.00                        733,532.18
C969904101     WILLIAMS SONOMA INC COM
                                                                   Acquisitions          2,400.00       -85,358.94
                                                                   Dispositions         -8,100.00                        264,074.56
C97381W104     WINDSTREAM CORP COM STK
                                                                   Dispositions         -3,308.00                         39,607.11
                                                                   Free Receipt          3,308.00
C97650W108     WINTRUST FINL CORP COM
                                                                   Acquisitions            400.00       -21,856.00
                                                                   Dispositions         -4,330.00                        226,070.95
C977424100     WITNESS SYS INC COM
                                                                   Acquisitions          3,700.00       -87,071.44
                                                                   Dispositions           -200.00                          3,841.88
C981475106     WORLD FUEL SERVICE COM STK USD0.01
                                                                   Acquisitions          2,460.00      -103,122.63
                                                                   Dispositions         -2,430.00                        114,717.41
C983024100     WYETH COM
                                                                   Acquisitions         12,800.00      -624,888.46
                                                                   Dispositions        -33,400.00                      1,548,322.99
CG98255105     XL CAP LTD SHS A
                                                                   Acquisitions          9,200.00      -611,392.88
                                                                   Dispositions           -200.00                         13,444.18
                                                                   Free Delivery        -2,900.00
                                                                   Free Receipt          2,900.00
C984332106     YAHOO INC COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 06 - 31 DEC 06                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 92 of 120

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID       Security Description                                Transaction         Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquisitions        100,700.00    -3,118,911.76
                                                                   Dispositions       -225,800.00                      6,110,824.94
C988498101     YUM BRANDS INC COM
                                                                   Acquisitions          2,800.00      -141,109.12
                                                                   Dispositions         -2,200.00                        118,869.37
C989390109     ZENITH NATL INS CORP COM
                                                                   Acquisitions            950.00       -50,042.20
                                                                   Dispositions         -3,505.00                        147,676.16
C989701107     ZIONS BANCORP COM
                                                                   Acquisitions         12,150.00      -989,729.60
                                                                   Dispositions           -200.00                         15,848.00
C88579Y101     3M CO COM
                                                                   Acquisitions          7,900.00      -665,375.87
                                                                   Dispositions         -7,900.00                        625,069.78
C316773100     5TH 3RD BANCORP COM
                                                                   Acquisitions          8,000.00      -300,000.00
                                                                   Free Delivery        -8,000.00
                                                                   Free Receipt          8,000.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 3
--------------------------------------------------------------------------------












                   Form 5500, Schedule H, Part IV, Line 4j -
   Schedule of Reportable Transactions for the Plan Year Ended Dec. 31, 2006

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
1 JAN 06 - 31 DEC 06                          ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 48 of 120

o     5% Report - Part A

Single Transaction in Excess of 5%
--------------------------------------------------------------------------------

Security Description                             Purchase                Lease    Expenses          Current Value on
   / Asset ID          Shares/Par Value   Date     Price    Sale Price   Rental   Incurred   Cost   Transaction Date   Net Gain/Loss
------------------------------------------------------------------------------------------------------------------------------------

                      THERE ARE NO REPORTABLE TRANSACTIONS

NOTE: TRANSACTIONS ARE BASED ON THE 2005-12-31 VALUE (INCLUDING ACCRUALS) OF 2,806,171,769.31

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
1 JAN 06 - 31 DEC 06                          ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 49 of 120

o     5% Report - Part B

Series of Non-Security Transactions with Same Party in Excess of 5%
--------------------------------------------------------------------------------

Security Description                             Purchase                Lease    Expenses          Current Value on
   / Asset ID          Shares/Par Value   Date     Price    Sale Price   Rental   Incurred   Cost   Transaction Date   Net Gain/Loss
------------------------------------------------------------------------------------------------------------------------------------

                     THERE ARE NO REPORTABLE TRANSACTIONS

NOTE: TRANSACTIONS ARE BASED ON THE 2005-12-31 VALUE (INCLUDING ACCRUALS) OF 2,806,171,769.31

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
1 JAN 06 - 31 DEC 06                          ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 50 of 120


o     5% Report - Part C Summary

Series of Transactions by Issue in Excess of 5%
--------------------------------------------------------------------------------

                                                                                                                          Current
Security Description                          Number of      Transaction Aggregate     Lease Expenses                Value of Asset
   / Asset ID                              Transactions Purchase Price     Sale Price Rental Incurred  Cost of Asset on Transaction
-----------------------------------------------------------------------------------------------------------------------------------
COLTV STIF CUSIP:
195997KR1                  Total purchases        1,502 463,708,878.85           0.00            0.00 463,708,878.85 463,708.878.85

                               Total sales        1,662           0.00 473,035,029.64            0.00 473,035,029.64 473,035.029.64
MFO FFTW FDS INC U S
SHORT-TERM PORTFOLIO
ADV CL CUSIP: 30242R105    Total purchases           95  78,757,113.42           0.00            0.00  78,757,113.42  78,757.113.42

                               Total sales          153           0.00  73,552,500.00            0.00  73,545,607.47  73,552.500.00

NOTE: TRANSACTIONS ARE BASED ON THE 2005-12-31 VALUE (INCLUDING ACCRUALS) OF 2,806,171,769.31

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
1 JAN 06 - 31 DEC 06                          ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                                  Page 51 of 120


o     5% Report - Part D

Series of Transactions with Same Party in Excess of 5%
--------------------------------------------------------------------------------

Security Description                             Purchase                 Lease   Expenses          Current Value on
   / Asset ID          Shares/Par Value   Date     Price    Sale Price   Rental   Incurred   Cost   Transaction Date   Net Gain/Loss
------------------------------------------------------------------------------------------------------------------------------------

                     THERE ARE NO REPORTABLE TRANSACTIONS

NOTE: TRANSACTIONS ARE BASED ON THE 2005-12-31 VALUE (INCLUDING ACCRUALS) OF 2,806,171,769.31

NORTHERN TRUST       Generated by Northern Trust from periodic data on 20 Feb 07

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                MONSANTO SAVINGS AND INVESTMENT PLAN


                              By:
                              /s/ WILMA K. SCHOPP
                              --------------------------------------------------
                              Wilma K. Schopp, Chairperson of the
                              Monsanto Company Employee Benefits Plan Committee, Administrator of the Plan

June 14, 2007

                                 EXHIBIT INDEX


Exhibit
Number            Description
------            -----------

  23              Consent of Independent Registered Public Accounting Firm